Filed pursuant to Rule 424(b)(4)
Registration Statement No. 333-157455

PROSPECTUS	10,000,000 Shares
Government Properties Income Trust Common Shares of Beneficial Interest

       We are a newly organized real estate company formed to invest in properties that are majority leased to government tenants. We own 29 properties, located in 14 states and the District of Columbia, containing approximately 3.3 million rentable square feet, of which approximately 95% is leased to the U.S. Government and several states.

       This is our initial public offering. We are offering 10,000,000 of our common shares of beneficial interest, $0.01 par value per share, or Shares. We will use the net proceeds from this offering to repay a substantial portion of our outstanding debt.

       The initial public offering price is $20.00 per Share. Prior to this offering, there has been no public market for our Shares. Our Shares have been approved for listing on the New York Stock Exchange, or NYSE, under the symbol "GOV."

       We are organized as a Maryland real estate investment trust and intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2009. Subject to certain exceptions described herein, upon completion of this offering, our Declaration of Trust will provide that no person may own, or be deemed to own, more than 9.8% of the number or value of shares of any class or series of our outstanding shares of beneficial interest, including our Shares.

       Investing in our Shares involves significant risks. You should read the section entitled "Risk Factors" beginning on page 10 of this prospectus for a discussion of certain risks that you should consider before investing in our Shares.

	Per Share	Total
Public offering price	$20.00	$200,000,000
Underwriting discount	$1.25	$12,500,000
Proceeds, before expenses, to us	$18.75	$187,500,000

       The underwriters may also purchase up to an additional 1,500,000 Shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over allotments.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       The Shares will be ready for delivery on or about June 8, 2009.

Joint Book-Running Managers

Merrill Lynch & Co.        Wachovia Securities        Morgan Stanley

Joint Lead Managers

Citi    Morgan Keegan & Company, Inc.    RBC Capital Markets    UBS Investment Bank

The date of this prospectus is June 2, 2009.

Federal Bureau of Investigation
Five story office building
Built in 1997
Rentable square feet: approximately 97,000
Occupancy: 100%
Phoenix, Arizona

Food and Drug Administration
Six story office building
Built in 1986
Rentable square feet: approximately 188,000
Occupancy: 100%
Rockville, Maryland

Immigration & Customs Enforcement
Department of Justice
Eight story office building
Substantially renovated in 2002
Rentable square feet: approximately 340,000
Occupancy: 100%
Washington, D.C.

Drug Enforcement Administration
Three story office building
Built in 1996
Rentable square feet: approximately 148,000
Occupancy: 100%
San Diego, California

              You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

              Unless the content otherwise requires, references in this prospectus to "we," "us" or "our" mean Government Properties Income Trust and our consolidated subsidiaries, and references in this prospectus to "HRPT" means HRPT Properties Trust and its consolidated subsidiaries other than us. References in this prospectus to our "Declaration of Trust" and our "Bylaws" refer to our Amended and Restated Declaration of Trust and Amended and Restated Bylaws, respectively, that will be in effect upon completion of this offering.

              References in this prospectus to a "government tenant" mean a tenant that is, or is majority controlled by (whether through equity ownership or voting control), a nation or government, a state or other political subdivision thereof, any federal, state, local or foreign entity or organization exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, and any tribunal. References in this prospectus to properties that are "majority leased to government tenants" mean properties where 50% or more of the rentable square feet of such property is then leased to one or more government tenants.

PROSPECTUS SUMMARY

              This summary does not contain all of the information that you should consider before investing in our Shares. You should read the entire prospectus carefully before making an investment decision, especially the risks discussed under "Risk Factors." Unless otherwise stated, the information in this prospectus assumes that 10,000,000 Shares are sold at the initial public offering price of $20.00 per Share and that the over allotment option granted to the underwriters is not exercised.

Our Company

              We are a newly organized real estate company formed to invest in properties that are majority leased to government tenants. We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2009. We own 29 properties, 25 of which are leased primarily to the U.S. Government and four of which are leased to the States of California, Maryland, Minnesota and South Carolina, respectively. Our properties contain approximately 3.3 million rentable square feet and are located in 14 states and the District of Columbia. Most of our properties have been continuously occupied by government tenants since the properties were first acquired, developed or redeveloped.

              The following chart and table depict the geographic and tenant diversity of our properties based on pro forma rental income for the twelve months ended March 31, 2009:

Geographic Diversity

D.C., MD and VA, or the DC metro area,
comprise approximately 35%

Tenant Diversity
Tenant	Rentable Square Feet as of March 31, 2009		Pro Forma Rental Income for the twelve months ended March 31, 2009 (unaudited)
		(percent of total)	(in thousands)	(percent of total)
U.S. Government:
Centers for Disease Control	481,266	(15%)	$10,127	(13%)
Department of Justice	228,761	(7%)	9,054	(12%)
Internal Revenue Service	531,976	(16%)	8,856	(12%)
Immigration and Customs Enforcement	235,311	(7%)	8,408	(11%)
Federal Bureau of Investigation	191,417	(6%)	5,598	(7%)
Food and Drug Administration	100,522	(3%)	3,482	(5%)
Department of Energy	206,328	(6%)	3,431	(5%)
Bureau of Reclamation	142,112	(4%)	3,341	(4%)
Defense Information Systems Agency	163,407	(5%)	3,318	(4%)
Drug Enforcement Administration	147,955	(4%)	3,137	(4%)
Veterans' Affairs	174,600	(5%)	2,301	(3%)
Department of the Interior	70,884	(2%)	1,863	(2%)
Financial Management Service	87,993	(3%)	1,560	(2%)
Environmental Protection Agency	43,232	(1%)	1,517	(2%)
Bureau of Land Management	122,647	(4%)	1,481	(2%)
Bureau of Alcohol, Tobacco and Firearms	—	(0%)	683	(1%)

Subtotals	2,928,411	(88%)	68,157	(89%)
States:
Maryland	84,674	(3%)	1,234	(2%)
South Carolina	71,580	(2%)	1,069	(2%)
Minnesota	61,426	(2%)	1,025	(1%)
California	43,918	(1%)	1,022	(1%)

Subtotals	261,598	(8%)	4,350	(6%)
Non-government tenants:	89,026	(3%)	3,504	(5%)
Available for Lease	24,805	(1%)	—	—

Totals	3,303,840	(100%)	$76,011	(100%)

              Federal, state and local governments are among the largest users of leased real estate in the United States. We believe that the expected increase in government regulation resulting from the current economic crisis will increase the U.S. Government's demand for leased office space. Similarly, we believe that budgetary pressures may cause an increased demand for leased space, as opposed to government owned space, among government tenants generally. Our business plan is to maintain our properties, seek to renew our leases as they expire, selectively acquire additional properties that are majority leased to government tenants and pay distributions to our shareholders.

Distributions

              We expect that our initial quarterly distribution will be $0.40 per Share ($1.60 on an annualized basis). We currently intend to maintain our initial distribution rate for at least twelve months following completion of this offering. However, the timing and amount of any distributions will be at the discretion of our board of trustees and will be dependent upon various factors that our board of trustees deems relevant, including our results of operations, our financial condition, our capital requirements, our funds from operations, our cash available for distribution, restrictive covenants in our financial or other contractual arrangements, economic conditions and restrictions under Maryland law. For additional details, see "Distribution Policy."

Our History and Management

              We were organized under Maryland law on February 17, 2009 as a wholly owned subsidiary of HRPT Properties Trust, or HRPT. HRPT is a NYSE listed REIT that owns office and industrial properties with a historical cost of over $6 billion. We were organized to concentrate the ownership of certain HRPT properties that are majority leased to government tenants and to expand such investments. After completion of this offering, HRPT will continue to own 9,950,000 Shares, or 49.9%, of our outstanding Shares. We expect that over time, HRPT's percentage ownership of our Shares will decrease.

              We do not have any employees. Instead, we are managed by Reit Management & Research LLC, or RMR, and the services typically provided by employees and most of our other required general and administrative services are provided to us by RMR. RMR, which began operations in 1986, manages one of the largest combinations of publicly owned real estate in the United States, including at March 31, 2009 over 1,300 commercial properties located in 45 states, the District of Columbia, Puerto Rico and Canada, costing over $16 billion. RMR has approximately 570 full time employees in its Boston area headquarters and in regional offices throughout the United States, including an office in Washington, D.C. which is focused on leasing to government tenants. RMR began advising and managing businesses that invest in properties leased to government tenants in 1997. RMR has extensive experience in dealing with the General Services Administration, or the GSA, and government leasing requirements. The GSA administers most of the non-military real estate requirements of the U.S. Government. RMR also manages HRPT, two other NYSE listed REITs and two publicly owned real estate based operating companies. RMR is owned by Barry Portnoy and Adam Portnoy who are our Managing Trustees. Adam Portnoy is also our President. See "Manager."

Our Address

              Our principal executive offices are located at 400 Centre Street, Newton, Massachusetts 02458 and our telephone number is (617) 219-1440.

Investment Highlights

  •
  Strong Credit Quality Tenants.  Approximately 89% of our pro forma rental income for the twelve months ended March 31, 2009 was paid by the U.S. Government. An additional 6% of our pro forma rental income in these twelve months was paid by the States of California, Maryland, Minnesota and South Carolina. Our future investments will be focused on properties that are majority leased to government tenants. We believe that government tenants generally have strong credit characteristics and are less likely to default under lease obligations than commercial tenants. Accordingly, we believe that our expected distributions may be more secure than the distributions paid by many other REITs.

  •
  Favorable Lease Renewal Experience.  Based on RMR's experience, we believe that properties leased to government tenants are typically relet to the same tenant or another government tenant. During the period that RMR has managed the 29 properties that comprise our initial portfolio, all of the government leased properties that have been relet were relet to a government tenant.

  •
  Significant Presence in the DC Metro Area.  Approximately 35% of our pro forma rental income for the twelve months ended March 31, 2009 was paid by tenants located in the DC metro area. We believe that the DC metro area is one of very few areas in the United States which may experience employment stability or job growth in the next year. For example, within the DC metro area, the Washington, D.C. market has a relatively small concentration of employment in the finance industry (approximately 6%) compared to other large U.S. office markets like Manhattan, Boston, Chicago and San Francisco (approximately 20-30%), and we believe this market is less likely to experience the job losses currently impacting financial businesses and which will likely result in increased office vacancies.

  •
  Growth Potential.  During the past 40 years, the amount of GSA owned space has remained relatively constant, but the amount of GSA leased space has increased from 46 million square feet to 178 million square feet. Due to the large amount of space currently leased to government tenants and our belief that government demand for leased office space will increase, we believe that we will have significant opportunities to acquire additional properties that are majority leased to government tenants.

  •
  Conservative Capital Structure.  We will use the net proceeds from this offering to repay a substantial portion of our outstanding debt. As adjusted for the use of net proceeds from this offering to reduce the amount outstanding under our credit facility and a borrowing under our credit facility of approximately $9 million promptly following completion of this offering to repay an advance of approximately $6 million from HRPT and to provide us with working capital, we expect our debt will be approximately $76 million, or approximately 16% of the undepreciated book value of our properties upon completion of this offering. Our current policy is to limit our total debt to no more than 50% of the undepreciated book value of our properties.

  •
  Access to Capital.  Upon completion of this offering, our senior secured credit facility will be converted into a $250 million secured revolving credit facility. After giving effect to the use of the net proceeds from this offering to reduce the amount outstanding under our credit facility and a borrowing under our credit facility of approximately $9 million promptly following completion of this offering to repay an advance of approximately $6 million from HRPT and to provide us with working capital, we will be able to borrow approximately $174 million under this credit facility. Due to the limited credit that is currently available, we believe that our access to a committed revolving credit facility may provide us with a competitive advantage in acquiring additional properties.

  •
  Experienced Management.  Because of RMR's experience in leasing to government tenants, we believe that our management by RMR is a competitive advantage which may help us to meet government tenants' special needs, retain government tenants when their leases expire and locate additional properties for investment that are majority leased to government tenants.

Relationship with HRPT

              In connection with our formation, HRPT invested $5 million of cash in us and we issued 9,950,000 of our Shares to HRPT. Prior to this offering, HRPT contributed 29 properties to our subsidiary and made an additional contribution to us of approximately $1.8 million, and we borrowed $250 million under our credit facility and distributed these funds to HRPT. HRPT has no obligation to repay the $250 million distributed to it. Also, HRPT will retain 9,950,000 of our Shares, or 49.9% of our total Shares outstanding after this offering. Accordingly, as a result of this offering, HRPT will retain $250 million plus the value of the 9,950,000 of our Shares that it owns. HRPT has also advanced approximately $6 million to us to pay certain expenses associated with this offering. We will repay HRPT in full for this advance of expenses with a borrowing under our credit facility promptly following completion of this offering.

              HRPT has a history of successfully divesting certain of its properties into new REITs that, over time, have become separately owned. In 1995, HRPT created Hospitality Properties Trust, or HPT, a REIT that invests in hotels and other hospitality properties, and in 1999, HRPT created Senior Housing Properties Trust, or SNH, a REIT that invests in senior living and healthcare related real estate. When HPT and SNH were created they were each wholly owned by HRPT. Over time, as HPT and SNH grew their respective investments and issued new shares, and as HRPT distributed or gradually sold its shares in HPT and SNH, HRPT's ownership interest in each REIT declined to zero. We, our trustees, certain of our executive officers and HRPT have agreed, subject to certain exceptions, not to sell or transfer any Shares for a period of 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. HRPT may dispose of its Shares after the 180 day period, but has advised us that it has no present intention to do so.

              Upon completion of this offering, we will enter into a transaction agreement with HRPT governing our separation from and relationship with HRPT. As a result of this agreement, while HRPT owns more than 10% of our outstanding Shares or we and HRPT have common management, we will not acquire ownership of properties that are not majority leased to government tenants unless a majority of HRPT's independent trustees have decided not to make the acquisition, and HRPT will not acquire ownership of properties that are majority leased to government tenants unless a majority of our independent trustees have decided not to make the acquisition. In addition to the 29 properties that HRPT has contributed to us, HRPT owns 18 properties, with approximately 2.2 million square feet of rentable space, that are majority leased to government tenants. Under our transaction agreement with HRPT, while HRPT owns more than 10% of our outstanding Shares or we and HRPT have common management, we will have a right of first refusal to acquire any property owned by HRPT that HRPT determines to divest if the property is then majority leased to government tenants. See "Certain Relationships and Related Person Transactions."

Our Management Agreements with RMR

              RMR will receive management fees from us after completion of this offering. There will be three components of these fees:

  •
  Business Management Base Fee.  The annual amount of the business management base fee will be equal to 0.5% of the historical cost to HRPT of any properties transferred to us by HRPT. If we acquire additional properties, the annual business management base fee will be 0.7% of our cost of any additional properties up to and including $250 million, plus 0.5% of our cost of any additional properties in excess of $250 million.

  •
  Property Management Fee.  The amount of the property management fee will be equal to 3% of the gross rents we collect from tenants, plus 5% of any construction costs we incur for building improvements, tenant fit out and other tenant inducements.

  •
  Incentive Fee.  Beginning with the year ending December 31, 2010, the annual amount of any incentive fee will be equal to 15% of any increase in FFO Per Share (as defined in our business management agreement) for such year over FFO Per Share in the prior year, multiplied by the weighted average number of Shares outstanding during the year to which the fee applies calculated on a fully diluted basis; provided, however, the incentive fee for any year will not exceed $0.02 per Share multiplied by such weighted average number of Shares outstanding on a fully diluted basis. For purposes of calculating any incentive fee for the year ending December 31, 2010, our 2009 FFO Per Share will be calculated based on annualized figures for the period beginning on the completion of this offering and ending on December 31, 2009. Any incentive fees earned by RMR will be paid in Shares.

              The business management base fee and property management fee that we will pay to RMR with respect to the properties transferred to us by HRPT will not exceed the corresponding fees that HRPT would have paid to RMR with respect to such properties had we remained wholly owned by HRPT. Accordingly, RMR will not receive any increase in the business management base fee or the property management fee as a result of the transfer to us of any properties by HRPT. Also, the incentive fee that RMR will be eligible to receive from us for the year ending December 31, 2010 will be substantially similar in structure to the incentive fee that HRPT currently pays to RMR, but with a maximum amount of $0.02 per Share. As a separate publicly traded company, we may be able to increase our investments in properties that are majority leased to government tenants more quickly than HRPT might be able to increase such investments, and, as we increase our investments, RMR's fees will increase. HRPT does not pay RMR, and we will not pay RMR, any acquisition, leasing, disposition or financing fees. Assuming that this offering closes on May 31, 2009, we do not acquire any additional properties in 2009 and we do not incur any construction supervision fees, the total fees paid by us to RMR will be approximately $2.8 million during the remainder of 2009 (or $4.8 million on an annualized basis).

              Under the management agreements that we will enter into with RMR upon completion of this offering, we will acknowledge that RMR manages other businesses, including HRPT, SNH and HPT, and will not be required to present us with opportunities to invest in properties that are primarily of a type that are within the investment focus of another business now or in the future managed by RMR. Similarly, RMR will agree not to present other businesses that it now or in the future manages with opportunities to invest in properties that are majority leased to government tenants unless our independent trustees have determined not to invest in the opportunity. As a result, while we are managed by RMR, we will have limited ability to invest in properties other than properties that are majority leased to government tenants. See "Manager."

Risk Factors

              The following is a summary of certain material risks you will be exposed to through an investment in our Shares:

  •
  There are a limited number of properties that are majority leased to government tenants and competition to buy these properties may be significant. Accordingly, we may not be able to grow our business.

  •
  The weighted average remaining term, based upon rent, of our current leases is less than five years. When our leases expire, we may be unable to relet our properties to current or new tenants at rental rates that equal or exceed current rates.

  •
  Changes in government requirements for leased space, including changes to the U.S. Government's budget for construction, repair and alteration of federal buildings, may make it more difficult for us to retain our government tenants or to locate additional properties that are majority leased to government tenants. Some of our government tenants have the right to vacate our properties and terminate their lease obligations before their lease terms expire.

  •
  The U.S. Government's "green lease" policies may require us to make expensive changes to our properties for them to remain competitive.

  •
  We have a concentration of properties in the DC metro area. An economic downturn or any significant increase in speculative development of office properties in the DC metro area may cause the occupancy and rents that we can achieve in that area to decline.

  •
  The net proceeds from this offering will be used to reduce amounts borrowed under our credit facility and distributed to HRPT prior to this offering and will not be available to fund our future growth.

  •
  Real estate ownership is illiquid and involves risks of loss, damage and unforeseeable costs.

  •
  HRPT's ownership of 49.9% of our Shares after completion of this offering may result in your inability to influence our policies. HRPT's sale of our Shares which it owns, or the possibility of such a sale, may depress the market price of our Shares.

  •
  Provisions in the transaction agreement with HRPT and the management agreements with RMR that we will enter into upon completion of this offering may restrict our investment activities and create conflicts of interest.

  •
  Our payment of distributions to our shareholders is not assured. Any distributions will be determined at the discretion of our board of trustees.

  •
  There has been no public market for our Shares, and publicly traded securities' prices have recently been extremely volatile. The market price of Shares you purchase in this offering may decline substantially and quickly.

Tax Status

              We intend to elect and qualify to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, commencing with our taxable year ending December 31, 2009. If we qualify for taxation as a REIT, under current federal income tax law we generally will not be taxed on income we distribute to our shareholders so long as we distribute at least 90% of our annual REIT taxable income and satisfy a number of organizational and operational requirements to which REITs are subject. Even if we qualify for taxation as a REIT, we will be subject to certain state and local taxes on our income and property. See "Federal Income Tax Considerations."

Restrictions on Ownership and Transfer of Shares

              Subject to certain exceptions, our Declaration of Trust will provide that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the number or value of shares of any class or series of our outstanding shares of beneficial interest, including our Shares. These restrictions are intended to assist with our REIT compliance under the Code and otherwise to promote our orderly governance. These restrictions do not apply to HRPT, RMR or their affiliates. See "Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Restrictions on Ownership and Transfers of Shares."

 THE OFFERING

              All of the Shares offered hereby are being sold by us.

Shares offered by us (1)	10,000,000 Shares
Total Shares to be outstanding after this offering (1)	19,950,000 Shares
Use of proceeds

We expect the net proceeds of this offering to be approximately $183 million after deducting the underwriting discount and certain offering expenses. We will use the entire proceeds of this offering to repay amounts outstanding under our credit facility. Immediately subsequent to this offering, we expect to borrow approximately $9 million under our credit facility to fund $3 million of working capital and to repay approximately $6 million to HRPT for funds it previously advanced to us. As such, after giving effect to this offering and subsequent draw on the credit facility, the net reduction in borrowing under our credit facility will be approximately $174 million.

Listing	Our Shares have been approved for listing on the NYSE under the symbol "GOV."

(1)
Does not include Shares issuable by us if the underwriters exercise their over allotment option to purchase up to 1,500,000 additional Shares.

SUMMARY FINANCIAL AND PRO FORMA FINANCIAL INFORMATION

              You should read the following summary financial and pro forma financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the audited Combined Financial Statements of Certain Government Properties (wholly owned by HRPT Properties Trust) and notes thereto, the unaudited Condensed Combined Financial Statements of Certain Government Properties (wholly owned by HRPT) and notes thereto and the Unaudited Pro Forma Financial Statements of Government Properties Income Trust and notes thereto, all included elsewhere in this prospectus. The summary historical consolidated financial information for the three months ended March 31, 2008 and 2009 and the summary historical balance sheet information as of March 31, 2009 have been derived from the unaudited condensed combined financial statements of Certain Government Properties (wholly owned by HRPT Properties Trust), appearing elsewhere in this prospectus. The summary historical consolidated financial information for the years ended December 31, 2006, 2007 and 2008 and the summary historical consolidated balance sheet information as of December 31, 2007 and 2008 have been derived from the audited combined financial statements of Certain Government Properties (wholly owned by HRPT Properties Trust), appearing elsewhere in this prospectus. The summary pro forma consolidated financial information for the year ended December 31, 2008 and the three months ended March 31, 2009 and the summary pro forma consolidated balance sheet information as of March 31, 2009 have been derived from the unaudited pro forma financial statements of us, appearing elsewhere in this prospectus. The summary financial and pro forma financial information in this section is not intended to replace these audited and unaudited financial statements. In addition, the pro forma balance sheet and income statement data below have been adjusted to reflect our credit facility, the sale of Shares offered hereby, the receipt of the estimated net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses, and the use of the estimated net proceeds as described under "Use of Proceeds." The summary financial and pro forma financial information below and the financial statements included in this prospectus do not necessarily reflect what our results of operations, financial position and cash flows would have been if we had operated as a stand alone company during all periods presented, and, accordingly, these historical and pro forma results should not be relied upon as an indicator of our future performance.

	Year ended December 31,				Three months ended March 31,
Operating information	2006	2007	2008	2008 Pro forma	2008	2009	2009 Pro forma
				(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(amounts in thousands)
Rental income	$70,861	$73,050	$75,425	$75,425	$18,657	$19,242	$19,242

Expenses:
Real estate taxes	7,106	7,247	7,960	7,960	1,958	2,106	2,106
Utility expenses	5,341	5,555	6,229	6,229	1,511	1,521	1,521
Other operating expenses	11,451	11,140	12,159	12,159	2,879	2,798	2,798
Depreciation and amortization	13,205	13,832	14,182	14,182	3,498	3,564	3,564
General and administrative	2,774	2,906	2,984	2,984	746	741	741

Total expenses	39,877	40,680	43,514	43,514	10,592	10,730	10,730
Operating income	30,984	32,370	31,911	31,911	8,065	8,512	8,512
Interest income	84	88	37	37	62	—	—
Interest expense	(558)	(359)	(141)	(6,978)	(56)	—	(1,709)

Net income	$30,510	$32,099	$31,807	$24,970	$8,071	$8,512	$6,803

			As of March 31,
	As of December 31,
				2009 Pro forma
Balance sheet information	2007	2008	2009
			(unaudited)	(unaudited)
	(amounts in thousands)
Total real estate investments (before depreciation)	$488,077	$490,475	$490,536	$490,536
Total assets (after depreciation)	431,010	419,774	417,159	411,448
Total debt	3,592	134	—	76,208

	Year ended December 31,				Three months ended March 31,
Other information	2006	2007	2008	2008 Pro forma	2008	2009	2009 Pro forma
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(amounts in thousands, except property data)
Shares outstanding at end of period	—	—	—	—	—	9,950	19,950
Percent leased at end of period	99.1%	99.2%	99.3%	99.3%	99.2%	99.3%	99.3%
Number of properties at end of period	29	29	29	29	29	29	29
FFO (1)	$43,715	$45,931	$45,989	$39,152	$11,569	$12,076	$10,367

	Year ended December 31,			Three months ended March 31,
Cash flows	2006	2007	2008	2008	2009
				(unaudited)	(unaudited)
	(amounts in thousands)
Provided by operating activities	$43,191	$40,521	$44,944	$10,337	$12,502
Used in investing activities	(12,119)	(2,184)	(2,554)	(783)	(578)
Used in financing activities	(31,015)	(38,340)	(42,359)	(8,904)	(10,455)

(1)
We consider funds from operations, or, in this table and note, FFO, to be an important measure of our performance along with net income and cash flow from operating, investing and financing activities. We believe that FFO provides useful information to investors because by excluding the effects of certain historical amounts, such as depreciation and amortization expense, FFO can facilitate a comparison of performance during different periods and of operating performance among REITs. FFO does not represent cash generated by operating activities in accordance with U.S. generally accepted accounting principles, or GAAP, and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity. FFO, as defined by the National Association of Real Estate Investment Trusts, or NAREIT, represents net income (computed in accordance with GAAP), plus real estate depreciation and amortization (excluding amortization of deferred financing costs). Other companies may calculate FFO differently than we do.

The following table is a reconciliation of our net income to FFO:

	Year ended December 31,				Three months ended March 31,
	2006	2007	2008	2008 Pro forma	2008	2009	2009 Pro forma
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(amounts in thousands)
Net income	$30,510	$32,099	$31,807	$24,970	$8,071	$8,512	$6,803
Depreciation and amortization	13,205	13,832	14,182	14,182	3,498	3,564	3,564

FFO	$43,715	$45,931	$45,989	$39,152	$11,569	$12,076	$10,367

RISK FACTORS

              Our business faces many risks. The risks described below are all of the material risks that we can identify at this time. You should carefully consider all of the risks described below and the other information contained in this prospectus before making a decision to buy our Shares. If any of these risks actually occur, our business, financial condition and results of operations could be harmed. In that case, the trading price of our Shares could decline and you might lose part or all of your investment in our Shares. Additional risks that we do not know of, or that we currently think are immaterial, may also become important factors that affect us.

Risks Related to Our Business

We may be unable to acquire additional properties and grow our business.

              Our business plan is to acquire additional properties that are majority leased to government tenants. There are a limited number of such properties, and we will have fewer opportunities to grow our investments than REITs that purchase properties that are leased to both government and non-government tenants or that are not leased when they are acquired. Also, because of the strong credit quality of government tenants, properties leased to government tenants often attract many potential buyers. Accordingly, our business plan to acquire additional properties that are majority leased to government tenants may not succeed.

We may be unable to access the capital necessary to repay debts, invest in our properties or fund acquisitions.

              We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2009. To qualify for taxation as a REIT, we will be required to distribute at least 90% of our annual REIT taxable income (excluding capital gains) and satisfy a number of organizational and operational requirements to which REITs are subject. Accordingly, we generally will not be able to retain sufficient cash from operations to repay debts, invest in our properties or fund acquisitions. Our business and growth strategies depend, in part, upon our ability to raise additional capital at reasonable costs to repay our debts, invest in our properties and fund new acquisitions. The net proceeds from this offering will be used to reduce amounts borrowed under our credit facility and will not be available for investment in our properties or to fund acquisitions. Recently, there has been a significant reduction in the amount of capital available on a global basis. Our ability to raise reasonably priced capital is not guaranteed; we may be unable to raise reasonably priced capital because of reasons related to our business or for reasons beyond our control, such as market conditions. Additionally, since we are a newly formed company with no previous operating history, it may be more difficult for us to raise reasonably priced capital than more established companies, many of which have established financing programs and, in some cases, have investment grade credit ratings. If we are unable to raise reasonably priced capital, our business and growth strategies may fail.

We face significant competition.

              We plan to acquire properties which are majority leased to government tenants whenever we are able to identify attractive opportunities and have sufficient available financing to complete such acquisitions. We face competition for acquisition opportunities from other investors and this competition may subject us to the following risks:

  •
  we may be unable to acquire a desired property because of competition from other well capitalized real estate investors, including publicly traded and private REITs, private investment funds and others; and

  •
  competition from other real estate investors may significantly increase the purchase price we must pay to acquire properties.

In addition, substantially all of our properties face competition for tenants. Some competing properties may be newer, better located and more attractive to tenants. Competing properties may have lower rates of occupancy than our properties, which may result in competing owners leasing available space at lower rents than we offer at our properties. This competition may affect our ability to attract and retain tenants and may reduce the rents we are able to charge. Government tenants may be particularly difficult to attract and retain because they may be viewed as desirable tenants by other landlords.

Our acquisitions may not be successful.

              Notwithstanding pre-acquisition due diligence, we do not believe that it is possible to fully understand a property before it is owned and operated for an extended period of time. For example, we could acquire a property that contains undisclosed defects in design or construction. In addition, after our acquisition of a property, the market in which the acquired property is located may experience unexpected changes that adversely affect the property's value. The occupancy of properties that we acquire may decline during our ownership, and rents that are in effect at the time a property is acquired may decline thereafter. For these reasons, among others, our property acquisitions may cause us to experience losses.

We may be unable to lease our properties when our leases expire.

              The average remaining term of our current leases is 4.7 years, based upon annual rental income under leases in effect during March 2009 (4.8 years based upon occupied square footage). Leases representing approximately 66.4% of our pro forma rental income for the twelve months ended March 31, 2009 (62.3% of our occupied square footage) will expire by December 31, 2013. Although we expect to seek to renew our leases with current tenants when these leases expire, we can provide no assurance that we will be successful in doing so. If our tenants do not renew their leases, we may be unable to enter leases with substitute tenants.

When we renew leases or lease to new tenants our rents may decline and our expenses may increase.

              When we renew leases or lease to new tenants we may receive less rent than we received under the leases that expired. Laws and regulations applicable to government leasing often require public solicitations of bids when new or renewal leases are being considered. Market conditions may require us to lower our rents to retain government tenants. Also, whenever we renew leases or lease to new tenants we may have to spend substantial amounts for tenant fit out, leasing commissions and other tenant inducements. As a consequence of lower rents or increased expenses when we renew leases or lease to new tenants, our net income and cash available to pay distributions to you may decline.

Some government tenants have the right to terminate their leases prior to their lease expiration date.

              Almost all of our current rents come from government tenants. Some of our leases with government tenants allow the tenants to vacate the leased premises before the stated terms of the leases expire with little or no liability. As of the date of this prospectus, tenants occupying approximately 16.2% of our rentable square feet and contributing approximately 14.1% of our pro forma rental income for the twelve months ended March 31, 2009 have currently exercisable rights to terminate their leases before the stated term of their lease expires. In 2010, 2011 and 2012, early termination rights become exercisable by other tenants who currently occupy an additional approximately 7.8%, 2.9% and 1.3% of our rentable square feet, respectively, and contribute an additional approximately 6.3%, 4.8% and 1.3% of our pro forma rental income for the twelve months ended March 31, 2009, respectively. In addition, two of our state government tenants have the currently exercisable right to terminate their leases if these states do not appropriate rent in their respective annual budgets. These two tenants occupy approximately 4% of our rentable square feet and contribute approximately 2.8% of our pro forma rental income for the twelve months ended March 31, 2009. For fiscal policy reasons, security concerns or other reasons, some or all of our government tenants may decide to vacate our properties. If a significant number of such vacancies occur, our rental income may materially decline and our ability to pay regular distributions to you may be jeopardized.

An increase in the amount of government owned real estate may adversely affect us.

              The recently adopted American Recovery and Reinvestment Act of 2009 includes several billion dollars for construction, repair and alteration of government owned buildings. We do not know how expenditure of these funds will impact us. If there is a large increase in the amount of government owned real estate as a consequence of this legislation, certain government tenants may relocate from our properties to government owned real estate. Similarly, it may become more difficult for us to renew our government leases when they expire or to locate additional properties that are majority leased to government tenants in order to grow our business.

The U.S. Government's "green lease" policies may adversely affect us.

              In recent years the U.S. Government has instituted "green lease" policies which allow a government tenant to require leadership in energy and environmental design for commercial interiors, or LEED®-CI, certification in selecting new premises or renewing leases at existing premises. In addition, the Energy Independence and Security Act of 2007 allows the GSA to prefer buildings for lease that have received an "Energy Star" label. Obtaining such certifications and labels may be costly and time consuming, but our failure to do so may result in our competitive disadvantage in acquiring new or retaining existing government tenants.

We currently have a concentration of properties in the DC metro area and are exposed to changes in market conditions in this area.

              Approximately 35% of our pro forma rental income for the twelve months ended March 31, 2009 was received from properties located in the DC metro area. A downturn in economic conditions in this area could result in reduced demand from tenants for our properties or lower the rents that our government tenants in this area are willing to pay when our leases expire and renewal terms are negotiated. Additionally, within the past two years there has been a large number of speculative real estate developments in the DC metro area, and a surplus of newly developed space could adversely affect our ability to retain our government tenants when our leases expire.

Our failure or inability to meet certain terms of our credit facility would adversely affect our business and may prevent our paying distributions to you.

              Our $250 million credit facility includes various conditions to our borrowing and various financial and other covenants and events of default. We may not be able to satisfy all of these conditions or may default on some of these covenants for various reasons, including matters which are beyond our control. For example, our ability to borrow under our credit facility depends upon the appraised value of the collateral properties which secure this credit facility and the net rental income received from the collateral properties. Similarly, important financial covenants in our credit facility include our covenant to maintain certain debt service and leverage ratios, our compliance with which depends upon the net rental income we receive from all our properties and their appraised value. In the event that the occupancy at a number of our properties, including properties which are collateral for our secured credit facility, were to decline, if the rents we can charge for these properties were to decline, or if the appraised value of our properties were to decline, we may be unable to borrow under our credit facility, the amounts we may borrow under the credit facility may decrease or we may be in default under the credit facility. In addition, the credit facility provides that a change in control of us or a termination of the management agreements we will enter into with RMR may cause the amounts outstanding under the credit facility to become immediately due and payable.

              If we are unable to borrow under our credit facility we may be unable to meet our business obligations or to grow by buying additional properties, or we may be required to sell some of our properties. If we default under our credit facility at a time when borrowed amounts are outstanding under the credit facility, our lenders may demand immediate payment or foreclose our properties or realize upon other assets which are their collateral. The covenants and conditions which apply to us with respect to debt, if any, which we incur in addition to our credit facility may be more restrictive than the covenants and conditions in our credit facility. Any default under our outstanding credit facility or other debt we may incur would likely have serious and adverse consequences to us and would likely cause the market value of our Shares to materially decline.

              A covenant in our credit facility prohibits us from paying distributions in excess of 95% of our Funds From Operations, as defined in that facility, other than certain distributions in connection with the maintenance of our status as a REIT. Our rental income could decline to a level whereby our expected distribution rate would exceed 95% of our Funds From Operations, and, as a consequence, we would not be permitted under our credit facility to make a distribution at our expected distribution rate.

Amounts recoverable under our leases for increased operating costs may be less than the actual increased costs.

              Under most of our leases, the tenant's obligation to pay us adjusted rent for increased operating costs (e.g. the costs of cleaning services, supplies, materials, maintenance, trash removal, landscaping, water, sewer charges, heating, electricity and certain administrative expenses) is increased annually based on a cost of living index rather than the actual amount of our costs. Accordingly, the amount of any rent adjustment may not fully offset any increased costs we may incur in providing these services.

Increasing interest rates may adversely affect us and the value of your investment in our Shares.

              There are three principal ways that increasing interest rates may adversely affect us and the value of your investment in our Shares:

  •
  Funds borrowed under our credit facility bear interest at variable rates. If interest rates increase, so will our interest costs, which could adversely affect our cash flow, our ability to pay principal and interest on our debt, our cost of refinancing our debt when it becomes due and our ability to pay distributions to you.

  •
  An increase in interest rates could decrease the amount buyers may be willing to pay for our properties, thereby reducing the market value of our properties and limiting our ability to sell properties or to obtain mortgage financing secured by our properties.

  •
  We expect to pay regular distributions on our Shares. When interest rates on investments available to investors rise, the market prices of distribution paying securities often decline. Accordingly, if interest rates rise, the market price of your Shares may decline.

Real estate ownership creates risks and liabilities.

              Our business is subject to risks associated with real estate ownership, including:

  •
  property and casualty losses, some of which may be uninsured;

  •
  defaults by tenants that lease our properties;

  •
  the illiquid nature of real estate markets which limits our ability to sell our assets rapidly to respond to changing market conditions;

  •
  costs that may be incurred relating to property maintenance and repair, and the need to make expenditures due to changes in governmental regulations, including the Americans with Disabilities Act; and

  •
  asbestos/lead related liabilities and costs of containment or removal and other environmental hazards at our properties for which we may be liable, including those created by prior owners or occupants, existing tenants, adjacent land or other parties.

Risks Related to Our Relationships with HRPT and RMR

As long as HRPT retains significant ownership of us, your ability to influence matters requiring shareholder approval will be limited.

              After this offering, HRPT will own approximately 49.9% of our outstanding Shares (approximately 46.4% if the underwriters exercise in full their over allotment option). For so long as HRPT continues to retain a significant ownership stake in us, HRPT may be able to elect all of the members of our board of trustees, including our Independent Trustees, and may effectively control the outcome of shareholder actions. As a result, HRPT may have the ability to control all matters affecting us, including:

  •
  the composition of our board of trustees and, through our board of trustees, determinations with respect to our management, business plans and policies, including the appointment and removal of our officers;

  •
  determinations with respect to mergers and other business combinations;

  •
  our acquisition or disposition of assets;

  •
  our financing activities;

  •
  amendments to the transaction agreement providing for our separation from and relationship with HRPT;

  •
  the payment of distributions on our Shares; and

  •
  the number of Shares available for issuance under our equity incentive plans.

HRPT's significant ownership in us and resulting ability to effectively control us may discourage transactions involving a change of control, including transactions in which you as a holder of our Shares might otherwise receive a premium for your Shares over the then current market price.

HRPT's ability to sell its ownership stake in us and speculation about such possible sales may adversely affect the market price of our Shares.

              HRPT is not prohibited from selling some or all of its Shares, except that it has agreed (subject to certain exceptions) not to sell or transfer any Shares for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, and HRPT may do so without your approval. HRPT has advised us that it does not have any current plans to sell or otherwise dispose of its Shares. However, HRPT has a history of successfully divesting certain of its properties into new REITs and then selling or distributing its stake in such REITs over time. So long as HRPT continues to retain significant ownership in us, the liquidity and market price of our Shares may be adversely impacted. In addition, speculation by the press, stock analysts, shareholders or others regarding HRPT's intention to dispose of its Shares could adversely affect the market price of our

Shares. Accordingly, your Shares may be worth less than they would be if HRPT did not have significant ownership in us.

This offering will directly benefit HRPT.

              Prior to this offering, we borrowed $250 million under our credit facility and distributed these funds to HRPT. These funds will not be available to us, but we are responsible for their repayment.

Our management structure and our manager's other activities may create conflicts of interest.

              We have no employees. Personnel and services that we require will be provided to us under contract by RMR. RMR will be authorized to follow broad operating and investment guidelines and, therefore, will have great latitude in determining the types of properties that will be proper investments for us, as well as the individual investment decisions. Our board of trustees will periodically review our operating and investment guidelines and our properties but will not review or approve each decision made by RMR on our behalf. In addition, in conducting periodic reviews, our board of trustees will rely primarily on information provided to it by RMR. RMR is beneficially owned by our Managing Trustees, Barry Portnoy and Adam Portnoy. Barry Portnoy is Chairman and Adam Portnoy is President, Chief Executive Officer and a director of RMR. All of the members of our board of trustees, including our Independent Trustees, are members of one or more boards of trustees or directors of various companies managed by RMR. All of our executive officers are also executive officers of RMR. The foregoing individuals may hold equity in or positions with other companies managed by RMR. Such equity ownership and positions by our trustees and officers after this offering could create, or appear to create, conflicts of interest with respect to matters involving us, RMR and its affiliates. We cannot assure you that the provisions in our Amended and Restated Declaration of Trust, or our Declaration of Trust, or our Amended and Restated Bylaws, or our Bylaws, will adequately address potential conflicts of interest or that such actual or potential conflicts of interest will be resolved in our favor.

              RMR also acts as the manager for three other publicly traded REITs: HRPT, HPT and SNH. RMR also provides management services to other public and private companies, including Five Star Quality Care, Inc., or Five Star, which operates senior living communities, including independent living and congregate care communities, assisted living communities, nursing homes and hospitals; and TravelCenters of America LLC, or TravelCenters, which operates and franchises travel centers. These multiple responsibilities to public companies and other businesses could create competition for the time and efforts of RMR and Messrs. Barry Portnoy and Adam Portnoy.

The management agreements that we will enter into with RMR upon completion of this offering were negotiated between affiliated parties and may not be as favorable to us as they would have been if negotiated between unaffiliated parties.

              We will pay RMR fees based in part upon the historical cost of our investments which at any time may be more or less than the fair market value thereof, the gross rents we collect from tenants and the cost of construction we incur at our properties which is supervised by RMR, plus an incentive fee based upon certain increases in our FFO Per Share (as defined in the management agreements). See "Manager." Our fee arrangements with RMR could encourage RMR to advocate acquisitions of properties, to undertake unnecessary construction activities or to overpay for acquisitions or construction. These arrangements may also encourage RMR to discourage sales of properties by us. Our management agreements were negotiated between affiliated parties, and the terms, including the fees payable to RMR, may not be as favorable to us as they would have been were they negotiated on an arm's length basis between unaffiliated parties.

The management agreements that we will enter into with RMR upon completion of this offering may discourage our change of control.

              A termination of the management agreements that we will enter into with RMR upon completion of this offering will be a default under our credit facility unless approved by a majority of our lenders. RMR will be able to terminate its management agreements with us if we experience a change of control. The quality and depth of management available to us by contracting with RMR may not be able to be duplicated by our being a self managed company or by our contracting with unrelated third parties, without considerable cost increases. For these reasons, the management agreements that we will enter into with RMR may discourage a change of control of us, including a change of control which might result in payment of a premium for your Shares.

The potential for conflicts of interest as a result of our management structure may provoke dissident shareholder activities that result in significant costs.

              In the past, in particular following periods of volatility in the overall market and the market price of a company's securities, shareholder litigation, dissident trustee nominations and dissident proposals have often been instituted against companies alleging conflicts of interest in business dealings with trustees, affiliated persons and entities. Our relationship with RMR, with Messrs. Barry Portnoy and Adam Portnoy and with RMR affiliates may precipitate such activities. These activities, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.

Provisions in the transaction agreement that we will enter into with HRPT and the management agreements that we will enter into with RMR upon completion of this offering may restrict our investment activities and create conflicts of interest.

              The transaction agreement with HRPT and the management agreements with RMR that we will enter into upon completion of this offering will restrict our ability to make investments in properties that are within the investment focus of another business now or in the future managed by RMR. In addition, RMR will have discretion to determine whether a particular investment opportunity is within our investment focus or that of another business managed by RMR. As a result of these contractual provisions, so long as HRPT owns in excess of 10% of our outstanding Shares, we and HRPT engage the same manager or we and HRPT have one or more common managing trustees, we will have limited ability to invest in properties that are within the investment focus of another business managed by RMR or properties that are not, at the time of our investment, properties majority leased to government tenants. These agreements will not restrict our ability, or the ability of other businesses managed by RMR, to lease properties to any particular tenant, and, as a result, we may compete with other businesses managed by RMR for tenants. Our management agreements will afford RMR discretion to determine which leasing opportunities to present to us or to other businesses managed by RMR. Accordingly, we may compete with HRPT and other businesses managed by RMR for investments in properties that are not within the investment focus of us or another business managed by RMR and for tenants. There is no assurance that any conflicts of interest created by such competition will be resolved in our favor.

We are dependent upon RMR to manage our business and implement our growth strategy.

              Our ability to achieve our business objectives depends on RMR and its ability to manage our properties, source and complete new acquisitions for us on favorable terms and to execute our financing strategy on favorable terms. Because we are externally managed, our business is dependent upon RMR's business contacts, its ability to successfully hire, train, supervise and manage its personnel and its ability to maintain its operating systems. If we lose the services provided by RMR or its key personnel, our business and growth prospects may decline. We may be unable to duplicate the quality and depth of management available to us by becoming a self managed company or by hiring another manager. Also, in the event RMR is unwilling or unable to continue to provide management services to us, our cost of obtaining substitute services may be greater than the fees we will pay RMR under the management agreements that we will enter into upon completion of this offering, and as a result our earnings and cash flows may decline.

Risks Related to Our Organization and Structure

Ownership limitations and anti-takeover provisions in our Declaration of Trust and Bylaws, as well as certain provisions of Maryland law, may prevent you from receiving a takeover premium or prevent shareholders from implementing beneficial changes.

              Upon completion of this offering, our Declaration of Trust will prohibit any shareholder other than HRPT, RMR and their affiliates from owning (directly and by attribution under the Code) more than 9.8% of the number or value of shares of any class or series of our outstanding shares of beneficial interest. This provision of our Declaration of Trust is intended to assist with our REIT compliance under the Code and otherwise to promote our orderly governance. However, this provision will also inhibit acquisitions of a significant stake in us and may prevent a change in our control. Additionally, many provisions that will be contained in our governing documents upon completion of this offering (described below under the caption "Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws") may further deter persons from attempting to acquire control of us and implement changes that may be beneficial to shareholders, including, for example, provisions relating to:

  •
  the division of our trustees into three classes, with the term of one class expiring each year, which could delay a change in our control;

  •
  shareholder voting rights and standards for the election of trustees and other provisions which require larger majorities for approval of actions which are not approved by our trustees than for actions which are approved by our trustees;

  •
  required qualifications for an individual to serve as a trustee and a requirement that certain of our trustees be "Managing Trustees" and other trustees be "Independent Trustees";

  •
  limitations on the ability of shareholders to propose nominees for election as trustees and propose other business before a meeting of shareholders;

  •
  limitations on the ability of shareholders to remove our trustees;

  •
  the authority of our board of trustees, and not our shareholders, to adopt, amend or repeal our Bylaws; and

  •
  the authority of our board of trustees to adopt certain amendments to our Declaration of Trust without shareholder approval, including the authority to increase or decrease the number of authorized Shares, to create new classes or series of shares (including a class or series of shares that could delay or prevent a transaction or a change in our control that might involve a premium for our Shares or otherwise be in the best interests of our shareholders), to increase or decrease the number of shares of any class, and to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of our Shares or any new class of shares created by our board of trustees.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited.

              Upon completion of this offering, our Declaration of Trust will limit the liability of our trustees and officers to us and our shareholders for money damages to the maximum extent permitted under Maryland law. Under current Maryland law, our trustees and officers will not have any liability to us and our shareholders for money damages other than liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated.

              Our Bylaws require us to indemnify any present or former trustee or officer, to the maximum extent permitted by Maryland law, who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity. However, except with respect to proceedings to enforce rights to indemnification, we will indemnify any person referenced in the previous sentence in connection with a proceeding initiated by such person against our company only if such proceeding is authorized by our board of trustees. In addition, we may be obligated to pay or reimburse the expenses incurred by our present and former trustees and officers without requiring a preliminary determination of their ultimate entitlement to indemnification. As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist absent the provisions in our Bylaws or that might exist with other companies, which could limit your recourse in the event of actions not in your best interest.

We may change our operational and investment policies without shareholder approval.

              Our board of trustees determines our operational and investment policies and may amend or revise our policies, including our policies with respect to our intention to qualify for taxation as a REIT, acquisitions, dispositions, growth, operations, indebtedness, capitalization and distributions, or approve transactions that deviate from these policies, without a vote of, or notice to, our shareholders. Policy changes could adversely affect the market value of our Shares and our ability to make distributions to you.

Risks Related to Our Taxation

Our failure to qualify or remain qualified for taxation as a REIT for U.S. federal income tax purposes could have significant adverse consequences.

              We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2009, and to maintain such qualification thereafter. This should afford us with significant tax advantages. Qualifying as a REIT, however, depends on satisfying complex, statutory requirements, for which there are only limited judicial and administrative interpretations. Even if we initially qualify as a REIT, maintaining our status as a REIT will require us to continue to satisfy certain tests concerning, among other things, the nature of our assets, the sources of our income and the amounts we distribute to our shareholders. In order to meet these requirements, it may be necessary for us to liquidate or forego attractive investments. If we fail to qualify or remain qualified as a REIT, then our ability to raise capital might be adversely affected, we will be in breach under our credit facility, we may be subject to material amounts of federal and state income taxes and the value of our Shares would likely decline. In addition, if we lose or revoke our tax status as a REIT for a taxable year, we will be prevented from requalifying as a REIT for the next four taxable years.

Distributions to shareholders generally will not qualify for reduced tax rates.

              The maximum tax rate for dividends payable by U.S. corporations to individual stockholders is 15% until 2010. Distributions paid by REITs, however, are generally not eligible for this reduced rate. The more favorable rates for corporate dividends could cause individual investors to perceive that investment in REITs are less attractive than investment in non-REIT corporations that pay dividends, thereby reducing the demand and market price of our Shares.

Risks Related to this Offering

There is no assurance that we will make distributions.

              We intend to pay regular quarterly distributions to our shareholders. However:

  •
  our ability to pay distributions will be adversely affected if any of the risks described herein occur;

  •
  our payment of distributions is subject to compliance with restrictions contained in our credit facility; and

  •
  any distributions will be made at the discretion of our board of trustees and will be dependent upon various factors that our board of trustees deems relevant, including our results of operations, our financial condition, our capital requirements, our funds from operations, our cash available for distribution, restrictive covenants in our financial or other contractual arrangements, economic conditions and restrictions under Maryland law.

For these reasons, among others, our distribution rate may decline or we may cease making distributions. Also, our distributions may include a return of capital.

No public market for our Shares currently exists, an active trading market for our Shares may not develop and the market price of our Shares may decline substantially and quickly.

              Prior to this offering, there has been no public market for our Shares. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The estimated initial public offering price for our Shares was determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. An active trading market may not develop following the closing of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your Shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the market price of your Shares. An inactive market may also impair our ability to raise capital by selling Shares and may impair our ability to acquire additional properties or other businesses by using our Shares as consideration, which in turn could materially adversely affect our business. In addition, the stock market in general, and the NYSE and REITs in particular, have recently experienced extreme price and volume fluctuations. These broad market and industry factors may decrease the market price of our Shares, regardless of our actual operating performance. For these reasons, among others, the market price of the Shares you purchase in this offering may decline substantially and quickly.

Purchasers in this offering will experience immediate dilution in net tangible book value.

              The initial public offering price of our Shares is higher than the net tangible book value per outstanding Share. Purchasers of our Shares in this offering will incur immediate dilution of $4.10 per share in the net tangible book value of our Shares from the initial public offering price of $20.00 per share. If the underwriters exercise their over allotment option in full, there will be immediate dilution of $3.90 per share in the net tangible book value of our Shares.

The combined financial statements of certain government properties wholly owned by HRPT and our unaudited pro forma financial statements may not be representative of our results as an independent public company.

              The combined financial statements of certain government properties wholly owned by HRPT and our unaudited pro forma financial statements that are included in this prospectus do not necessarily reflect what our financial position, results of operations or cash flows would have been had we been an independent entity during the periods presented. This financial information is not necessarily indicative of what our results of operations, financial position, cash flows or expenses will be in the future. It is impossible for us to accurately estimate all adjustments which may reflect all the significant changes that will occur in our cost structure, funding and operations as a result of our separation from HRPT, including potential increased costs associated with reduced economies of scale and increased costs associated with being a separate publicly traded company. For additional information, see "Selected Financial and Pro Forma Financial Information" and the combined financial statements of certain government properties wholly owned by HRPT and our unaudited pro forma financial statements appearing elsewhere in this prospectus.

Future sales of our securities may depress the market price of your Shares.

              Subject to applicable law, our board of trustees has the authority, without further shareholder approval, to issue additional authorized Shares and other equity and debt securities on the terms and for the consideration it deems appropriate. We cannot predict the effect, if any, of future issuances of our Shares or other securities or the prospect of such issuances, on the market price of our Shares. We also may issue from time to time additional securities in connection with property, portfolio or business acquisitions and may grant registration rights in connection with such issuances. Issuances of a substantial amount of our Shares or of senior securities, or the perception that such issuances might occur, could depress the market price of our Shares.

              Upon the closing of this offering, we will have 19,950,000 Shares outstanding, including an aggregate of 9,950,000 Shares owned by HRPT. Additionally, up to 2,000,000 Shares may be issued under our 2009 Incentive Share Award Plan to our trustees, executive officers and RMR employees. Assuming our business management agreement is renewed on its current terms, from and after January 1, 2010, RMR will be eligible to receive incentive compensation payable in our Shares. We, our trustees, certain of our executive officers and HRPT have agreed, subject to various exceptions, not to sell or issue any Shares or any securities convertible into or exchangeable for Shares, or file any registration statement with the SEC, for 180 days after the date of this prospectus without the prior written consent of Merrill Lynch on behalf of the underwriters. Merrill Lynch, at any time and without notice, may release all or any portion of the Shares subject to the foregoing agreements.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

              This prospectus contains certain forward looking statements that are subject to various risks and uncertainties. Forward looking statements are generally identifiable by use of forward looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in our forward looking statements. Factors that could have a material adverse effect on our forward looking statements and upon our business, results of operations, financial condition, funds from operations, cash available for distribution, cash flows, liquidity and prospects include, but are not limited to:

  •
  the factors referenced in this prospectus, including those set forth under the section captioned "Risk Factors";

  •
  our ability to acquire additional properties that are majority leased to government tenants;

  •
  our ability to raise additional capital at reasonable costs to repay our debts, invest in our properties and fund acquisitions;

  •
  the degree and nature of our competition;

  •
  our ability to retain our existing tenants and maintain current rental rates;

  •
  unanticipated increases in financing and other costs, including a rise in interest rates;

  •
  changes in the debt or equity markets, the general economy or the real estate industry, whether the result of market events or otherwise;

  •
  actual and potential conflicts of interest with our Managing Trustees and RMR and its affiliates and clients;

  •
  changes in personnel or the lack of availability of qualified personnel;

  •
  changes in governmental regulations, accounting rules, tax rates and similar matters;

  •
  legislative and regulatory changes, including changes to the Code and related rules, regulations and interpretations governing the taxation of REITs; and

  •
  limitations imposed on our business and our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes.

              When considering forward looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Readers are cautioned not to place undue reliance on any of these forward looking statements, which reflect our views as of the date of this prospectus. The matters summarized under "Risk Factors" and elsewhere in this prospectus could cause our actual results and performance to differ significantly from those contained in our forward looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, we do not intend to update any of our forward looking statements after the date of this prospectus to conform these statements to actual results and performance, except as may be required by applicable law.

 USE OF PROCEEDS

              We estimate that the net proceeds we will receive from this offering will be approximately $183 million (or approximately $211 million if the underwriters fully exercise their over allotment option), in each case at the initial public offering price of $20.00 per Share and after deducting the underwriting discount of approximately $12,500,000 (or approximately $14,375,000 if the underwriters fully exercise their over allotment option), and estimated offering expenses, of approximately $4.7 million that were not paid with the advance from HRPT to us of approximately $6 million and are payable by us.

              We are obligated under our credit facility to use the net proceeds from this offering to repay amounts outstanding under such facility until all amounts outstanding thereunder at the time of this offering are repaid, except, at our election, up to $13.3 million. Promptly following completion of this offering and the use of the net proceeds therefrom to repay amounts outstanding under our credit facility, we will borrow approximately $9 million under our credit facility. We will use approximately $6 million of such amount to satisfy our obligation to reimburse HRPT for the funds previously advanced to us by HRPT and will retain approximately $3 million of such amount for working capital purposes. Accordingly, the use of proceeds from this offering to repay amounts outstanding under our credit facility and the subsequent borrowing under such credit facility will result in a "net" reduction in the amount outstanding under our credit facility of approximately $174 million. If the underwriters fully exercise their over allotment option at the initial closing, the "net" reduction in the amount outstanding under our credit facility will be approximately $202 million.

              As of June 2, 2009, the aggregate principal amount outstanding under our credit facility was $250 million, and such loan carries a per annum interest rate, currently 5.25%, which rate is calculated at a floating rate based upon LIBOR, subject to a floor, or another specified index plus a spread or margin which will vary depending upon our leverage. Such loan is required to be repaid, together with accrued and unpaid interest thereon, in full by April 24, 2012. Upon completion of this offering, our senior secured credit facility will be converted into a $250 million secured revolving credit facility.

              Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is an Administrative Agent, Lender, Swing Line Lender and L/C Issuer under our credit facility; Banc of America Securities LLC, also an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is a Joint Lead Arranger and Joint Book Manager under our credit facility. Wells Fargo Bank, N.A., an affiliate of Wachovia Capital Markets, LLC, is a Joint Lead Arranger, Lender, Joint Book Manager and Syndication Agent under our credit facility. Morgan Stanley Bank, N.A., an affiliate of Morgan Stanley & Co. Incorporated, is a Lender under our credit facility. Citicorp North America Inc, an affiliate of Citigroup Global Markets Inc., is a Lender under our credit facility. Regions Bank, an affiliate of Morgan Keegan & Company, Inc., is a Lender under our credit facility. Royal Bank of Canada, an affiliate of RBC Capital Markets Corporation, is a Documentation Agent and Lender under our credit facility. UBS Loan Finance LLC, an affiliate of UBS Securities LLC, is a Lender under our credit facility. The affiliates of our underwriters that are lenders under our credit facility will each receive a pro rata portion of the net proceeds from this offering used to reduce the amount outstanding under our credit facility.

              Pending use of the net proceeds from this offering as described above, we may invest such proceeds in a variety of capital preservation investments, generally government securities and cash.

 DISTRIBUTION POLICY

              We intend to pay regular quarterly distributions to holders of our Shares. Our expected initial quarterly distribution is $0.40 per Share. On an annualized basis, we expect to distribute $1.60 per Share, which equals an annual yield of approximately 8.00% of the initial public offering price of $20.00 per Share. We estimate that our expected initial annual distribution would represent approximately 78% of estimated cash available for distribution for the twelve months ending March 31, 2010. We also estimate that, on an annualized basis, approximately 14.91% of our estimated initial annual distribution would represent a return of capital for federal income tax purposes. If the underwriters exercise their over allotment option in full, and we maintain our expected distribution, our total distributions on an annualized basis would increase by approximately $2.4 million and our initial annual distribution would represent approximately 81% of estimated cash available for distribution for the twelve months ending March 31, 2010. We also estimate that in such circumstances, on an annualized basis, approximately 16.54% of our estimated initial annual distribution would represent a return of capital for federal income tax purposes. We intend to maintain this distribution rate for at least twelve months following completion of this offering. However, the timing and amount of any distributions will be at the discretion of our board of trustees and will depend on various factors that our board of trustees deems relevant, including our results of operations, our financial condition, our capital requirements, our funds from operations, our cash available for distribution, restrictive covenants in our financial or other contractual arrangements, economic conditions and restrictions under Maryland law. The distribution that we expect to pay for the period beginning on the closing date of this offering and ending on the last day of the calendar quarter in which the closing takes place will be prorated for the number of days in such period.

              We have estimated our annual cash available for distribution for the twelve months ending March 31, 2010 to our shareholders and annualized return of capital for federal income tax purposes based on adjustments to our pro forma net income available to shareholders for the twelve months ended March 31, 2009 (giving effect to this offering and the reduction of approximately $174 million of the amount owed under our credit facility as a result of the transactions described in "Use of Proceeds"). This estimate was based upon the historical operating results of our properties and does not take into account any investments or their associated cash flows, other than capital expenditures for routine maintenance of our properties, as they cannot be estimated at this time. The estimate does not take into account any financing activities, or their associated cash flows, other than the reduction of approximately $174 million of the amount owed under our credit facility, as they cannot be estimated at this time. The estimate also does not take account of other currently unanticipated expenditures we may have to make.

              In estimating our cash available for distribution to holders of our Shares, we have made certain assumptions as reflected in the table and notes below. For example, our estimate of cash available for distribution does not include the effect of any changes in our working capital and includes the reduction in interest expense from the repayment of our debt that will be funded with offering proceeds.

              Following the closing of this offering, we may undertake other investing or financing activities that may have a material effect on our estimate of cash available for distribution. Because we have made the assumptions set forth above in estimating cash available for distribution, we do not intend this estimate to be a projection or forecast of our actual results of operations or our liquidity, and have estimated cash available for distribution for the sole purpose of determining the expected amount of our initial distribution rate. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity or our ability to pay distributions. In addition, the calculations set forth below may not be the basis upon which our board of trustees may determine future distributions. No assurance can be given that our estimates will prove accurate, and actual distributions may therefore be significantly different from the estimated distributions.

              U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income including net capital gains. For more information, please see "Federal Income Tax Considerations." We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements and we may need to borrow funds to make those distributions.

              We cannot assure you that our estimated distributions will be paid or sustained. Any distributions we pay in the future, as well as their timing and frequency, will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the rental income we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see "Risk Factors." If our properties do not generate sufficient cash flow to allow cash to be distributed by us, we may be required to fund distributions from working capital or borrowings under our credit facility, reduce such distributions or issue Shares. Our payment of distributions is subject to compliance with restrictions contained in our credit facility. In the future, our board of trustees may elect to adopt a dividend reinvestment plan.

              The following table describes our adjusted pro forma net income for the twelve months ended March 31, 2009, and the adjustments we have made in order to estimate our annual cash available for distribution for the twelve months ending March 31, 2010 and annualized return of capital for federal income tax purposes (amounts in thousands, except per Share data).

	Adjusted Pro forma	Adjusted Pro forma assuming exercise of over allotment option (4)
Calculation of adjusted cash available for distribution (CAD)
Pro forma net income for year ended December 31, 2008	$24,970	$26,453
Less pro forma net income for three months ended March 31, 2008	(6,362)	(6,732)
Plus pro forma net income for three months ended March 31, 2009	6,803	7,172

Pro forma net income for the twelve months ended March 31, 2009 (1)	$25,411	$26,893

Add: Depreciation and amortization	14,256	14,256
Add: Straight line rent	464	464
Add: Historical allocated general and administrative costs	2,964	2,964
Add: Amortization of deferred financing fees on new credit facility	2,255	2,255
Less: Estimated general and administrative costs (2)	(3,268)	(3,268)
Less: Amortization related to above (below) market leases	(340)	(340)

CAD from operating activities	$41,742	$43,224
Less: Capital expenditures estimated at $0.25 per square foot (3)	(820)	(820)

CAD adjustment from investment activities	(820)	(820)

CAD adjustment from financing activities	0	0

Estimated CAD	$40,922	$42,404

Common shares outstanding	19,950	21,450
Estimated distribution per share	$1.60	$1.60
Total annual estimated distribution	$31,920	$34,320
Estimated annual surplus after distribution	$9,002	$8,084
Distribution payout ratio of estimated CAD	78%	81%

(1)
Interest under our credit facility is calculated at a floating rate based upon LIBOR, subject to a floor, or another specified index plus a spread or margin which will vary depending upon our leverage. Interest expense is based upon an assumed interest rate of 5.25% for periods prior to this offering, which assumed rate is reduced to 5.00% for periods after this offering because of the decrease in our leverage as a result of our use of the net proceeds of this offering to reduce the amount outstanding under our credit facility.

(2)
Represents the estimated increase in general and administrative expenses necessary to operate separate from HRPT calculated as follows:

Gross invested capital of assets transferred from HRPT	$503,626
Management fee percent	0.5%

Estimated management fee	2,518
Estimated legal and audit fees	450
Estimated trustee fees, internal audit expenses and other costs	300

Estimated general and administrative expenses	$3,268

(3)
Represents annual capital expenditures estimated to be incurred during tenant lease terms based on lease requirements calculated as follows:

Total portfolio rentable square feet	3,279
Rate per square foot	$0.25

Estimated capital expenditures	$820

(4)
Change in cash, capitalization, interest expense and share data assuming exercise of over allotment option has been calculated as follows:

	Pro forma	Over allotment adjustments	Pro forma after exercise of over allotment option
	(unaudited)	(unaudited)	(unaudited)
Cash	$3,000	—	$3,000

Secured credit facility	$76,208	$(28,125)	$48,083
Shareholders' equity	332,289	28,125	360,414

Total capitalization	$408,497	—	$408,497

Interest expense (includes amortization of deferred financing and unused fee on credit facility)	$6,837	$(1,484)	$5,353

Shares	19,950	1,500	21,450
Distributions per Share	$1.60	$1.60	$1.60

Annual estimated distributions	$31,920	$2,400	$34,320

CAPITALIZATION

              The following table sets forth our capitalization on (1) a historical basis, and (2) on a pro forma basis reflecting (i) an additional contribution from HRPT in the amount of $1,766,000, (ii) an advance of $6,015,000 from HRPT to pay certain expenses associated with this offering that will be repaid promptly following completion of this offering, (iii) the contribution from HRPT of our initial properties net of working capital, (iv) the distribution to HRPT of the $250 million we borrowed under our credit facility, (v) this offering of 10,000,000 Shares and (vi) the use of net proceeds from this offering to reduce amounts outstanding under our credit facility after giving effect to the borrowing of $9,015,000 under our credit facility promptly following the completion of this offering, of which $6,015,000 will be used to reimburse HRPT for the funds previously advanced to us and of which $3,000,000 will be retained for working capital purposes, in each case, as of March 31, 2009. Upon completion of this offering, our senior secured credit facility will be converted into a $250 million secured revolving credit facility. This table contains unaudited information and should be read in conjunction with "Selected Financial and Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and the related notes that appear elsewhere in this prospectus (amounts in thousands, except Shares and per Share data).

	Historical February 20, 2009	Pro forma	Pro forma assuming exercise of over allotment option
		(unaudited)	(unaudited)
Cash	$4,500	$3,000	$3,000

Debt
Secured credit facility	$0	$76,208	$48,083

Total debt	0	76,208	48,083

Shareholders' equity:
Common shares of beneficial interest, par value $0.01 per Share; 25,000,000 Shares authorized; 9,950,000 Shares issued and outstanding, 19,950,000 Shares issued and outstanding pro forma and 21,450,000 Shares issued and outstanding pro forma assuming exercise in full of over allotment option	100	200	215
Additional paid in capital	4,900	332,089	360,199

Total shareholders' equity	5,000	332,289	360,414

Total capitalization	$5,000	$408,497	$408,497

 DILUTION

              If you invest in our Shares, your interest will be diluted to the extent of the difference between the initial public offering price per Share and the net tangible book value per Share immediately after the completion of this offering.

              Net tangible book value per Share represents the amount of total tangible assets less total liabilities, divided by the number of Shares then outstanding. Our pro forma net tangible book value as of March 31, 2009, adjusted for HRPT's contribution of our properties and our borrowing of $250 million under our credit facility, was approximately $140.4 million for a net tangible book value per Share of $14.11. After giving effect to our sale of Shares in this offering at the initial public offering price of $20.00 per Share and deducting the estimated underwriting discount and offering expenses, our pro forma net tangible book value would have been $317.2 million, or $15.90 per Share (assuming no exercise of the underwriters' over allotment option). This represents an immediate increase in the net tangible book value of $1.79 per Share and an immediate dilution of $4.10 per Share to new investors purchasing Shares in this offering. The following table illustrates this dilution per Share:

Initial offering price per Share		$20.00
Unaudited pro forma net tangible book value per Share as of March 31, 2009, adjusted for HRPT's contribution of our properties and our borrowing of $250 million under our credit facility	$14.11
Increase in unaudited pro forma net tangible book value per Share attributable to this offering	1.79

Unaudited pro forma net tangible book value per Share after giving effect to this offering		15.90

Dilution per share to new investors		$4.10

              The following table sets forth, as of March 31, 2009, on the pro forma basis as described above, the difference between the number of Shares purchased from us in this offering and the total consideration paid by HRPT and by the new investors in this offering at the initial public offering price of $20.00 per Share, and prior to deducting the estimated underwriting discount and offering expenses.

			Total Consideration
	Shares Purchased
					Average Price Per Share
	Number	Percentage	Amount	Percentage
	(in millions)		($ in millions)
HRPT	9.95	49.9%	$140.4	41.2%	$14.11
New investors	10.00	50.1%	200.0	58.8%	20.00

Total	19.95	100.0%	$340.4	100.0%

If the underwriters' over allotment option is exercised in full, the following will occur:

  •
  the percentage of Shares held by HRPT will decrease to approximately 46.4% of the total number of Shares outstanding;

  •
  the number of Shares held by new investors in this offering will be increased to 11,500,000 Shares, or approximately 53.6% of the total number of Shares outstanding; and

  •
  the immediate dilution experienced by investors in this offering will be $3.90 per Share and the net tangible book value per Share will be $16.10 per Share.

SELECTED FINANCIAL AND PRO FORMA FINANCIAL INFORMATION

              You should read the following selected financial and pro forma financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the audited Combined Financial Statements of Certain Government Properties (wholly owned by HRPT Properties Trust) and notes thereto, the Unaudited Condensed Combined Financial Statements of Certain Government Properties (wholly owned by HRPT Properties Trust) and notes thereto and the Unaudited Pro Forma Financial Statements of Government Properties Income Trust and notes thereto, all included elsewhere in this prospectus. The selected historical consolidated financial information for the three months ended March 31, 2008 and 2009 and the selected historical balance sheet information as of March 31, 2009 have been derived from the unaudited condensed combined financial statements of Certain Government Properties (wholly owned by HRPT Properties Trust), appearing elsewhere in this prospectus. The selected historical consolidated financial information for the years ended December 31, 2006, 2007 and 2008 and the selected historical consolidated balance sheet information as of December 31, 2007 and 2008 have been derived from the audited combined financial statements of Certain Government Properties (wholly owned by HRPT Properties Trust), appearing elsewhere in this prospectus. The selected historical consolidated financial information for the years ended December 31, 2004 and 2005 and the selected consolidated balance sheet information as of December 31, 2004, 2005 and 2006 are derived from unaudited historical financial statements of Certain Government Properties (wholly owned by HRPT Properties Trust), not included in this prospectus. The selected pro forma consolidated financial information for the year ended December 31, 2008 and the three months ended March 31, 2009 and the selected pro forma consolidated balance sheet information as of March 31, 2009 have been derived from the unaudited pro forma financial statements of us, appearing elsewhere in this prospectus. The selected financial and pro forma financial information in this section is not intended to replace these audited and unaudited financial statements. In addition, the pro forma balance sheet and income statement data below have been adjusted to reflect our credit facility, the sale of Shares offered hereby, the receipt of the estimated net proceeds, after deducting the underwriting discount and estimated offering expenses, and the use of the estimated net proceeds from this offering as described under "Use of Proceeds." The selected financial and pro forma financial information below and the financial statements included in this prospectus do not necessarily reflect what our results of operations, financial position and cash flows would have been if we had operated as a stand alone company during all periods presented, and, accordingly, these historical and pro forma results should not be relied upon as an indicator of our future performance.

	Year ended December 31,						Three months ended March 31,
Operating information	2004	2005	2006	2007	2008	2008 Pro forma	2008	2009	2009 Pro forma
	(unaudited)	(unaudited)				(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(amounts in thousands)
Rental income	$63,271	$69,912	$70,861	$73,050	$75,425	$75,425	$18,657	$19,242	$19,242

Expenses:
Real estate taxes	5,619	6,786	7,106	7,247	7,960	7,960	1,958	2,106	2,106
Utility expenses	3,895	4,714	5,341	5,555	6,229	6,229	1,511	1,521	1,521
Other operating expenses	9,763	10,679	11,451	11,140	12,159	12,159	2,879	2,798	2,798
Depreciation and amortization	11,945	12,527	13,205	13,832	14,182	14,182	3,498	3,564	3,564
General and administrative	2,633	2,891	2,774	2,906	2,984	2,984	746	741	741

Total expenses	33,855	37,597	39,877	40,680	43,514	43,514	10,592	10,730	10,730
Operating income	29,416	32,315	30,984	32,370	31,911	31,911	8,065	8,512	8,512
Interest income	22	54	84	88	37	37	62	—	—
Interest expense	(1,235)	(1,096)	(558)	(359)	(141)	(6,978)	(56)	—	(1,709)

Net income	$28,203	$31,273	$30,510	$32,099	$31,807	$24,970	$8,071	$8,512	$6,803

	As of December 31,					As of March 31,
Balance sheet information	2004	2005	2006	2007	2008	2009	2009 Pro forma
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
	(amounts in thousands)
Total real estate investments (before depreciation)	$470,387	$474,361	$486,212	$488,077	$490,475	$490,536	$490,536
Total assets (after depreciation)	448,858	441,284	440,521	431,010	419,774	417,159	411,448
Total debt	19,973	9,717	6,755	3,592	134	—	76,208

	Year ended December 31,				Three months ended March 31,
Other information	2006	2007	2008	2008 Pro forma	2008	2009	2009 Pro forma
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(amounts in thousands, except property data)
Shares outstanding at end of period	—	—	—	—	—	9,950	19,950
Percent leased at end of period	99.1%	99.2%	99.3%	99.3%	99.2%	99.3%	99.3%
Number of properties at end of period	29	29	29	29	29	29	29
FFO (1)	$43,715	$45,931	$45,989	$39,152	$11,569	$12,076	$10,367

	Year ended December 31,			Three months ended March 31,
Cash Flows	2006	2007	2008	2008	2009
				(unaudited)	(unaudited)
	(amounts in thousands)
Provided by operating activities	$43,191	$40,521	$44,944	$10,337	$12,502
Used in investing activities	(12,119)	(2,184)	(2,554)	(783)	(578)
Used in financing activities	(31,015)	(38,340)	(42,359)	(8,904)	(10,455)

(1)
We consider funds from operations, or, in this table and note, FFO, to be an important measure of our performance along with net income and cash flow from operating, investing and financing activities. We believe that FFO provides useful information to investors because by excluding the effects of certain historical amounts, such as depreciation and amortization expense, FFO can facilitate a comparison of performance during different periods and of operating performance among REITs. FFO does not represent cash generated by operating activities in accordance with GAAP, and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity. FFO, as defined by NAREIT, represents net income (computed in accordance with GAAP), plus real estate depreciation and amortization (excluding amortization of deferred financing costs). Other companies may calculate FFO differently than we do.

    The following table is a reconciliation of our net income to FFO:

	Year ended December 31,				Three months ended March 31,
	2006	2007	2008	2008 Pro forma	2008	2009	2009 Pro forma
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(amounts in thousands)
Net income	$30,510	$32,099	$31,807	$24,970	$8,071	$8,512	$6,803
Depreciation and amortization	13,205	13,832	14,182	14,182	3,498	3,564	3,564

FFO	$43,715	$45,931	$45,989	$39,152	$11,569	$12,076	$10,367

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

              The following discussion of our financial condition and results of operations should be read together with the financial statements and related notes that are included elsewhere in this prospectus. This discussion may contain forward looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward looking statements as a result of various factors, including those set forth under "Risk Factors" or elsewhere in this prospectus. See "Risk Factors" and "Cautionary Statement Regarding Forward Looking Statements."

              The audited Combined Financial Statements and unaudited Condensed Combined Financial Statements of Certain Government Properties (wholly owned by HRPT Properties Trust) included in this prospectus include the accounts of 29 properties (and certain related assets and liabilities) owned by HRPT as if they were owned by an entity separate from HRPT. In this section, unless the context otherwise requires, references to "we," "us" and "our" include these accounts.

Overview

              We own 29 properties, located in 14 states and the District of Columbia, containing approximately 3.3 million rentable square feet, of which approximately 95% is leased to the U.S. Government and several states.

              Property Operations.    As of March 31, 2009, 99.3% of the total rentable square feet of our properties was leased, compared to 99.2% leased as of March 31, 2008.

              Leasing market conditions in most U.S. markets are weak. However, the historical experience of RMR has been that government tenants frequently renew leases to avoid the costs and disruptions that may result from relocating government operations. We believe that the expected increase in government regulation resulting from the current economic crisis will increase the Government's demand for leased office space. Similarly, we believe that budgetary pressures may cause an increased demand for leased space, as opposed to government owned space, among government tenants generally. For these and other reasons we believe that occupancy at our portfolio of government leased office properties may outperform national office market averages. However, there are too many variables for us to reasonably project what the financial impact of market conditions will be on our results for future periods.

              Lease renewals and rental rates at which available space may be relet in the future will depend, in part, on prevailing market conditions at that time. Lease expirations at our properties by year, as of March 31, 2009, are as follows (dollars in thousands):

Year (1)	Expiration by Square Feet (2)	Percent of total	Expiration by Rental Income (3)	Percent of Total
2009	3,988	0.1%	$203	0.3%
2010	69,246	2.1%	1,359	1.8%
2011	597,817	18.2%	11,170	14.9%
2012	724,639	22.1%	23,595	31.4%
2013	647,351	19.8%	13,497	18.0%
2014	260,659	7.9%	5,579	7.4%
2015	447,202	13.7%	8,148	10.8%
2016	196,202	6.0%	4,292	5.7%
2017	137,782	4.2%	2,117	2.8%
2018 and thereafter	194,484	5.9%	5,194	6.9%

Total	3,279,370	100.0%	$75,154	100.0%

Weighted average remaining lease term (in years)	4.8		4.7

(1)
Year of lease expirations is pursuant to current contract terms. Some government tenants have the right to vacate their space before the stated terms of their leases expire. As of the date of this prospectus, tenants occupying approximately 16.2% of our rentable square feet and contributing approximately 14.1% of our pro forma rental income for the twelve months ended March 31, 2009 have currently exercisable rights to terminate their leases before the stated term of their lease expires. In 2010, 2011 and 2012, early termination rights become exercisable by other tenants who currently occupy an additional approximately 7.8%, 2.9% and 1.3% of our rentable square feet, respectively, and contribute an additional approximately 6.3%, 4.8% and 1.3% of our pro forma rental income for the twelve months ended March 31, 2009, respectively. In addition, two of our state government tenants currently have the exercisable right to terminate their leases if these states do not appropriate rent in their respective annual budgets. These two tenants occupy approximately 4% of our rentable square feet and contribute approximately 2.8% of our pro forma rental income for the twelve months ended March 31, 2009.

(2)
Square feet is pursuant to signed leases as of March 31, 2009, and includes (i) space being fitted out for occupancy and (ii) space which is leased, but is not occupied.

(3)
Rents are pursuant to signed leases as of March 31, 2009, plus expense reimbursements and exclude lease value amortization. Because these amounts are as of March 31, 2009, they exclude certain ancillary revenue which we may receive during a year (e.g. parking, expense reimbursements, etc.) which are not determinable in advance. Our principal source of funds for our operations is rents from tenants at our properties. Rents are generally received from our government tenants monthly in arrears.

              Investment Activities.    We did not acquire, dispose of or undertake any material improvements to any properties during the three month period ending March 31, 2009.

              Financing Activities.    We entered into a credit facility with Bank of America, N.A. and a syndicate of other lenders on April 24, 2009, with an initial term of three years. Amounts outstanding under this facility bear interest at a floating rate based upon LIBOR, subject to a floor, or another specified index plus a spread or margin which will vary depending upon our leverage.

              We repaid a $134,000 mortgage indebtedness secured by certain of our properties in January 2009.

Results of Operations

              Three Months Ended March 31, 2009, Compared to Three Months Ended March 31, 2008.

	Three Months Ended March 31,
	2009	2008	$ Change	% Change
	(In thousands)
Rental income	$19,242	$18,657	$585	3.1%

Expenses:
Real estate taxes	2,106	1,958	148	7.6%
Utility expenses	1,521	1,511	10	0.7%
Other operating expenses	2,798	2,879	(81)	(2.8%)
Depreciation and amortization	3,564	3,498	66	1.9%
General and administrative	741	746	(5)	(0.7%)

Total expenses	10,730	10,592	138	1.3%

Operating income	8,512	8,065	447	5.5%
Interest income	—	62	(62)	(100.0%)
Interest expense	—	(56)	56	100.0%

Net income	$8,512	$8,071	$441	5.5%

              Rental income.    The increase in rental income, partially offset by a reduction in rental income from a lease renewal at a lower rate than the historical rate, reflects rent increases from new leases and leases renewed during 2008 at our properties. The increase also includes contractual rent adjustments based on changes in the consumer price index and recovery of increases in real estate taxes.

              Real estate taxes.    The increase in real estate taxes primarily reflects increases in the assessed values of some of our properties.

              Utility expenses.    The increase in utility expenses primarily reflects utility rate increases and utility usage.

              Other operating expenses.    The decrease in other operating expenses reflects the decrease in property repairs and maintenance expense in 2009 as compared to 2008.

              Depreciation and amortization.    The increase in depreciation and amortization reflects improvements made to some of our properties during 2008 and the amortization of leasing costs.

              General and administrative.    The decrease in general and administrative expense reflects the change in allocation from HRPT from the effect of acquisitions and dispositions in 2008 at HRPT.

              Interest income.    The decrease in interest income reflects a release of funds in escrow accounts during 2009 relating to mortgage notes that were paid off in 2008 and 2009.

              Interest expense.    The decrease in interest expense reflects the decrease in average debt outstanding at our properties, including the scheduled repayment of $134,000 of mortgage indebtedness in January 2009 that was secured by one of our properties.

              Net income.    The increase in net income primarily reflects rent increases from lease extensions and lease renewals during 2008.

              Year Ended December 31, 2008, Compared to Year Ended December 31, 2007

	Year Ended December 31,
	($ in thousands)
	2008	2007	$ Change	% Change
Rental income	$75,425	$73,050	$2,375	3.3%

Expenses:
Real estate taxes	7,960	7,247	713	9.8%
Utility expenses	6,229	5,555	674	12.1%
Other operating expenses	12,159	11,140	1,019	9.1%
Depreciation and amortization	14,182	13,832	350	2.5%
General and administrative	2,984	2,906	78	2.7%

Total expenses	43,514	40,680	2,834	7.0%

Operating income	31,911	32,370	(459)	(1.4%)
Interest income	37	88	(51)	(58.0%)
Interest expense	(141)	(359)	218	60.7%

Net income	$31,807	$32,099	$(292)	(0.9%)

              Rental income.    The increase in rental income reflects rent increases from new leases and leases renewed during 2008 and 2007 at our properties. The increase also includes contractual rent adjustments based on changes in the consumer price index and recovery of increases in real estate taxes.

              Real estate taxes.    The increase in real estate taxes primarily reflects increases in the assessed values of some of our properties.

              Utility expenses.    The increase in utility expenses primarily reflects utility rate increases.

              Other operating expenses.    The increase in other operating expenses reflects the increase in property repairs and maintenance expenses in 2008 compared to 2007.

              Depreciation and amortization.    The increase in depreciation and amortization reflects improvements made to some of our properties during 2008 and 2007.

              General and administrative.    The increase in general and administrative expense reflects the increase in HRPT's general and administrative expenses allocated to our properties.

              Interest income.    The decrease in interest income reflects a lower balance in escrow accounts relating to mortgage notes that were paid off in 2007 and 2008.

              Interest expense.    The decrease in interest expense reflects the decrease in average debt outstanding at our properties, including the repayment of $1.9 million of mortgage indebtedness at maturity that was secured by one of our properties.

              Year Ended December 31, 2007, Compared to Year Ended December 31, 2006

	Year Ended December 31,
	($ in thousands)
	2007	2006	$ Change	% Change
Rental income	$73,050	$70,861	$2,189	3.1%

Expenses:
Real estate taxes	7,247	7,106	141	2.0%
Utility expenses	5,555	5,341	214	4.0%
Other operating expenses	11,140	11,451	(311)	(2.7%)
Depreciation and amortization	13,832	13,205	627	4.7%
General and administrative	2,906	2,774	132	4.8%

Total expenses	40,680	39,877	803	2.0%

Operating income	32,370	30,984	1,386	4.5%
Interest income	88	84	4	4.7%
Interest expense	(359)	(558)	199	(35.7%)

Net income	$32,099	$30,510	$1,589	5.2%

              Rental income.    The increase in rental income reflects one property acquired in May 2006. The increase also includes contractual rent adjustments based on changes in the consumer price index and recovery of increases in real estate taxes.

              Real estate taxes.    The increase in real estate taxes primarily reflects increases in the assessed values of some of our properties.

              Utility expenses.    The increase in utility expenses primarily reflects utility rate increases.

              Other operating expenses.    The decrease in other operating expenses primarily reflects the decrease in property repairs and maintenance expenses in 2007 compared to 2006.

              Depreciation and amortization.    The increase in depreciation and amortization reflects acquisitions and improvements made to some of our properties during 2007 and 2006.

              General and administrative.    The increase in general and administrative expense reflects the increase in HRPT's general and administrative expenses allocated to our properties.

              Interest income.    The increase in interest income reflects modest increases in the interest rate earned on restricted cash investments.

              Interest expense.    The decrease in interest expense reflects the decrease in average debt outstanding at our properties.

Liquidity and Capital Resources

              Our Operating Liquidity and Resources.    Our principal source of funds to meet operating expenses and pay planned distributions on our Shares is rental income from our properties. This flow of funds has historically been sufficient to pay operating expenses and debt service relating to our properties. Our operating expenses as a separate public company will be higher after completion of this offering than the operating expenses of our 29 properties were when our properties were under HRPT's control. These additional costs are estimated to be $450,000 per year for legal and audit fees and $300,000 per year in fees for trustees, internal audit expenses and other costs. HRPT currently pays similar types of costs in larger amounts, but HRPT has a significantly larger portfolio of properties. We believe that our operating cash flow will be sufficient to meet our operating expenses, debt service and planned distributions on our Shares for the foreseeable future. Our future cash flows from operating activities will depend primarily upon our ability to:

  •
  maintain the occupancy of and the current rent rates at our properties;

  •
  control operating cost increases at our properties; and

  •
  purchase additional properties which produce positive cash flows from operations.

              We believe that leasing market conditions in many U.S. markets will continue to be weak for the next two to three years. However, the historical experience of RMR has been that government tenants frequently renew leases to avoid the costs and disruptions that may result from relocating government operations. We believe that the expected increase in government regulation resulting from the current economic crisis will increase the U.S. Government's demand for leased office space. Similarly, we believe that budgetary pressures may cause an increased demand for leased space, as opposed to government owned space, among government tenants generally. For these and other reasons we believe that occupancy at our portfolio of government leased properties may outperform national office market averages. However, there are too many variables for us to reasonably project what the financial impact of market conditions will be on our results for future periods. We generally do not intend to purchase "turn around" properties or properties which do not generate positive cash flows. Any future purchases of properties which generate positive cash flow cannot be accurately projected, because such purchases depend upon available opportunities which come to our attention.

              Cash flows provided by (used for) our properties for operating, investing and financing activities were $12.5 million, ($0.6) million and ($10.5) million, respectively, for the three month period ended March 31, 2009, and $10.3 million, ($0.8) million and ($8.9) million, respectively, for the three month period ended March 31, 2008. Changes in all three categories between 2009 and 2008 are primarily related to property operations, repayments of debt obligations and distributions to HRPT.

              Cash flows provided by (used for) our properties for operating, investing and financing activities were $44.9 million, ($2.6) million and ($42.4) million, respectively, for the year ended December 31, 2008, and $40.5 million, ($2.2) million and ($38.3) million, respectively, for the year ended December 31, 2007. Changes in all three categories between 2008 and 2007 are primarily related to property operations, repayments of debt obligations, and distributions to HRPT.

              Our Investment and Financing Liquidity and Resources.    In order to fund acquisitions and to accommodate cash needs that may result from timing differences between our receipt of rents and our desire or need to make distributions or pay operating or capital expenses, we have obtained a $250 million secured credit facility with a syndicate of financial institutions. Upon completion of this offering, our senior secured credit facility will be converted into a $250 million secured revolving credit facility. We expect to use borrowings under our credit facility and net proceeds from offerings of equity or debt securities to fund any future property acquisitions.

              When significant amounts are outstanding under our credit facility or the maturity date of our credit facility approaches, we intend to explore alternatives for repaying or refinancing such amounts. Such alternatives may include incurring term debt, issuing new equity securities and extending the maturity date of our credit facility. Though there has been a significant reduction in the amount of capital available on a global basis and although we can provide no assurance that we will be successful in consummating any particular type of financing, we believe that we will have access to financing, such as debt and equity offerings, to fund any future acquisitions, capital expenditures and to pay our obligations.

              The completion and the costs of any future financings will depend primarily upon market conditions. In particular, the feasibility and cost of any future debt financings will depend primarily on credit markets and our then current creditworthiness. We have no control over market conditions. Potential lenders in future debt transactions will evaluate our ability to fund required debt service and repay balances when they become due by reviewing our business practices and plans and our ability to maintain our earnings, to ladder our debt maturities and to balance our use of debt and equity capital so that our financial performance and leverage ratios afford us flexibility to withstand any reasonably anticipated adverse changes. We intend to conduct our business activities in a manner which will continue to afford us reasonable access to capital for investment and financing activities.

              During the twelve month period ended March 31, 2009 and 2008, cash expenditures made and capitalized at our properties for tenant improvements, leasing costs, building improvements and development and redevelopment activities were as follows (amounts in thousands):

	Twelve Months Ended March 31,
	2009	2008
Tenant improvements	$1,841	$1,075
Leasing costs	396	692
Building improvements (1)	70	391
Development and redevelopment activities (2)	252	927

    (1)
    Building improvements generally include construction costs, expenditures to replace obsolete building components and expenditures that extend the useful life of existing assets.

    (2)
    Development, redevelopment and other activities generally include non-recurring expenditures that we believe increase the value of our existing properties.

              Commitments made at our properties (which we are obligated to fund) for expenditures in connection with leasing space during the twelve month period ended March 31, 2009, are as follows (amounts in thousands, except as noted):

	New	Renewals	Total
Square feet leased during the period	15	331	346
Total commitments for tenant improvements and leasing costs	$130	$1,127	$1,257
Leasing costs per square foot (whole dollars)	$8.57	$3.40	$3.63
Average lease term (years)	2.8	5.0	4.9
Leasing costs per square foot per year (whole dollars)	$3.03	$0.68	$0.74

              In November 2008, a mortgage loan, secured by one of our properties, was repaid at maturity.

              We repaid a $134,000 mortgage indebtedness secured by certain of our properties in January 2009. We have no commercial paper, outstanding, nor have we entered into any swaps or hedges. We are not party to any joint ventures and do not have any off balance sheet arrangements.

Related Person Transactions

              For all periods presented under "Results of Operations" above, general and administrative expenses were allocated to our properties based on the historical cost of our properties as a percentage of HRPT's historical cost of its real estate investments. Included in the allocation of general and administrative expenses are expenses related to HRPT's agreements with RMR. RMR is beneficially owned by Barry Portnoy, one of our Managing Trustees, and Adam Portnoy, our President and our other Managing Trustee. We do not expect to have any employees nor to have administrative offices separate from RMR. Services that might otherwise be provided by employees will be provided to us by employees of RMR. Similarly, office space will be provided to us by RMR. Each of our executive officers is also an executive of RMR.

              Upon completion of this offering, we will have entered into two management agreements with RMR: a business management agreement and a property management agreement. The business management agreement will provide for (i) an annual base fee, payable monthly and reconciled annually, and (ii) an annual incentive fee. The annual amount of the business management base fee will be equal to 0.5% of the historical cost to HRPT of any properties transferred to us by HRPT. If we acquire additional properties, the annual business management base fee will be 0.7% of our cost of any additional properties up to and including $250 million, plus 0.5% of our cost of any additional properties in excess of $250 million. The annual incentive fee will be calculated on the basis of any annual increases in the amount of FFO Per Share (as defined in our business management agreement). RMR is not eligible to receive an incentive fee for the year ending December 31, 2009. Beginning with the year ending December 31, 2010, the annual amount of any incentive fee that RMR will be entitled to receive will be equal to 15% of any increase in FFO Per Share for such year over FFO Per Share in the prior year, multiplied by the weighted average number of Shares outstanding during the year to which the fee applies calculated on a fully diluted basis; provided, however, the incentive fee for any year will not exceed $0.02 per Share multiplied by such weighted average number of Shares outstanding on a fully diluted basis. Upon termination of the business management agreement, RMR will be entitled to a pro rata portion of the incentive fee for the then current year. For purposes of calculating any incentive fee for the year ending December 31, 2010, our 2009 FFO Per Share will be calculated based on annualized figures for the period beginning on the completion of this offering and ending on December 31, 2009. Any incentive fees earned by RMR will be paid in Shares.

              The property management agreement will provide for (i) a management fee equal to 3% of the gross rents we collect from tenants, payable monthly in arrears, and (ii) a construction supervision fee equal to 5% of any construction, renovation or repair activities at our properties during the term of the property management agreement, other than ordinary maintenance and repair done by maintenance staff, payable periodically as agreed by us and RMR.

              The initial terms of the management agreements will expire on December 31, 2010. Renewals or extensions of the management agreements will be subject to the periodic approval of the Compensation Committee of our board of trustees, which is composed entirely of Independent Trustees. Under the management agreements, RMR will agree not to provide management services to any other business which is principally engaged in owning and leasing properties which are majority leased to government tenants, without the consent of a majority of our Independent Trustees.

              Assuming that this offering closes on May 31, 2009 the business management base fee payable by us to RMR through December 31, 2009 (assuming no additional property acquisitions by us during that period) will be approximately $1.5 million (or $2.5 million on an annualized basis), and the property management fee payable by us to RMR through December 31, 2009 (assuming no construction supervision fees) will be approximately $1.3 million (or $2.3 million on an annualized basis). The amount of fees payable by us to RMR will increase if we borrow additional funds and use such funds to acquire new properties.

              The boards of RMR and HRPT have approved an amendment to the business management agreement between RMR and HRPT to be entered into by RMR and HRPT upon the completion of this offering. Pursuant to that amendment, the investment by HRPT in us will not be counted for purposes of determining the fees payable by HRPT to RMR for periods following the completion of this offering and income, loss and funds from operations attributable to assets contributed to us or our subsidiaries by HRPT or its subsidiaries prior to the completion of this offering will not be included in determining any incentive fee payable by HRPT for its 2009 fiscal year. In addition, the amendment will make changes relating to the determination of business management base fees and incentive fees payable by HRPT to RMR under the business management agreement in light of recent accounting standard changes so that the fees continue to be calculated consistent with historical practices. The business management base fee and property management fee that we will pay to RMR with respect to the properties transferred to us by HRPT will not exceed the corresponding fees that HRPT would have paid to RMR with respect to such properties had we remained wholly owned by HRPT. Accordingly, RMR will not receive any increase in the business management base fee or the property management fee as a result of the transfer to us of properties by HRPT. Additionally, the incentive fee that RMR will be eligible to receive from us for the year ending December 31, 2010 will be substantially similar in structure to the incentive fee that HRPT currently pays to RMR, but with a maximum amount of $0.02 per Share. As a separate publicly traded company, we may be able to increase our investments in properties that are majority leased to government tenants more quickly than HRPT might be able to increase such investment, and, as we increase our investments, RMR's fees will increase. HRPT does not pay RMR, and we will not pay RMR, any acquisition, leasing, disposition or financing fees.

              Under the management agreements that we will enter into with RMR upon completion of this offering, we will acknowledge that RMR manages other businesses, including HRPT, SNH and HPT, and will not be required to present us with opportunities to invest in properties that are primarily of a type that are within the investment focus of another business now or in the future managed by RMR. Similarly, RMR will not present other businesses that it now or in the future manages with opportunities to invest in properties that are majority leased to government tenants unless our independent trustees have determined not to invest in the opportunity. As a result, while we are managed by RMR, we will have limited ability to invest in properties other than properties that are majority leased to government tenants.

              For more details concerning our agreements with RMR, please see "Manager" and copies of the forms of our management agreements which are filed as exhibits to the registration statement of which this prospectus is part.

Critical Accounting Policies

              Our critical accounting policies are those that will have the most impact on the reporting of our financial condition and results of operations and those requiring significant judgments and estimates. We believe that our judgments and estimates will be consistently applied and produce financial information that fairly presents our results of operations. Our most critical accounting policies involve our investments in real property. These policies affect our:

  •
  allocation of purchase price between various asset categories and the related impact on the recognition of rental income and depreciation and amortization expense;

  •
  assessment of the carrying values and impairments of long lived assets; and

  •
  classification of leases.

              The purchase prices for our properties were historically allocated to land, building and improvements, and each component generally has a different useful life. For properties acquired subsequent to June 1, 2001, the effective date of Statement of Financial Accounting Standards No. 141, "Business Combinations," the purchase prices were allocated among land, building and improvements and identified intangible assets and liabilities, consisting of the value of above market and below market leases, the value of in place leases and the value of tenant relationships. Purchase price allocations and the determination of useful lives are based on estimates and, under some circumstances, studies from independent real estate appraisal firms.

              Purchase price allocations to land, building and improvements are based on a determination of the relative fair values of these assets assuming the property is vacant. We determine the fair value of a property using methods that we believe are similar to those used by independent appraisers. Purchase price allocations to above market and below market leases are based on the estimated present value (using an interest rate which reflects our assessment of the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in place leases and (ii) our estimate of fair market lease rates for the corresponding leases, measured over a period equal to the remaining terms of the respective leases. Purchase price allocations to in place leases and tenant relationships are determined as the excess of (i) the purchase price paid for a property after adjusting existing in place leases to estimated market rental rates over (ii) the estimated fair value of the property as if vacant. This aggregate value is allocated between in place lease values and tenant relationships based on our evaluation of the specific characteristics of each tenant's lease; however, the value of tenant relationships has not been separated from in place lease value for our properties because such value and related amortization expense is immaterial for acquisitions reflected in the historical financial statements. Factors we consider in performing these analyses include estimates of carrying costs during the expected lease up periods, including real estate taxes, insurance and other operating income and expenses and costs to execute similar leases in current market conditions, such as leasing commissions, legal and other related costs. If the value of tenant relationships are material in the future, those amounts will be separately allocated and amortized over the estimated lives of the relationships.

              We compute depreciation expense using the straight line method over estimated useful lives of up to 40 years for buildings and improvements, and up to 12 years for personal property. The allocated cost of land is not depreciated. Capitalized above market lease values (included in acquired real estate leases in the combined balance sheet of certain properties wholly owned by HRPT) are being amortized as a reduction to rental income over the remaining terms of the respective leases. Capitalized below market lease values (presented as acquired real estate lease obligations in the combined balance sheet of certain properties wholly owned by HRPT) are being amortized as an increase to rental income over the remaining terms of the respective leases. The value of in place leases exclusive of the value of above market and below market in place leases is amortized to expense over the remaining periods of the respective leases. If a lease is terminated prior to its stated expiration, all unamortized amounts relating to that lease are written off. Purchase price allocations will require us to make certain assumptions and estimates. Incorrect assumptions and estimates may result in inaccurate depreciation and amortization charges over future periods.

              We will periodically evaluate our properties for impairment. Impairment indicators may include declining tenant occupancy, legislative changes, economic or market changes that could permanently reduce the value of a property or our decision to dispose of an asset before the end of its estimated useful life. If indicators of impairment are present, we will evaluate the carrying value of the related property by comparing it to the expected future undiscounted cash flows to be generated from that property. If the sum of these expected future cash flows is less than the carrying value, we will reduce the net carrying value of the property to its fair value. This analysis will require us to judge whether indicators of impairment exist and to estimate likely future cash flows. If we misjudge or estimate incorrectly or if future tenant operations, market or industry factors differ from our expectations we may record an impairment charge that is inappropriate or fail to record a charge when we should have done so, or the amount of any such charges may be inaccurate.

              These policies involve significant judgments made based upon experience, including judgments about current valuations, ultimate realizable value, estimated useful lives, salvage or residual value, the ability and willingness of our tenants to perform their obligations to us, current and future economic conditions and competitive factors in the markets in which our properties are located. Competition, economic conditions and other factors may cause occupancy declines in the future. In the future, we may need to revise our carrying value assessments to incorporate information which is not now known, and such revisions could increase or decrease our depreciation expense related to properties we own, result in the classification of our leases as other than operating leases or decrease the carrying values of our assets.

Impact of Inflation

              Inflation might have both positive and negative impacts upon us. Inflation might cause the value of our real estate to increase. Inflation might also cause our costs of equity and debt capital and operating costs to increase. An increase in our capital costs or in our operating costs will result in decreased earnings unless it is offset by increased revenues. Our government leases generally provide for annual rent increases based on a cost of living index which should offset any increased costs as a result of inflation.

              To mitigate the adverse impact of any increased cost of debt capital in the event of material inflation, we may enter into interest rate hedge arrangements in the future, but we have no present intention to do so. The decision to enter into these agreements will be based on the amount of our floating rate debt outstanding, our belief that material interest rate increases are likely to occur and upon requirements of our borrowing arrangements.

Quantitative and Qualitative Disclosures About Market Risk

              We are exposed to risks associated with market changes in interest rates. We manage our exposure to this market risk by monitoring available financing alternatives. Our strategy to manage exposure to changes in interest rates is the same as the strategy previously employed by HRPT as of March 31, 2009 with respect to our properties. Other than as described below, we do not foresee any significant changes in our exposure to fluctuations in interest rates or in how we manage this exposure in the near future.

              On April 24, 2009, we entered into a $250 million secured credit facility that matures on April 24, 2012. Repayments under this facility may be made at any time without penalty. We will borrow under this facility in U.S. dollars and borrowings thereunder bear interest at a floating rate based upon LIBOR, subject to a floor, or another specified index plus a spread or margin which will vary depending upon our leverage. Accordingly, we are exposed to changes in U.S. dollar based short term rates, specifically LIBOR, if the increase exceeds the LIBOR floor amount. For example, if the full amount of our credit facility was outstanding and our interest obligation increased by 1% per year our interest expense would increase by $2.5 million. A change in interest rates would not affect the value of outstanding floating rate debt, but would affect our operating results. Our exposure to fluctuations in interest rates will increase or decrease in the future with increases or decreases in the outstanding amount of our credit facility and any other floating rate debt that we may incur.

BUSINESS

Our Properties

              We own 29 properties where almost all of the rentable square feet is leased to government tenants: 25 of these properties, with approximately 3 million rentable square feet, are primarily leased to the U.S. Government and four of these properties, with approximately 300,000 rentable square feet, are leased to the States of California, Maryland, Minnesota and South Carolina. The following table provides certain information about our current properties:

Location*		Year Built			Rentable Square Feet	Significant Tenant(s)
201 East Indianola Avenue, Phoenix AZ		1997			97,145	Federal Bureau of Investigation
9797 Aero Drive, San Diego CA		1994			94,272	Federal Bureau of Investigation
4560 Viewridge Drive, San Diego CA		1996			147,955	Drug Enforcement Administration
9174 Sky Park Court, San Diego CA		1986			43,918	California Department of Water Quality Control Board California Department of Motor Vehicles
5045 East Butler Ave, Fresno CA		1971			531,976	Internal Revenue Service
16194 West 45th Drive, Golden CO		1997			43,232	Environmental Protection Agency
7201 West Mansfield Avenue, Lakewood CO		1981			71,208	Bureau of Reclamation
7301 West Mansfield Avenue, Lakewood CO		1981			70,904	Bureau of Reclamation
7401 West Mansfield Avenue, Lakewood CO		1981			70,884	Department of the Interior
20 Massachusetts Avenue, Washington D.C.		2002	**		339,541	Department of Justice Immigration and Customs Enforcement
1 Corporate Boulevard, Atlanta GA		1967			37,554	Centers for Disease Control
8 Corporate Boulevard, Atlanta GA		2000			151,252	Centers for Disease Control
10 Corporate Boulevard, Atlanta GA		1968			32,828	Centers for Disease Control
11 Corporate Boulevard, Atlanta GA		1968			32,158	Centers for Disease Control
12 Corporate Boulevard, Atlanta GA		1968			99,084	Centers for Disease Control
12 Executive Park Drive, Atlanta GA		2001			128,390	Centers for Disease Control
20400 Century Boulevard, Germantown MD		1995			80,550	Department of Energy
1401 Rockville Pike, Rockville MD		1986			188,444	Food and Drug Administration
4201 Patterson Avenue, Baltimore MD		1989			84,674	Maryland Department of Health and Mental Hygiene Maryland Department of Human Resources Maryland Transit Administration
2645 & 2655 Long Lake Road, Roseville MN		1987			61,426	Minnesota State Lottery
4241 & 4300 NE 34th Street, Kansas City MO		1995			98,073	Department of the Treasury Financial Management Service
130–138 Delaware Avenue, Buffalo NY		1994			124,647	Department of Justice Immigration and Customs Enforcement
110 Centerview Drive, Columbia SC		1985			71,580	South Carolina Department of Labor, Licensing and Regulation
701 Clay Road, Waco TX		1997			137,782	Veterans' Affairs
5600 Columbia Pike, Falls Church VA		1993	**		164,746	Defense Information Systems Agency
2420 Stevens Drive, Richland WA		1995			92,914	Department of Energy
2430 Stevens Drive, Richland WA		1995			47,238	Department of Energy
882 TJ Jackson Drive, Falling Waters WV		1993			36,818	Veterans' Affairs
5353 Yellowstone Road, Cheyenne WY		1995			122,647	Bureau of Land Management

14 states and the District of Columbia	Average Age (years)	20.4		Total Rentable Square Feet	3,303,840

*
Locations consisting of separate buildings within an office park are described as separate properties in this prospectus.

**
Year built is year substantial renovations were completed. Substantial renovations are those costing in excess 25% of our historical investment in the property.

              In addition to the 29 properties that we own, we also have an ownership interest in a separate building that shares a legal parcel with our property at 9174 Sky Park Court, San Diego, CA. We lease this separate building to HRPT pursuant to a 99-year lease in return for full indemnification from all liabilities associated with this separate building. We are in the process of applying for a lot line adjustment to divide the legal parcel upon which the two buildings are located. Upon obtaining the lot line adjustment, we will transfer the separate building to HRPT and the lease will terminate. We expect that the lot line adjustment will occur during 2009, but approval from the relevant authorities could take longer, and it is possible that we will not obtain approval. HRPT has agreed to reimburse us for any real estate taxes associated with this separate building during the lease term and until the lot line adjustment is completed.

Our Business Plan

              Our business plan is to maintain our properties, seek to renew our leases as they expire, selectively acquire additional properties that are majority leased to government tenants and pay distributions to our shareholders. As our current leases expire, we will attempt to renew our leases with existing tenants or to enter into leases with new tenants, in both circumstances at rents which are equal to or higher than the rents we now receive. Our ability to renew leases with our existing tenants or to enter into new leases with new tenants and the rents we are able to charge will be dependent in large part upon market conditions which are generally beyond our control. Nonetheless, the historical experience of RMR has been that government tenants frequently renew leases to avoid the costs and disruptions that may result from relocating government operations. The following table provides information about the tenants which currently lease our properties:

	Location*	Rentable Square Feet	Percent of Total Rentable Square Feet
U.S. Government:
Internal Revenue Service	Fresno CA	531,976	16%
Centers for Disease Control	Atlanta GA	481,266	15%
Immigration and Customs Enforcement	Buffalo NY & Washington D.C.	235,311	7%
Department of Justice	Buffalo NY & Washington D.C.	228,761	7%
Department of Energy	Richland WA & Germantown MD	206,328	6%
Federal Bureau of Investigation	Phoenix AZ & San Diego CA	191,417	6%
Defense Information Systems Agency	Falls Church VA	163,407	5%
Veterans Affairs	Falling Waters WV & Waco TX	174,600	5%
Drug Enforcement Administration	San Diego CA	147,955	4%
Bureau of Reclamation	Lakewood CO	142,112	4%
Bureau of Land Management	Cheyenne WY	122,647	4%
Food and Drug Administration	Rockville MD	100,522	3%
Financial Management Service	Kansas City MO	87,993	3%
Department of the Interior	Lakewood CO	70,884	2%
Environmental Protection Agency	Golden CO	43,232	1%

Subtotals		2,928,411	88%
States:
Maryland	Baltimore MD	84,674	3%
South Carolina	Columbia SC	71,580	2%
Minnesota	Roseville MN	61,426	2%
California	San Diego CA	43,918	1%

Subtotals		261,598	8%
Non-government tenants		89,026	3%
Available for Lease		24,805	1%

Totals:		3,303,840 square feet	100%

*
Locations consisting of separate buildings within an office park are described as separate properties in this prospectus.

Our Growth Strategy

              Our growth strategy applicable to our current properties is to attempt to increase the rents we receive from these properties. To achieve rent increases we may invest in our properties to make improvements requested by existing tenants or to induce lease renewals or new tenant leases when our current leases expire. However, as noted above, our ability to maintain or increase the rents we receive from our current properties will depend in large part upon market conditions which are beyond our control.

              In addition to the growth strategy applicable to our current properties, we expect to acquire additional properties, generally within the United States, that are majority leased to government tenants. Most of the U.S. Government's non-military real estate requirements are administered by the GSA. During the past 40 years, the amount of GSA owned space has remained relatively constant, but the amount of GSA leased space has increased from 46 million square feet to 178 million square feet. See "Challenges Facing the Government's Federal Civilian Landlord" by David Winstead, GSA Commissioner of Public Buildings, in Government Leasing News, Winter, 2008. We expect this long term trend to continue and possibly to accelerate in the next few years, for two reasons:

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  First, U.S. Government budgeting and accounting is generally done on the basis of cash expenditures. The annual budgeting techniques used in Congressional appropriation processes often make it difficult to justify long term capital expenditures necessary to purchase or develop new U.S. Government owned properties. In fact, the GSA has noted that an increasing percentage of its annual budget must be dedicated to keep up with repair and maintenance needs at its historically owned properties.

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  Second, based upon historical experience, we believe that the expected increase in government regulation resulting from the current economic crisis will increase the U.S. Government's demand for leased office space. On November 10, 2008, The Washington Post estimated that the creation of the Resolution Trust Corporation and its successor entities in the early 1990s caused the U.S. Government to increase its leased space requirements by 4 million square feet, the passage of the Sarbanes-Oxley Act in 2002 caused the Securities and Exchange Commission, or the SEC, to lease an additional 1 million square feet and current proposals for increases in economic regulation may require that the U.S. Government occupy between 2 million and 4 million square feet of additional space over the next three years.

If the U.S. Government increases the amount of space that it leases, as we expect that it will, we believe that there will be increased opportunities for us to acquire additional properties that are majority leased to government tenants. We expect to acquire additional properties primarily for purposes of income.

              Based on RMR's experience, we believe that state and local governments lease significant amounts of office space. Additionally, we believe that budgetary pressures may cause an increased demand for leased space, as opposed to government owned space, among government tenants generally and state and local governments in particular. Also, based upon anecdotal reports, we believe that some state and local governments are currently considering sale leaseback arrangements for certain government owned properties because these arrangements may both raise capital and transfer maintenance obligations to private landlords, like us.

              Finally, we believe that the recent reduction in available capital, particularly debt capital, may cause acquisition opportunities to become available to us. The readily available debt capital that was prevalent earlier in this decade contributed to an increase in real estate valuations. As debt capital has become less available, an increasing number of real estate owners may need to raise capital to pay their lenders. Some of these owners may seek to sell properties that are majority leased to government tenants in order to raise capital to meet their debt obligations.

              Our board of trustees may change our investment policies at any time without a vote of our shareholders. Although we have no current intention to do so, we could in the future adopt policies with respect to investments in real estate mortgages or securities of other persons, including persons engaged in real estate activities.

Our Financing Policies

              To qualify for taxation as a REIT under the Code we must distribute at least 90% of our annual REIT taxable income and satisfy a number of organizational and operational requirements. Accordingly, we generally will not be able to retain sufficient cash from operations to repay debts, invest in properties or fund acquisitions. Instead, we expect to repay our debts, invest in our properties and fund acquisitions by borrowing and issuing equity securities. Initially, we expect that our growth will be financed by borrowing under our $250 million credit facility. As this credit facility becomes fully utilized, we expect to refinance this facility with term debt or equity issuances. We will decide when and whether to issue new debt or equity depending upon market conditions. Because our ability to raise capital may depend, in large part, upon market conditions, we can provide you no assurance that we will be able to raise sufficient capital to repay our debt or to fund our growth strategy.

              We intend to use modest amounts of leverage. Until we believe the debt capital markets return to historical levels of availability, we may limit our leverage to approximately 33.3% of the undepreciated book value of our assets. Over time we expect that our leverage may increase to approximately 50% of the undepreciated book value of our assets. Our board of trustees has adopted a policy to limit our indebtedness to no more than 50% of the undepreciated book value of our properties. We intend to manage our leverage in a way that may eventually permit us to achieve "investment grade" ratings from nationally recognized rating agencies such as Moody's Investors Service, Inc. and Standard & Poors Ratings Services. However, based upon RMR's experience, we do not believe that it is likely that we will be able to achieve an investment grade rating until we increase the size of our investments and have a track record of successfully managing our properties and our growth strategy for several years. If we are unable to achieve investment grade ratings, we believe our ability to issue reasonably priced unsecured debt may be limited, and most of our debt capital will be secured by mortgages on our properties.

              On April 24, 2009, we entered into a senior secured credit facility with Bank of America, N.A. and a syndicate of other lenders. Upon the closing of this credit facility, we borrowed $250 million and distributed it to HRPT. Upon completion of this offering, we will use net proceeds therefrom to repay amounts outstanding under our credit facility, we will promptly borrow $9 million and our credit facility will be converted into a $250 million revolving credit facility. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is an Administrative Agent, Lender, Swing Line Lender and L/C Issuer under our credit facility; Banc of America Securities LLC, also an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is a Joint Lead Arranger and Joint Book Manager under our credit facility. Wells Fargo Bank, N.A., an affiliate of Wachovia Capital Markets, LLC, is a Joint Lead Arranger, Lender, Joint Book Manager and Syndication Agent under our credit facility. Morgan Stanley Bank, N.A., an affiliate of Morgan Stanley & Co. Incorporated, is a Lender under our credit facility. Citicorp North America Inc, an affiliate of Citigroup Global Markets Inc., is a Lender under our credit facility. Regions Bank, an affiliate of Morgan Keegan & Company, Inc., is a Lender under our credit facility. Royal Bank of Canada, an affiliate of RBC Capital Markets Corporation, is a Documentation Agent and Lender under our credit facility. UBS Loan Finance LLC, an affiliate of UBS Securities LLC, is a Lender under our credit facility. The affiliates of our underwriters that are lenders under our credit facility will each receive a pro rata portion of the net proceeds from this offering used to reduce the amount outstanding under our credit facility.

              The following is a summary description of certain material terms of this $250 million secured revolving credit facility. Because it is a summary, the following does not include all of the terms which may be important to you. For more details concerning our revolving credit facility, please see the form of senior secured credit agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

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  Amount Available:  Up to $250 million; under certain circumstances, including available collateral and lenders, this amount may be increased to $500 million.

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  Maturity:  April 24, 2012; provided that we are not in default and satisfy certain other conditions, including payment of an extension fee, we have the option to extend the maturity by one year to April 24, 2013.

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  Interest:  Interest is calculated at a floating rate based upon LIBOR, subject to a floor, or another specified index plus a spread or margin which will vary depending upon our leverage. We will also pay a fee based on the unused portion of the credit facility.

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  Amortization:  No principal amortization or prepayment is required other than in connection with this offering or if the amounts outstanding exceed the amount we could then borrow; amounts borrowed may be prepaid and re-borrowed until maturity when the entire principal and any accrued and unpaid interest is due.

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  Collateral:  First mortgages on all our presently owned properties have been granted to Bank of America, N.A. as agent for the lenders. We have the option to remove properties from the collateral pool and to add different properties which meet pre-established criteria and are acceptable to Bank of America, N.A. as agent for the lenders. We may be required to add or substitute different properties to the collateral pool to support our borrowing levels. We have also pledged the equity of our subsidiary which holds title to our properties, and our subsidiary granted a security interest in its other assets to Bank of America, N.A. as agent for the lenders.

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  Conditions to Borrowing:  Our ability to borrow under our revolving credit facility is conditional upon our compliance with various covenants and conditions, typical of loans secured by real estate collateral. For example, amounts outstanding under the revolving credit facility must be no greater than the lesser of a mortgageability amount, determined with reference to our net rental income or 55% of the appraised value of the collateral properties, as determined under the credit agreement.

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  Financial Covenants:  The revolving credit facility is our full recourse obligation and it includes various financial covenants which apply to us and not only to the collateral properties. For example, we must maintain a minimum fixed charge coverage ratio of not less than 1.65 to 1 and not permit consolidated debt to total asset value to exceed 60%. Also, we are generally prohibited from paying distributions to our shareholders which exceed 95% of our Funds From Operations, as defined in the credit agreement, other than certain distributions in connection with the maintenance of our status as a REIT.

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  Other Terms, Conditions and Fees:  Our revolving credit facility includes various other terms, conditions and fees.

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  Change in Control and Termination of Management Agreements:  Our revolving credit facility provides that a change in control of us or a termination of the management agreements that we will enter into with RMR may cause the amounts outstanding under the credit facility to become immediately due and payable.

              Our board of trustees may change our financing policies at any time without a vote of our shareholders.

              We have not engaged in underwriting securities of other issuers and do not intend to do so. We have not in the past, but we may in the future, invest in the securities of other issuers for the purpose of exercising control, issue senior securities, make loans to other persons, engage in the sale of investments, offer securities in exchange for property or repurchase or reacquire our securities.

              After this offering, we will become subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC. We will furnish our shareholders with annual reports containing financial statements audited by our independent registered public accounting firm and with quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

Our History

              HRPT began investing in government leased properties in 1997. HRPT is a REIT which currently owns office and industrial properties with a historical cost of over $6 billion, only a part of which is leased to government tenants. HRPT created us in 2009 to concentrate the ownership of certain of its properties that are majority leased to government tenants and to expand such investments, because HRPT determined that present market conditions may create favorable opportunities to expand a focused investment program in government leased real estate. Because of concerns about the strength of the economy generally and about commercial tenants' needs for leased space and their abilities to pay rent, we believe investors may be attracted to a company like us which is focused upon owning properties that are majority leased to government tenants. For example, during 2008 there was a general slowing of economic activity in the U.S. and a corresponding decline in non-government tenants' requirements for leased space, but the U.S. Government is estimated to have increased its use of leased property by about 1.8% and increased its total annual rent obligations by about 4%. See Jones Lang LaSalle, "U.S. Federal Market Perspective Fiscal Year 2009" 2008.

              We are currently a wholly owned subsidiary of HRPT. After this offering, we expect to be 49.9% owned by HRPT (46.4% if the underwriters' over allotment option is exercised in full). HRPT has a history of successfully divesting certain of its properties into new REITs that, over time, have become separately owned. In 1995, HRPT created HPT, a REIT that invests in hotels and other hospitality properties, and in 1999, HRPT created SNH, a REIT that invests in senior living and healthcare related real estate. When HPT and SNH were created, they were each wholly owned by HRPT. Over time, as HPT and SNH grew their respective investments and issued new shares, and as HRPT distributed or gradually sold its shares in HPT and SNH, HRPT's ownership interest in each REIT declined to zero.

              Prior to our creation, HRPT owned 47 properties where a majority of the rentable square feet was leased to government tenants. The 29 properties that were transferred to us by HRPT prior to the date hereof were selected by HRPT, in its discretion, because HRPT believed they represented a diversified portfolio which might be attractive to investors and typical of the types of properties we will seek to acquire in the future. At March 31, 2009, the historical total purchase price paid and investment made by HRPT for these 29 properties, before depreciation and lease intangibles associated with these properties, was $490,536,000. In the formation transactions for our company, HRPT received 9,950,000 of our shares, or 49.9% of our total shares outstanding after this offering, and a distribution of cash in the amount of $250,000,000 that we borrowed under our credit facility.

              Upon completion of this offering, HRPT will continue to own 18 properties with approximately 2.2 million square feet of rentable space that are majority leased to government tenants. Some of the government leased properties retained by HRPT have short term lease expirations which have not yet been renewed. Under our transaction agreement with HRPT, while HRPT owns more than 10% of our outstanding shares, we and HRPT engage the same manager or we and HRPT have any common managing trustees, we will have a right of first refusal to purchase any property owned by HRPT that HRPT determines to divest if the property is then majority leased to government tenants. This right of first refusal also applies in the event of an indirect sale of any such properties resulting from a change of control of HRPT. HRPT has informed us that it has no present intention to sell any of its retained government leased properties or to engage in any transaction which might cause our right to purchase those properties to become exercisable; however, HRPT has the right to change its intention regarding these properties at any time, in its discretion.

Concentration in DC Metro Area and Other Significant Properties

              DC Metro Area.    The U.S. Government has a concentration of activities in the District of Columbia, Maryland and Virginia. Approximately 35% of our pro forma rental income for the twelve months ended March 31, 2009 was received from properties in the DC metro area. Although our percentage of investments in the DC metro area may change over time, we expect that we may have a significant investment in properties in that area for the foreseeable future.

              We believe the DC metro area is one of the strongest real estate markets in the United States. According to data compiled by the real estate brokerage firm Cushman and Wakefield, the D.C. office market had one of the lowest vacancy rates in the United States during the fourth quarter of 2008. Because this market has a relatively small concentration of employment based in the finance industry (approximately 6%) compared to other large U.S. office markets like Manhattan, Boston, Chicago and San Francisco (approximately 20–30%), we believe this market is less likely to experience the job losses currently impacting financial businesses and which will likely result in increased office vacancies. Moreover, as discussed above in "Our Growth Strategy," we believe that the likelihood of increased government regulation which may result from the current economic crisis is likely to result in increased demand for leased space by government tenants in the DC metro area.

              Properties Representing 10% or More of Rental Income.    Our properties located at 5045 East Butler Avenue, Fresno, California and 20 Massachusetts Avenue, Washington, D.C. accounted for 11.7% and 18.8%, respectively, of our pro forma rental income for the year ended December 31, 2008. The Fresno, California property is currently leased in its entirety to the Internal Revenue Service for annual rent of approximately $8.9 million. This lease expires on November 30, 2011, subject to two tenant renewal options for consecutive five year terms. The Washington, D.C. property is currently leased in its entirety to the United States Department of Justice and the Department of Homeland Security's Bureau of Immigration and Customs Enforcement. This property is leased pursuant to six separate leases, expiring on September 23, 2012 or October 22, 2012, for aggregate annual rent of approximately $14.2 million. The following table sets forth information about occupancy rates and average effective annual rent per square foot for these properties for each of the last five years:

Property	% Occupancy Rate		Average Effective Annual Rent Per Square Foot
5045 East Butler Ave, Fresno, CA
	2008	100%	$16.65
	2007	100%	$16.65
	2006	100%	$16.65
	2005	100%	$16.65
	2004	100%	$16.65
20 Massachusetts Avenue, Washington, D.C.
	2008	100%	$41.77
	2007	100%	$40.83
	2006	100%	$38.74
	2005	100%	$38.46
	2004	100%	$35.97

              As of March 31, 2009, HRPT's tax basis investment in the Fresno, California property totaled $7.3 million of land, and $65.5 million of depreciable building and improvements. Building and improvements are depreciated for tax purposes over 40 years. Accumulated depreciation for tax purposes for this property amounted to $10.9 million as of March 31, 2009. Annual real estate taxes for this property were approximately $779,000, or $1.46 per square foot, for the twelve months ended March 31, 2009.

              As of March 31, 2009, HRPT's tax basis investment in the Washington, D.C. property, including renovation costs incurred during 2001 and 2002, totaled $21.3 million of land, and $60.2 million of depreciable building and improvements. Building and improvements are depreciated for tax purposes over 40 years. Accumulated depreciation for tax purposes for this property amounted to $16.9 million as of March 31, 2009. Annual real estate taxes for this property were approximately $2.5 million, or $7.43 per square foot, for the twelve months ended March 31, 2009.

Our Initial Leases

              The following is a general description of the type of lease we typically enter into with the U.S. Government negotiated through the GSA, or GSA leases. The terms and conditions of any actual GSA lease, as well as our leases with state government or other tenants, may vary from those described below. RMR in all cases will use its best efforts to obtain terms at least as favorable as those described below. If we determine that the terms of a lease at a property, taken as a whole, are favorable to us, we may enter into leases with terms that are substantially different than the terms described below.

              Rent.    In general, GSA leases are full service gross leases, which require that the tenant pay a fixed annual rent on a monthly basis, and in return we are required to pay for all maintenance, repair, property taxes, utilities and insurance. The tenant is generally required to pay any special assessments, increase in taxes arising from the tenant's use of the property and increases in some operating costs. Certain of our GSA leases include within rent a tenant improvement allowance which is repaid over the lifetime of the lease together with an amortization rate and which, to the extent not used in full by the tenant, will reduce the rent payable to us. Our GSA leases typically provide for an annual operating cost adjustment designed to compensate us for changes in our costs of providing cleaning services, supplies, materials, maintenance, trash removal, landscaping, and paying water and sewer charges, heating, electricity and administrative expenses. This operating cost adjustment is calculated by multiplying a base operating rate, which is negotiated at the commencement of the lease, by the percentage change in the Cost of Living Index. Unlike most commercial leases which require monthly payments in advance, GSA leases generally require that rent be paid monthly in arrears.

              Term of Lease.    Our GSA leases typically have an initial term of five, ten or twenty years. Many of our GSA leases contain provisions for one or more extensions at the option of the tenant. The extension period varies, but is often five or ten years.

              Tax Adjustment.    Our government tenants are generally required to pay additional rent for increases in real estate taxes during the period of their tenancy. The tenant's share of tax increases is calculated by multiplying the percentage of the property's square feet occupied by the tenant by the tax increases.

              Assignment and Sublease.    Our GSA leases generally require our written consent for assignment (which may not be unreasonably withheld) by the government tenant, however, a government tenant may typically substitute a different federal agency as tenant under our leases without seeking our consent. An assignment would not relieve the government tenant from any unpaid rent or other liability to us. Our GSA leases generally allow a government tenant to sublet all or part of a property without our consent, but such sublet would not relieve the government tenant from any obligations under the lease.

              Maintenance and Alteration.    We are generally responsible for all maintenance of properties under our GSA leases, including maintenance of all equipment, fixtures and appurtenances to such properties. We are generally responsible for all utilities in order to make our properties suitable for use and capable of supplying heat, light, air conditioning, ventilation and access without interruption. Use of heat, ventilation and air conditioning beyond normal working hours is generally paid for by the government tenant. Our failure to maintain our properties or provide adequate utilities, service or repair can result in the government tenant deducting the costs of such maintenance, utility, service or repair from its rent. Government tenants generally retain the right to make alterations to our properties at their own expense. Government tenants also retain the right to add and remove fixtures to the premises without relinquishing ownership of such fixtures.

              Damage, Destruction or Condemnation.    Complete destruction of or significant damage to a property under a GSA lease generally results in the immediate termination of the lease. Partial destruction or damage, such that the property is untenantable, generally grants the government tenant the option to terminate the lease by giving notice to us within 15 days following the partial destruction or damage. If the lease is terminated in this manner, no rent accrues after the date of partial destruction or damage.

              Certain Government Standards.    Each GSA lease requires that we maintain certain standards set by the government. For instance, our GSA leases generally require that we certify that our procurement policy does not violate any prohibitions against improper third party benefits resulting from our procurement of a government contract. In addition, the GSA leases contain provisions which require that we maintain certain labor and equal opportunity standards in relation to our subcontractors. When selecting subcontractors, the GSA leases require that we make a good faith effort to select subcontractors that are small businesses, small businesses owned by socially or economically disadvantaged individuals or small businesses owned by women. Failure to comply with these standards could result in termination of a GSA lease, reduction in rent or liquidated damages outlined in the lease.

              Events of Default.    Failure by the government tenant to pay rent or make other payments required under a GSA lease on the date such payment is due results in an automatic interest penalty to be paid by the government tenant. The interest penalty is calculated as a percentage of the payment due, based on a rate established by the Department of Treasury pursuant to the Contracts Dispute Act of 1978. The interest payment accrues daily and is compounded in 30 day increments. There is typically no provision in our GSA leases permitting us to terminate the lease as a result of non-payment or other actions by the government tenant.

              Our failure to maintain, repair, operate or service a property under a GSA lease for 30 days after receipt of notice from the government tenant generally results in our default under such lease. In addition, repeated and unexcused failure to maintain, repair, operate or service the property by us will generally result in default. Upon default, the government tenant is entitled to terminate the lease and seek damages which could consist of rent, taxes and operating costs of a substitute property, administrative expenses in procuring a replacement property and such other damages as the lease or applicable case law allows.

              Remedies.    If we have a dispute with a government tenant, the dispute is required to be resolved pursuant to the Contract Disputes Act of 1978. A dispute concerning payment must be submitted to the contracting officer authorized to bind the government, who will make a determination as to the merits of the dispute and the determination can be appealed to an administrative agency or to a court.

              At Will Termination.    The standard GSA lease includes a provision which allows the government tenant to terminate the lease at will by providing written notice. This notice period generally varies from 30 to 180 days. Certain of our leases do not permit the government tenant to terminate at will, or permit this termination right solely during renewal periods, or only after an initial guaranteed term.

              Inability to Evict.    Unlike most commercial leases, GSA leases do not include provisions that permit the landlord to evict a government tenant that is in default under the lease, including as a result of a holdover. In the event that we seek to evict a government tenant that is in default, the government tenant could institute condemnation proceedings against us and seek to take our property, or a leasehold interest therein, through its power of eminent domain.

              Assignment of GSA Leases By HRPT to Us.    In connection with its transfer to us of our 29 properties, HRPT has assigned to us the GSA leases corresponding to these properties. Recognition by the U.S. Government of us as the successor in interest to HRPT under a GSA lease is subject to the execution of a novation agreement among HRPT, us and the U.S. Government. Federal regulations permit the request for a novation agreement to be submitted after the assignment has occurred. We and HRPT are in the process of submitting novation agreements for execution to the U.S. Government for all of the GSA leases at our properties. We expect that these novation agreements will be executed by the U.S. Government in the ordinary course over the next several months. The U.S. Government is not obligated to recognize us as a successor in interest to a GSA lease or execute a novation if the U.S. Government determines that recognizing us as a successor in interest is not in its interest. Based upon RMR's historical experiences, however, we do not believe there is a material risk that these novation agreements will not be executed by the U.S. Government. Under our transaction agreement with HRPT, HRPT will agree to remit to us all rental payments received under the GSA leases until and unless the novation agreements are fully executed and delivered.

              Leases for Properties Leased to State Governments.    In addition to our GSA leases with the U.S. Government, we currently lease office space to the States of California, Maryland, Minnesota and South Carolina. Each of these leases follows the standard lease agreement for its corresponding State. The California, Maryland and South Carolina leases are each modified gross leases, which require us to provide maintenance, repair and utilities and to pay all property taxes, but allow us to modify the rent based on increases in operating expenses and property taxes over prior years. The Minnesota lease is a modified gross lease under which Minnesota pays certain expenses. The States are required to pay a fixed annual (or, in the case of California, monthly) base rent on a monthly basis in arrears (or, in the case of South Carolina, payable in advance). The lease terms for the California, Maryland, Minnesota and South Carolina properties were originally set for eight, ten, ten and seven years, respectively, and terminate in 2016, 2013, 2013 and 2012, respectively. The South Carolina and Maryland leases each include a five year renewal option. The South Carolina, Maryland and Minnesota leases each contain a provision that allows the State to terminate the lease (or, in the case of the South Carolina lease, terminate the lease or reduce the amount of square footage occupied along with the pro rata rent) in the event that the state government does not provide the funds to enable the tenant to pay rent for that building. The property in California is leased to two State entities, and each of these leases is terminable at will by the State of California upon 90 days advance notice.

Environmental Matters

              Under various laws, owners of real estate may be required to investigate and clean up or remove hazardous substances present at properties they own, and may be held liable for property damage or personal injuries that result from hazardous substances. These laws also expose us to the possibility that we may become liable to reimburse governments for damages and costs they incur in connection with hazardous substances. We expect to estimate the cost to remove hazardous substances at properties we purchase in the future based in part on environmental surveys of the properties prior to their purchase. Certain of our buildings contain asbestos. We believe any asbestos in our buildings is contained in accordance with current regulations, and we have no current plans to remove it. If we removed the asbestos or demolished these properties, certain environmental regulations govern the manner in which the asbestos must be handled and removed. We do not believe that there are environmental conditions at any of our properties that have had or will have a material adverse effect on us. However, no assurances can be given that conditions are not present at our properties or that costs we may be required to incur in the future to remediate contamination will not have a material adverse effect on our business or financial condition. See "Risk Factors—Risks Related to Our Business—Real estate ownership creates risks and liabilities."

              In recent years, in reaction to the Energy Policy Act of 2005, the U.S. Government has instituted "green lease" policies which include the "Promotion of Energy Efficiency and Use of Renewable Energy" as one of the factors it considers when leasing property. In reaction to these new policies, an energy consultant has been engaged to monitor and help improve energy use at each of our properties.

              In addition to the U.S. Government's general policy of preferring energy efficient buildings, the Energy Independence and Security Act of 2007 allows the GSA to prefer buildings for lease that have received an "Energy Star" label. This label is received by buildings that reach a specified level of energy efficiency. We have already received ratings for each of our buildings, and five of them have qualified for Energy Star labels. RMR became a participant in the Energy Star program in July 2008, and we are in the process of studying ways to improve the energy efficiency at all of our buildings and to determine if we can obtain Energy Star labels for our buildings which do not yet have them at a reasonable cost. We do not yet know whether it will be possible to obtain Energy Star labels for all our properties, and we have not yet determined if it will make economic sense to do so.

              The U.S. Government's "green lease" initiative also permits government tenants to require LEED®-CI certification in selecting new premises or renewing leases at existing premises. Obtaining such certification may be costly and time consuming. RMR has retained a LEED Accredited Professional to assist us in seeking LEED certification for certain of our properties. If we determine to obtain such certification in order to attract or retain government tenants, our failure to receive such certification could result in the government tenant implementing corrective action, and deducting the costs of that action from its rent, resulting in diminished income available for distribution. See "Risk Factors—Risks Related to Our Business—The U.S. Government's "green lease" policies may adversely affect us."

Competition

              Investing in and operating office buildings and maintaining relationships with government tenants and attracting new government tenants is a very competitive business. We compete against other REITs, numerous financial institutions, individuals and public and private companies who are actively engaged in this business. We do not believe we have a dominant position in any of the geographic markets in which we operate, but some of our competitors are dominant in selected markets. Many of our competitors have greater financial and management resources than we have. As a result of the transaction agreement with HRPT and the management agreements with RMR that we will enter into upon completion of this offering, so long as HRPT owns in excess of 10% of our outstanding Shares, we and HRPT engage the same manager or we and HRPT have any common managing trustees, we will have limited ability to invest in properties that are within the investment focus of another business managed by RMR or properties that are not, at the time of investment, majority leased to government tenants. We believe the geographic diversity of our investments, the experience and abilities of our management and the quality of our properties may afford us some competitive advantages and allow us to operate our business successfully despite the competitive nature of our business. Government tenants may be particularly difficult to attract and retain because they may be viewed as desirable tenants by other landlords. See "Risk Factors—Risks Related to Our Business—We face significant competition."

Employees

              We have no employees. Services which would otherwise be provided by employees are provided by RMR and by our Managing Trustees and officers. As of March 31, 2009, RMR had approximately 570 full time employees.

Legal Proceedings

              In the ordinary course of business we are involved in litigation incidental to our business; however, we are not aware of any pending legal proceeding affecting us or any of our properties for which we might become liable or the outcome of which we expect to have a material impact on us.

Insurance

              We have comprehensive insurance on our properties, including title, casualty, liability, fire, extended coverage and rental loss customarily obtained for similar properties in amounts that we believe are sufficient to cover reasonably foreseeable losses, with policy specifications and insured limits that we believe are appropriate under the circumstances. We believe our properties, including the properties that accounted for 10% or more of our pro forma net book value or pro forma rental income for the year ended December 31, 2008, are adequately covered by insurance.

Other Matters

              Legislative and regulatory developments can be expected to occur on an ongoing basis at the federal, state and local levels that have direct or indirect impact on the ownership and operation of our properties. In addition to our ongoing costs relating to maintenance and repair, we may need to make expenditures due to changes in government regulations, or the application of such regulations to our properties, including the Americans with Disabilities Act, fire and safety regulations, building codes, land use regulations or environmental regulations on containment, abatement or removal. Our government tenants and their likelihood or ability to renew expiring leases on existing terms will be affected by ongoing policy decisions at the state, local and federal levels. Our ownership of real property subjects us to the risk of loss associated with natural disasters, certain of which may not be covered by insurance. In addition, our properties may be subject to increased risk of loss from terrorism or security breaches as a result of the nature of our government tenants. Our losses in connection with such events may not be covered by insurance. See "Risk Factors."

MANAGEMENT

Trustees and Officers

              We were formed as a wholly owned subsidiary of HRPT. As of our formation, our trustees were Barry Portnoy and Adam Portnoy and our officers were Adam Portnoy, David Blackman and Jennifer Clark. The following table sets forth certain information with respect to the persons who will be our trustees and officers upon completion of this offering.

Name	Age	Position(s)
BARRY M. PORTNOY	63	Managing Trustee (Class 2 term will expire in 2011)
ADAM D. PORTNOY	38	Managing Trustee (Class 1 term will expire in 2010) and President
JOHN L. HARRINGTON	72	Independent Trustee (Class 1 term will expire in 2010)
JEFFREY P. SOMERS	65	Independent Trustee (Class 2 term will expire in 2011)
BARBARA D. GILMORE	58	Independent Trustee (Class 3 term will expire in 2012)
DAVID M. BLACKMAN	46	Treasurer and Chief Financial Officer
JENNIFER B. CLARK	48	Secretary

              The following is a biographical summary of the experience of our trustees and officers.

              BARRY M. PORTNOY has been one of our Managing Trustees since our formation. Mr. Portnoy has been a Managing Trustee of HRPT, HPT and SNH since their formation in 1986, 1995 and 1999, respectively. He has been a Managing Director of Five Star and of TravelCenters since they became publicly owned in 2001 and 2006, respectively. Mr. Portnoy was a founder in 1986 and is now the majority owner and Chairman of RMR. In 2002, Mr. Portnoy founded RMR Advisors, Inc., or RMR Advisors, an SEC registered investment advisor where he is the majority owner. He is a Managing Trustee of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund, RMR Dividend Capture Fund, RMR Asia Pacific Real Estate Fund, and RMR Asia Real Estate Fund since their formation in 2002, 2004, 2004, 2004, 2006, 2007 and 2007, respectively. Mr. Portnoy also served as Managing Trustee of RMR Funds Series Trust since its formation in 2007 until its dissolution in 2009. Throughout this prospectus, we refer to the foregoing mutual funds managed by RMR Advisors as the "RMR Funds."

              ADAM D. PORTNOY has been our President and one of our Managing Trustees since our formation. Mr. Portnoy has been a Managing Trustee of HRPT, HPT and SNH since 2006, 2007 and 2007, respectively. Mr. Portnoy was an Executive Vice President of HRPT from 2003 to 2006. He has been employed at RMR since 2003 and is currently the President, Chief Executive Officer and a Director of RMR. Mr. Portnoy was a Vice President of the RMR Funds from 2003 to 2007 and he has been President of RMR Advisors and of each of the RMR Funds since 2007. Mr. Portnoy was recently elected a Managing Trustee of each of the RMR Funds. Prior to joining RMR in 2003, Mr. Portnoy principally worked as an investment banker and venture capitalist with Donaldson, Lufkin & Jenrette Securities Corp., ABN AMRO and the International Finance Corp., a member of the World Bank Group. Mr. Portnoy is the son of Barry Portnoy, our other Managing Trustee.

              JOHN L. HARRINGTON will be one of our Independent Trustees as of the completion of this offering. Mr. Harrington has been Chairman of the Board of the Yawkey Foundations from 2002 to 2003 and from 2007 to the present, served as one of their trustees since 1982 and as Executive Director from 1982 to 2006. He has also been a trustee of the JRY Trust since 1982. Mr. Harrington was the Chief Executive Officer and General Partner of the Boston Red Sox Baseball Club from 1973 to 2002 and was a principal of Bingham Sports Consulting LLC from 2007 to 2008. Mr. Harrington was President of Boston Trust Management Corp. from 1981 to 2006. He served as an Independent Director of Five Star from 2001 until 2004, as an Independent Trustee of HPT since 1995, as an

Independent Trustee of SNH since 1999 and as an Independent Trustee of each of the RMR Funds since their creation. Mr. Harrington is a certified public accountant.

              JEFFREY P. SOMERS will be one of our Independent Trustees as of the completion of this offering. Mr. Somers has been an equity member in the law firm of Morse, Barnes-Brown and Pendleton, P.C. of Waltham, MA since 1995, and prior thereto he was a partner in the Boston law firm of Gadsby & Hannah LLP (now McCarter & English), during which time he also served as Chairman of the Securities Law Committee of the Business Law Section of the Boston Bar Association. Prior to entering private law practice, Mr. Somers was a staff attorney at the SEC in Washington, D.C. Mr. Somers was recently elected an Independent Trustee of SNH and each of the RMR Funds.

              BARBARA D. GILMORE will be one of our Independent Trustees as of the completion of this offering. Ms. Gilmore has served as a clerk to Judge Joel B. Rosenthal of the United States Bankruptcy Court, Western Division of the District of Massachusetts since 2001. Ms. Gilmore was a partner in the law firm of Sullivan & Worcester LLP from 1993 to 2000. Ms. Gilmore has served as an Independent Director of Five Star since 2004 and as an Independent Director of TravelCenters since 2007.

              DAVID M. BLACKMAN has been our Treasurer and Chief Financial Officer since our formation. Mr. Blackman has been employed as a banker at Wachovia Corporation and its predecessors for 22 years, focused on real estate finance matters, including serving as a Managing Director in the real estate section of Wachovia Capital Markets, LLC from 2005 through January 2009. Mr. Blackman is currently also employed as a Senior Vice President of RMR.

              JENNIFER B. CLARK has been our Secretary since our formation. Ms. Clark joined RMR in 1999 as a Vice President; she became a Senior Vice President in 2006 and an Executive Vice President and General Counsel in 2008. Ms. Clark served as a Senior Vice President of HRPT responsible for all leasing activity by HRPT from 1999 to 2008. Ms. Clark also serves as Secretary of HRPT, HPT, SNH and TravelCenters, as an Assistant Secretary of Five Star and as Secretary and Chief Legal Officer of RMR Advisors and of each of the RMR Funds. Prior to 1999, Ms. Clark was a partner in the law firm of Sullivan & Worcester LLP.

Board of Trustees

              Our board of trustees will be composed of five members upon completion of this offering. We will have two categories of trustees: (1) trustees who are employees, officers or directors of our manager or involved in our day to day activities for at least one year prior to their election, whom we refer to as "Managing Trustees" in our Bylaws; and (2) trustees who are not employees of RMR and not involved in our day to day activities and who are independent within the meaning of the applicable rules of the NYSE and the SEC, whom we refer to as "Independent Trustees" in our Bylaws. Our Bylaws will not prohibit persons serving as independent trustees of other companies managed by RMR from serving as our Independent Trustees. We have determined that our Independent Trustees are independent within the meaning of the applicable rules of the NYSE and that their service as independent trustees of companies affiliated with RMR does not constitute a material relationship with us that would prevent their qualification as independent. As of the completion of this offering, our Bylaws will require that a majority of our trustees be Independent Trustees as defined in our Bylaws.

              Our board of trustees will be divided into three classes upon completion of this offering, Class 1, Class 2 and Class 3. At each annual meeting of shareholders, one class of trustees will be elected for a three year term to succeed the trustees of the same class whose terms are then expiring. The initial terms of the Class 1 trustees, Class 2 trustees and Class 3 trustee will expire upon the election and qualification of successor trustees at the annual meetings of shareholders held during the calendar years 2010, 2011 and 2012, respectively.

Committees of Our Board of Trustees After This Offering

              As of completion of this offering, our board of trustees will have established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which will have a written charter. Our Audit Committee, Compensation Committee and Nominating and Governance Committee will be comprised of Messrs. Harrington and Somers and Ms. Gilmore, who will be Independent Trustees as defined in our Bylaws. Members of our Audit Committee will also meet the independence criteria applicable to audit committees under the Sarbanes-Oxley Act of 2002 and the SEC's implementing rules under the Sarbanes-Oxley Act of 2002.

              The primary function of our Audit Committee will be to select our independent registered public accounting firm and to assist our board of trustees in fulfilling its responsibilities for oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm's qualifications and independence; and (4) the performance of our internal audit function. Our board of trustees has determined that Mr. Harrington will be our Audit Committee financial expert and that all members of our Audit Committee are financially literate. Our board of trustees' determination that Mr. Harrington is a financial expert was based upon his experience as a chief executive officer of a large public charity, a member of the audit committees of publicly owned companies, former chief executive of a major sports business, former director of a national bank, former certified public accountant and a former professor of accounting at Boston College.

              Our Compensation Committee's primary responsibilities will include: (1) reviewing the performance of RMR under its management agreements with us and making determinations regarding continuance of such agreements; (2) evaluating the performance of our President; (3) reviewing the performance of our Director of Internal Audit and determining the compensation payable to him and the costs of our internal audit function generally; and (4) evaluating, approving and administering our 2009 Incentive Share Award Plan (as discussed below) and such other equity compensation plans as we may establish in the future. Our board of trustees will delegate the necessary authority to our Compensation Committee to carry out these responsibilities.

              The responsibilities of our Nominating and Governance Committee will include: (1) identification of individuals qualified to become members of our board of trustees and recommending to our board of trustees the trustee nominees for each annual meeting of shareholders or when vacancies occur; (2) development, and recommendation to our board of trustees, of governance guidelines; and (3) evaluation of the performance of our board of trustees.

              Our policy with respect to trustee attendance at our annual meetings of shareholders can be found in our Governance Guidelines. The forms of our Governance Guidelines and the charters of our Audit, Compensation and Nominating and Governance Committees, as well as our Code of Business Conduct and Ethics, that will be in effect upon completion of this offering, are filed as exhibits to the registration statement of which this prospectus is part, and may be obtained free of charge by writing to Jennifer B. Clark, Secretary, c/o Government Properties Income Trust, 400 Centre Street, Newton, Massachusetts 02458.

Compensation of the Trustees and Officers

              We will pay each of our Independent Trustees an annual fee of $25,000 for services as a trustee, plus a fee of $500 for each meeting attended. Up to two $500 fees will be paid if a board meeting and one or more board committee meetings are held on the same date. The chairpersons of our Audit Committee, Compensation Committee and Nominating and Governance Committee will receive an additional $7,500, $3,500 and $3,500, respectively, each year. In addition, each trustee will receive a grant of our Shares as part of his or her annual compensation, as determined by the Compensation Committee. We generally reimburse all our trustees for travel expenses incurred in connection with their duties as trustees. Our Managing Trustees are employees of RMR and they will not receive cash compensation for their services directly from us, but they will receive reimbursement of expenses and will receive Share grants equal to the amount of Shares granted to our Independent Trustees.

              We do not have any employees. None of our executive officers has an employment agreement with us or any agreement that becomes effective upon his termination or a change in control of us. Our manager, RMR, provides services that otherwise would be provided by employees. RMR conducts our day to day operations on our behalf and compensates our named executive officers and other RMR personnel who provide services to us directly and in its sole discretion in connection with their services rendered to RMR and to us, except that the compensation of our Director of Internal Audit and the allocation of internal audit costs to us by RMR is determined by our Compensation Committee. We do not pay our executive officers salaries or bonuses or provide other compensatory benefits except for the grants of Shares under our 2009 Incentive Share Award Plan. Although our Compensation Committee will review and approve our management agreements with RMR, it is not involved in compensation decisions made by RMR for its employees other than the employee serving as our Director of Internal Audit. Our payments to RMR are described in "Certain Relationships and Related Person Transactions."

Incentive Share Award Plan

              Although we do not pay any cash compensation and have no employees, we will adopt a 2009 Incentive Share Award Plan, or the Plan, effective upon completion of this offering, to reward our trustees, executive officers and other RMR employees who provide services to us and to foster a continuing identity of interest between them and our shareholders. We will reserve 2,000,000 Shares for future issuance under the Plan. We will award Shares under the Plan to recognize such persons' scope of responsibilities, reward demonstrated performance and leadership, motivate future performance, align such persons' interests with those of our other shareholders and motivate executives to remain employees of our manager and to continue to provide services to us through the term of the awards. No awards will be granted under the Plan before completion of this offering, and no individuals have yet been selected to receive any awards.

              Under its charter, our Compensation Committee will evaluate, approve and administer Share awards under the Plan. In setting incentive Share awards under the Plan, our Compensation Committee will consider multiple factors, including the following primary factors: (1) the scope of responsibility of each individual, (2) the amount of Shares previously granted to each recipient, (3) the amount of Shares previously granted to persons performing similar services for us as are currently performed by each recipient, (4) the amount of Shares granted to persons performing similar services for other companies managed by RMR, (5) the amount of shares or equity compensation granted to persons performing similar services for other companies that our Compensation Committee may determine to be comparable to us, (6) the amount of time spent, the complexity of the duties and the value of services performed, by the particular recipient, (7) the fair market value of the Shares granted and (8) the recommendations of our executive officers and Managing Trustees. We will determine the fair market value of the Shares granted based on the closing price of our Shares on the date of grant.

              In administering the Plan, our Compensation Committee may impose vesting and other conditions on granted Shares. In the event a recipient granted an incentive Share award ceases to perform duties for us or ceases to be an officer or an employee of RMR or any company which RMR manages during the vesting period, we may repurchase the Shares that have not yet vested for nominal consideration. As with other issued Shares, vested and unvested Shares awarded under the Plan will be entitled to distributions and will have voting rights.

              We expect that our compensation philosophy and programs will be designed and implemented by our Compensation Committee to foster a business culture that aligns the interests of our executive officers and trustees with those of our shareholders. We believe that the equity compensation of our executive officers and trustees is designed to help achieve the goal of providing shareholders dependable, long term returns.

Limitation of Liability and Indemnification

              Upon completion of this offering, our Declaration of Trust will contain provisions that limit the liability of our trustees and officers. Under our Bylaws, our trustees and officers will be entitled to indemnification, and we will enter into indemnification agreements with certain of our trustees and officers. We believe that these provisions are necessary to attract and retain qualified persons as trustees and officers. You can find more information about indemnification of trustees and officers under "Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws."

MANAGER

Our Manager's Trustees and Officers

              Our day to day operations are conducted by RMR; we have no employees. RMR is a Delaware limited liability company owned by our Managing Trustees, Barry Portnoy and Adam Portnoy. Its principal place of business is 400 Centre Street, Newton, Massachusetts 02458 and its telephone number is (617) 322-3990. RMR has approximately 570 full time employees including a headquarters staff and regional offices and other personnel located throughout the United States. RMR also acts as the manager for HRPT, HPT and SNH and provides management services to other public and private companies, including Five Star and TravelCenters. The following is a list of the executive officers and directors of RMR who are not our executive officers or trustees, and their biographical information. For biographical information regarding our executive officers and trustees, certain of whom are executive officers and directors of RMR, see "Management—Trustees and Officers."

              GERARD M. MARTIN (age 74) has been a director of RMR since 1986. Mr. Martin has also been one of Five Star's Managing Directors since 2001. In addition, Mr. Martin was a Managing Trustee of SNH from 1999 until his resignation in January 2007. Mr. Martin was a Managing Trustee of HRPT from 1986 until the expiration of his term in May 2006, and a Managing Trustee of HPT from 1995 until his resignation in January 2007. Mr. Martin has also been a director and Vice President of RMR Advisors and a Managing Trustee of each of the RMR Funds since their respective formation. Mr. Martin was a 50% owner of RMR until September 30, 2005 and of RMR Advisors until May 11, 2005, when his interests in those companies were acquired by Messrs. Barry Portnoy and Adam Portnoy.

              DAVID J. HEGARTY (age 52) has been an executive officer of RMR since 1987 and currently is an Executive Vice President and director of RMR. Mr. Hegarty has also been President and Chief Operating Officer of SNH since 1999. Mr. Hegarty is a certified public accountant.

              MARK L. KLEIFGES (age 48) has been an Executive Vice President of RMR since 2008 and was Senior Vice President prior to that time since 2002. Mr. Kleifges has also been Treasurer and Chief Financial Officer of HPT since 2002. Mr. Kleifges was a Vice President of RMR Advisors from 2003 to 2004 and since 2004 has been its Treasurer. He also serves as Treasurer of each of the RMR Funds. Mr. Kleifges is a certified public accountant.

              JOHN G. MURRAY (age 48) has been Executive Vice President of RMR since 1993 and has served in various capacities with RMR and its affiliates since 1993. Mr. Murray has also been President and Chief Operating Officer of HPT since March 1996.

              THOMAS M. O'BRIEN (age 42) has been an Executive Vice President of RMR since 2008 and was a Senior Vice President of RMR since 2006 and a Vice President since 1996. In addition, Mr. O'Brien has served as Managing Director of TravelCenters since October 2006 and as President and Chief Executive Officer of TravelCenters since February 2007. Since July 2007, Mr. O'Brien has served as a director of VirnetX Holding Corporation, a publicly traded company engaged in developing communications technologies. Mr. O'Brien was the President and a Director of RMR Advisors from 2002 until May 2007 and President of each of the RMR Funds, except for RMR Asia Real Estate Fund, RMR Dividend Capture Fund and RMR Funds Series Trust, since their respective foundings beginning in 2002 until May 2007. From 2002 through 2003, Mr. O'Brien served as Executive Vice President of HPT, where he had previously served as Treasurer and Chief Financial Officer since 1996.

              JOHN C. POPEO (age 48) has been Treasurer of RMR since 1997, Executive Vice President of RMR since 2008, Senior Vice President since 2006, and was Vice President from 1999 to 2006. Mr. Popeo has also been the Treasurer and Chief Financial Officer of HRPT since 1997. Mr. Popeo has been Vice President of RMR Advisors since 2004, and was RMR Advisor's Treasurer from 2002 to 2004. Mr. Popeo has been Vice President of RMR Advisors and each of the RMR Funds since their respective formation. Mr. Popeo is a certified public accountant.

              ETHAN S. BORNSTEIN (age 35) has been a Senior Vice President of RMR since 2006 and was a Vice President prior to that time since 2002. Mr. Bornstein has also been Senior Vice President of HPT since 2007 and was Vice President of HPT prior to that time since 1999. Mr. Bornstein's wife is the daughter of Mr. Barry Portnoy and the sister of Mr. Adam Portnoy.

              RICHARD A. DOYLE, JR. (age 40) has been an employee of RMR since November 2006 and currently is a Senior Vice President of RMR. Mr. Doyle has also been Treasurer and Chief Financial Officer of SNH since March 2007. From May 2005 to November 2006, Mr. Doyle was the Director of Financial Reporting of Five Star. Mr. Doyle was a finance officer of Sun Life Financial Inc. from January 1999 until May 2005. Mr. Doyle is a certified public accountant.

              DAVID M. LEPORE (age 48) has been a Senior Vice President of RMR since 2006 and President of RMR's Property Management Division since 2008, and was a Vice President prior to that time. Mr. Lepore has also been Senior Vice President of HRPT since 1998 and Chief Operating Officer since 2008. Mr. Lepore is a member of the Building Owners and Managers Association, the National Association of Industrial and Office Properties and is a certified real property administrator. Mr. Lepore is primarily responsible for the day to day operations of all properties managed by RMR.

              BRUCE J. MACKEY, JR. (age 38) has been a Senior Vice President of RMR since 2006, was Vice President prior to that time since 2001 and has served in various capacities for RMR and its affiliates before 2001. In addition, Mr. Mackey has been the President and Chief Executive Officer of Five Star since May 2008. Prior to that time, Mr. Mackey was the Treasurer and Chief Financial Officer of Five Star since 2001. Mr. Mackey is a certified public accountant.

              JOHN A. MANNIX (age 53) has been a Senior Vice President of RMR since 2006, was Vice President prior to that time and has served in various capacities with RMR and its affiliates since 1989. In addition, Mr. Mannix has been President of HRPT since 1999 and Chief Investment Officer since 2008. Mr. Mannix also served as Chief Operating Officer of HRPT between 1999 and 2008. Mr. Mannix is a member of the Urban Land Institute, the Greater Boston Real Estate Board's Real Estate Finance Association and the National Association of Industrial and Office Parks.

              ANDREW J. REBHOLZ (age 44) has been Senior Vice President of RMR since November 2007. Mr. Rebholz has also served as Chief Financial Officer, Treasurer and Executive Vice President of TravelCenters since November 2007. Previously, Mr. Rebholz served as TravelCenters' Senior Vice President and Controller since January 2007. Prior to that time, he served as Vice President and Controller of TravelCenters of America, Inc. since 2002 and as Corporate Controller prior to that since 1997.

              WILLIAM J. SHEEHAN (age 64) will be our Director of Internal Audit. Mr. Sheehan joined RMR in 2003 and became the Director of Internal Audit for HRPT, HPT and SNH, Five Star and TravelCenters at that time or when each of those companies was subsequently created. Mr. Sheehan also serves as Chief Compliance Officer and Director of Internal Audit for RMR Advisors and each of the RMR Funds. Prior to joining RMR and its affiliates, Mr. Sheehan was Executive Vice President at Ian Schrager Hotels, LLC, Vice Chairman of Omni Hotels Corporation and a partner in Arthur Andersen & Co., an international accounting firm.

Our Management Agreements

              Upon completion of this offering, we will have entered into two management agreements with RMR: a business management agreement and a property management agreement. The following is a summary of the management agreements that we will enter into with RMR. Although it is a summary of the material terms, it does not contain all the information that may be important to you. If you would like more information, you should read the entire forms of business management agreement and property management agreement, which are filed as exhibits to the registration statement of which this prospectus is a part.

              Under the business management agreement, RMR will be required to use its reasonable best efforts to present us with a continuing and suitable real estate investment program consistent with our real estate investment policies and objectives. Subject to its duty of overall management and supervision, our board of trustees will delegate to RMR the power and responsibility to:

  •
  provide research and economic and statistical data in connection with our real estate investments and recommend changes in our real estate investment policies when appropriate;

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  investigate, evaluate and negotiate contracts for the investment in, or the acquisition or disposition of, real estate and related interests, financing and refinancing opportunities and make recommendations concerning specific real estate investments to our trustees;

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  investigate, evaluate and negotiate the prosecution and negotiation of any of our claims in connection with our real estate investments;

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  administer bookkeeping and accounting functions as will be required for our management and operation, contract for audits and prepare or cause to be prepared reports required by any governmental authority in connection with the ordinary conduct of our business;

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  advise and assist in the preparation of all offering documents, and all registration statements, prospectuses or other documents filed with the SEC or any state;

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  retain counsel, consultants and other third party professionals on our behalf;

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  provide internal audit services;

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  advise and assist with our risk management and oversight function;

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  advise and assist us with respect to our public relations, preparation of marketing materials, internet website and investor relations services;

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  provide office space, office equipment and the use of accounting or computing equipment when required; and

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  provide personnel necessary for the performance of the foregoing services.

              Under the property management agreement, RMR will be required to act as managing agent for our properties and devote such time, attention and effort as may be appropriate to operate and manage our properties in a diligent, orderly and efficient manner. Subject to its duty of overall management and supervision, our board of trustees will delegate to RMR the power and responsibility to:

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  administer our day to day operations including the leasing of our properties and relations with our tenants;

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  monitor our real property as would be done by a prudent owner;

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  monitor all third party services provided to us as would be done by a prudent owner;

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  arrange for day to day operations of our properties, including heating, air conditioning, lighting, cleaning and other services;

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  arrange for third party contractors to maintain our properties and their operating systems in good order and repair, when appropriate;

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  obtain and maintain insurance on our properties;

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  institute or defend, at our direction, any and all legal actions or proceedings relating to the operation of our properties; and

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  provide personnel necessary for the performance of the foregoing services.

              In performing its services under the business management agreement and the property management agreement, RMR will assume no responsibility other than to render the services described in the business management agreement and the property management agreement in good faith and will not be responsible for any action of our board of trustees in following or declining to follow any advice or recommendation of RMR. In addition, we will agree to indemnify RMR, its shareholders, directors, officers, employees and affiliates against liabilities relating to acts or omissions of RMR undertaken on our behalf.

              The initial terms of the management agreements with RMR that we will enter into upon completion of this offering will expire on December 31, 2010. Renewals or extensions of these management agreements will be subject to the periodic approval of our Compensation Committee, which is composed entirely of Independent Trustees. Our management agreements will be terminable by either party, without penalty under the management agreements, upon 60 days' notice pursuant to a majority vote of our Compensation Committee or a majority vote of RMR's directors. In addition, RMR will be able to terminate the management agreements with us if we experience a change in control. The management agreements provide that the parties may require that disputes, as characterized under those agreements, be subject to mandatory arbitration in accordance with procedures provided in the management agreements.

              Under the management agreements, RMR will agree not to provide management services to any other business which is principally engaged in owning properties which are majority leased to government tenants, without the consent of a majority of our Independent Trustees.

              The business management agreement will provide for (i) an annual base fee, payable monthly and reconciled annually, and (ii) an annual incentive fee. The annual amount of the business management base fee will be equal to 0.5% of the historical cost to HRPT of any properties transferred to us by HRPT. If we acquire additional properties, the annual business management base fee will be 0.7% of our cost of any additional properties up to and including $250 million, plus 0.5% of our cost of any additional properties in excess of $250 million. The annual incentive fee will be calculated on the basis of any annual increases in the amount of FFO Per Share (as defined in our business management agreement). RMR will not be eligible to receive an incentive fee for the year ending December 31, 2009. Beginning with the year ending December 31, 2010, the annual amount of any incentive fee that RMR will be entitled to receive will be equal to 15% of any increase in FFO Per Share for such year over FFO Per Share in the prior year, multiplied by the weighted average number of Shares outstanding during the year to which the fee applies calculated on a fully diluted basis; provided, however, the incentive fee for any year will not exceed $0.02 per Share multiplied by such weighted average number of Shares outstanding on a fully diluted basis. Upon termination of the business management agreement, RMR will be entitled to a pro rata portion of the incentive fee for the then current year. The term "FFO Per Share" will be defined in our business management agreement, for a given year, as (i) our consolidated net income, computed in accordance with GAAP, excluding gain or loss on sale of properties, acquisition costs and extraordinary items, depreciation, amortization, impairment charges and other non-cash items, including our pro rata share of the funds from operations for such year of (A) any unconsolidated subsidiary and (B) any entity for which we account by the equity method of accounting, with such resulting net income amount reduced by, if applicable, the amount of any preferred shares dividends declared or otherwise payable (without duplication) during such fiscal year, determined for these purposes as of the date any such preferred shares dividend amounts are accrued by us in accordance with generally accepted accounting principles in the United States, divided by (ii) the weighted average number of our Shares outstanding on a fully diluted basis during such year. For purposes of calculating any incentive fee for the year ending December 31, 2010, our 2009 FFO Per Share will be calculated based on annualized figures for the period beginning on the completion of this offering and ending on December 31, 2009 divided by the weighted average number of Shares outstanding on a fully diluted basis during such period. Any incentive fees earned by RMR will be paid in Shares.

              The property management agreement will provide for (i) a management fee equal to 3% of the gross rents we collect from tenants, payable monthly in arrears and reconciled annually, and (ii) a construction supervision fee equal to 5% of any construction, renovation or repair activities at our properties during the term of the property management agreement, other than ordinary maintenance and repair done by maintenance staff, payable periodically as agreed to by us and RMR.

              We will be generally responsible to pay all of our expenses and all expenses incurred by RMR on our behalf. We are not responsible for payment of RMR's employment, office or administration expenses, except for our pro rata portion of the employment and related expenses of RMR employees who provide on-site property management services and of the auditor employed by RMR who conducts our internal audit.

              Assuming that this offering closes on May 31, 2009, the business management base fee payable by us to RMR through December 31, 2009 (assuming no additional property acquisitions by us during that period) will be approximately $1.5 million (or $2.5 million on an annualized basis), and the property management fee payable by us to RMR through December 31, 2009 (assuming no construction supervision fees) will be approximately $1.3 million (or $2.3 million on an annualized basis). The amount of fees payable by us to RMR will increase if we borrow additional funds and use such funds to acquire new properties. For example, for every $1 million we borrow and invest in property acquisitions, RMR will earn an additional $7,000 per annum in business management fees with respect to additional properties acquired up to and including $250 million in aggregate cost (and an additional $5,000 per annum with respect to additional properties acquired in excess of $250 million in aggregate cost) and an increase in property management fees equal to 3% of the additional rent resulting from such acquisitions (assuming no construction supervision fees). Assuming that this offering closes on May 31, 2009 and that in the future we incur additional indebtedness such that our leverage increases to 50% of the undepreciated book value of our properties, the amount of the business management fee payable by us to RMR through December 31, 2009 would be approximately $3.0 million (or $5.1 million on an annualized basis). The fees we will pay RMR under the management agreements we enter into upon completion of this offering will be based in part upon the historical cost of our investments which at any time may be more or less than the fair market value thereof, the gross rents we collect from tenants and the cost of construction we incur at our properties which is supervised by RMR. These fee arrangements could encourage RMR to advocate acquisitions of properties, to undertake unnecessary construction activities or to overpay for acquisitions or construction. These arrangements may also encourage RMR to discourage sales of properties by us.

              The boards of RMR and HRPT have approved an amendment to the business management agreement between RMR and HRPT to be entered into by RMR and HRPT upon the completion of this offering. Pursuant to that amendment, the investment by HRPT in us will not be counted for purposes of determining the fees payable by HRPT to RMR for periods following the completion of this offering and income, loss and funds from operations attributable to assets contributed to us or our subsidiaries by HRPT or its subsidiaries prior to the completion of this offering will not be included in determining any incentive fee payable by HRPT for its 2009 fiscal year. In addition, the amendment will make changes relating to the determination of business management base fees and incentive fees payable by HRPT to RMR under the business management agreement in light of recent accounting standard changes so that the fees continue to be calculated consistent with historical practices. The business management base fee and property management fee that we will pay to RMR with respect to the properties transferred to us by HRPT will not exceed the corresponding fees that HRPT would have paid to RMR with respect to such properties had we remained wholly owned by HRPT. Accordingly, RMR will not receive any increase in the business management base fee or the property management fee as a result of the transfer to us of properties by HRPT. Additionally, the incentive fee that RMR will be eligible to receive from us for the year ending December 31, 2010 will be substantially similar in structure to the incentive fee that HRPT currently pays to RMR, but with a maximum amount of $0.02 per Share. As a separate publicly traded company, we may be able to increase our investments in properties that are majority leased to government tenants more quickly than HRPT might be able to increase such investments and, as we increase our investments, RMR's fees will increase. HRPT does not pay RMR, and we will not pay RMR, any acquisition, leasing, disposition or financing fees.

              Under the management agreements that we will enter into with RMR upon completion of this offering, we will acknowledge that RMR manages other businesses, including HRPT, SNH, HPT, TravelCenters and Five Star, and will not be required to present us with opportunities to invest in properties that are primarily of a type that are within the investment focus of another business now or in the future managed by RMR. Similarly, RMR will agree not to present other businesses that it now or in the future manages with opportunities to invest in properties that are majority leased to government tenants unless our Independent Trustees have determined not to invest in the opportunity. As a result, while we are managed by RMR, we will have limited ability to invest in properties other than properties that are majority leased to government tenants.

              We do not expect to have any employees nor to have administrative offices separate from RMR. Services that might otherwise be provided by employees will be provided to us by employees of RMR. Similarly, office space will be provided to us by RMR. Although we do not expect to have significant general and administrative operating expenses in addition to fees payable to RMR, we will be required to pay various other expenses relating to our activities, including the costs and expenses of investigating, acquiring, owning and disposing of our real estate interests (third party property diligence costs, appraisal, reporting, audit and legal fees), our costs of borrowing money, our costs of securities listing, transfer, registration and compliance with reporting requirements and our costs of third party professional services, including legal and accounting fees. The RMR director of internal audit will report directly to our Audit Committee which will be wholly composed of Independent Trustees, his compensation will be approved by our Compensation Committee and our allocable cost of the RMR internal audit function will be approved by our Independent Trustees and reimbursed by us to RMR. Also, we will pay the cash fees of our Independent Trustees, the expenses of all of our trustees and the cost of Shares issued to our trustees and others pursuant to the Plan and any other equity compensation plans we may adopt. Although any equity awards made by us to our Managing Trustees or other employees of RMR would be awarded to the individual trustee or employee, such awards may be perceived by our investors as the functional equivalent of additional compensation paid by us to RMR.

 CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Relationship and Transaction Agreement with HRPT

              We are currently a wholly owned subsidiary of HRPT. Immediately following this offering, HRPT will continue to own approximately 49.9% of our outstanding Shares (46.4% if the underwriters exercise in full their over allotment option). HRPT invested $5 million in us at the time of our formation, and we have issued 9,950,000 Shares to HRPT. On April 24, 2009, HRPT contributed 29 properties to our subsidiary and we entered into a credit facility with Bank of America, N.A. and a syndicate of other lenders, borrowed $250 million thereunder and distributed those funds to HRPT. On April 24, 2009, HRPT also contributed approximately $1.8 million to us to pay loan closing costs and advanced approximately $6 million on our behalf to pay certain expenses associated with this offering that will be reimbursed to HRPT promptly following completion of this offering. Accordingly, HRPT will receive $250 million, but will not be obligated to repay this amount, and HRPT will retain 9,950,000 Shares. We are obligated under our credit facility to use the net proceeds from this offering to repay amounts outstanding under such facility until all amounts outstanding thereunder at the time of this offering are repaid, except, at our election, up to $13.3 million. Promptly following completion of this offering and the use of the net proceeds therefrom to repay amounts outstanding under our credit facility, we will borrow approximately $9 million under our credit facility. We will use approximately $6 million of such amount to satisfy our obligation to reimburse HRPT for the funds previously advanced to us by HRPT and will retain approximately $3 million of such amount for working capital purposes. Accordingly, the use of proceeds from this offering to repay amounts outstanding under our credit facility and the subsequent borrowing under such credit facility will result in a "net" reduction in the amount outstanding under our credit facility of approximately $174 million. Upon completion of this offering, our senior secured credit facility will be converted into a $250 million secured revolving credit facility. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is an Administrative Agent, Lender, Swing Line Lender and L/C Issuer under our credit facility; Banc of America Securities LLC, also an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is a Joint Lead Arranger and Joint Book Manager under our credit facility. Wells Fargo Bank, N.A., an affiliate of Wachovia Capital Markets, LLC, is a Joint Lead Arranger, Lender, Joint Book Manager and Syndication Agent under our credit facility. Morgan Stanley Bank, N.A., an affiliate of Morgan Stanley & Co. Incorporated, is a Lender under our credit facility. Citicorp North America Inc, an affiliate of Citigroup Global Markets Inc., is a Lender under our credit facility. Regions Bank, an affiliate of Morgan Keegan & Company, Inc., is a Lender under our credit facility. Royal Bank of Canada, an affiliate of RBC Capital Markets Corporation, is a Documentation Agent and Lender under our credit facility. UBS Loan Finance LLC, an affiliate of UBS Securities LLC, is a Lender under our credit facility. The affiliates of our underwriters that are lenders under our credit facility will each receive a pro rata portion of the net proceeds from this offering used to reduce the amount outstanding under our credit facility.

              In order to govern our separation from and relationship with HRPT, we will enter into a transaction agreement with HRPT, or the transaction agreement, effective upon the completion of this offering. The following is a summary of the transaction agreement. Although it is a summary of the material terms, the following does not contain all the information that may be important to you. If you would like more information, you should read the entire form of transaction agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

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  The current assets and liabilities of our properties at the time of the closing of this offering will be settled between us and HRPT so that HRPT will retain all pre-closing current assets and liabilities and we will retain all post-closing current assets and liabilities.

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  We will indemnify HRPT with respect to any liability relating to any property transferred to us, including any liability which relates to periods prior to our formation.

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  We and HRPT will agree that, so long as: (a) HRPT owns in excess of 10% of our outstanding Shares; (b) we and HRPT engage the same manager; or (c) we and HRPT have one or more common managing trustees; then

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  HRPT will not acquire ownership (including fee interests, leaseholds, joint ventures, mortgages or other real estate interests) of properties which are majority leased to government tenants, unless a majority of our Independent Trustees who are not also trustees of HRPT have determined not to make the acquisition;

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  we will not acquire ownership (including fee interests, leaseholds, joint ventures, mortgages or other real estate interests) of office or industrial properties which are not majority leased to government tenants, unless a majority of HRPT's independent trustees who are not also our trustees have determined not to make the acquisition; and

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  the determination of whether a property is majority leased to government tenants will be determined by rentable square footage.

    These provisions will not apply to any investments held or committed to by HRPT or us at the time of the closing of this offering. These provisions will not prevent us from continuing to own and lease our current properties or properties otherwise acquired by us that cease to be majority leased to government tenants following the expiration or termination of government tenancies in effect at the time of the contribution of our current properties or such acquisition; and, these provisions will not prevent HRPT from leasing its current or future properties to government tenants.

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  HRPT will grant us a right of first refusal to acquire any property owned by HRPT that HRPT determines to divest if the property is then majority leased to government tenants. Currently, 18 properties owned by HRPT, with approximately 2.2 million square feet of rentable space, are majority leased to government tenants. This right of first refusal will also apply to an indirect divestment of such properties, including through a change of control of HRPT. This right of first refusal will terminate if (a) HRPT ceases to own more than 10% of our outstanding Shares, (b) we and HRPT do not engage the same manager and (c) we and HRPT do not have any common managing trustees. The purchase price for the acquisition of a property upon our exercise of this right of first refusal will be determined by negotiation between our Independent Trustees and the independent trustees of HRPT (not including persons who are trustees of both us and HRPT) after delivery by HRPT to us of a written notice of sale that includes HRPT's offer price. If no price is agreed, HRPT may sell the property to another buyer at not less than 95% of the offer price set forth in HRPT's notice to us. In the event the right of first refusal is triggered by a change of control, the price for each property subject to the right of first refusal will be the fair market value thereof as determined by the agreement of our Independent Trustees and the independent trustees of HRPT (not including persons who are trustees of both us and HRPT) or, if no such agreement is reached, by appraisal.

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  We and HRPT will cooperate to enforce the ownership limitations in our and its respective declarations of trust as may be appropriate to qualify for and maintain REIT tax status and otherwise to promote our respective orderly governance.

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  We and HRPT will cooperate to file future tax returns including appropriate allocations of taxable income, expenses and other tax attributes.

Our Relationship and Management Agreements with RMR

              RMR is the manager of HRPT and, as a wholly owned subsidiary of HRPT, we currently receive services from RMR. RMR also acts as the manager of HPT and SNH and provides management services to other public and private companies, including Five Star and TravelCenters. See "Management" and "Manager." Upon completion of this offering, our Bylaws will require that a certain number of our trustees be "Managing Trustees," meaning a trustee who has been an employee, officer or director of our manager or involved in our day to day activities for at least one year prior to his or her election. See "Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Trustees."

              Upon completion of this offering, we will enter into a business management agreement and a property management agreement with RMR. Assuming that this offering closes on May 31, 2009, the business management base fee payable by us to RMR through December 31, 2009 (assuming no additional property acquisitions by us during that period) will be approximately $1.5 million (or $2.5 million on an annualized basis), and the property management fee payable by us to RMR through December 31, 2009 (assuming no construction supervision fees) will be approximately $1.3 million (or $2.3 million on an annualized basis). The amount of fees payable by us to RMR will increase if we borrow additional funds and use such funds to acquire new properties. The fees we will pay RMR under the management agreements we enter into upon completion of this offering will be based in part upon the historical cost of our investments which at any time may be more or less than the fair market value thereof, the gross rents we collect from tenants and the cost of construction we incur at our properties which is supervised by RMR. These fee arrangements could encourage RMR to advocate acquisitions of properties, to undertake unnecessary construction activities or to overpay for acquisitions or construction. These arrangements may also encourage RMR to discourage sales of properties by us.

              The boards of RMR and HRPT have approved an amendment to the business management agreement between RMR and HRPT to be entered into by RMR and HRPT upon completion of this offering. Pursuant to the amendment, the investment by HRPT in us will not be counted for purposes of determining the fees payable by HRPT to RMR for periods following the completion of this offering and income, loss and funds from operations attributable to assets contributed to us or our subsidiaries by HRPT or its subsidiaries prior to the completion of this offering will not be included in determining any incentive fee payable by HRPT for its 2009 fiscal year. In addition, the amendment will make changes relating to the determination of business management base fees and incentive fees payable by HRPT to RMR under the business management agreement in light of recent accounting standard changes so that the fees continue to be calculated consistent with historical practices. The business management base fee and property management fee that we will pay to RMR with respect to the properties transferred to us by HRPT will not exceed the corresponding fees that HRPT would have paid to RMR with respect to such properties had we remained wholly owned by HRPT. Accordingly, RMR will not receive any increase in the business management base fee or the property management fee as a result of the transfer to us of any properties by HRPT. Additionally, the incentive fee that RMR will be eligible to receive from us for the year ending on December 31, 2010 will be substantially similar in structure to the incentive fee that HRPT currently pays to RMR, but with a maximum amount of $0.02 per Share. In addition to the fees payable by us to RMR, we expect to reimburse RMR for the internal audit costs allocable to us as approved by our Independent Trustees, and we are generally responsible to pay all of our expenses and all expenses incurred by RMR on our behalf, except for certain employee, office and administrative expenses.

              Under the management agreements that we will enter into with RMR upon completion of this offering, we will acknowledge that RMR manages other businesses, including HRPT, SNH, HPT, TravelCenters and Five Star, and will not be required to present us with opportunities to invest in properties that are primarily of a type that are within the investment focus of another business now or in the future managed by RMR. Similarly, RMR will agree not to present other businesses that it now or in the future manages with opportunities to invest in properties that are majority leased to government tenants unless our Independent Trustees have determined not to invest in the opportunity. As a result, while we are managed by RMR, we will have limited ability to invest in properties other than properties that are majority leased to government tenants. These agreements will not necessarily restrict our ability, or the ability of other businesses managed by RMR, to lease properties to any particular tenant, and, as a result, we may compete with other businesses managed by RMR for tenants. RMR will have discretion to decide which businesses, if any, to present property investment opportunities which are not primarily of a type that are within the investment focus of any of the businesses that it manages. For a description of the management agreements and the relationship between us and RMR as a result of the management agreements, see "Manager—Our Management Agreements."

Our Agreement with HRPT Regarding the Sky Park Court Property

              In addition to the 29 properties that we own, we also have an ownership interest in a separate building that shares a legal parcel with our property at 9174 Sky Park Court, San Diego, CA. We lease this separate building to HRPT pursuant to a 99-year lease in return for full indemnification from all liabilities associated with this separate building. We are in the process of applying for a lot line adjustment to divide the legal parcel upon which the two buildings are located. Upon obtaining the lot line adjustment, we will transfer the separate building on its separated lot to HRPT and the lease will terminate. We expect that the lot line adjustment will occur in 2009, but approval from the relevant authorities could take longer, and it is possible that we will not obtain approval. HRPT has agreed to reimburse us for any real estate taxes associated with this separate building during the lease term and until the lot line adjustment is completed.

Our Relationship with Other Entities Managed by RMR

              Although we have no present intention to do so, we may engage in transactions with other entities managed by RMR, including, but not limited to, HRPT, SNH, HPT, TravelCenters and Five Star. Such transactions may create conflicts of interest. If such transactions are proposed, our general policy will be to establish a special committee comprised of our Independent Trustees who are not affiliated with such other entity to negotiate and approve such transactions.

Policies and Procedures Concerning Conflicts of Interest and Related Person Transactions

              Upon completion of this offering, our Code of Business Conduct and Ethics, or Code of Conduct, and our Governance Guidelines will address review and approval of activities, interests or relationships that interfere with, or appear to interfere with, our interests, including related person transactions. Persons subject to our Code of Conduct and Governance Guidelines will be under a continuing obligation to disclose any such conflicts of interest and may pursue a transaction or relationship which involves such conflicts of interest only if the transaction or relationship has been approved as follows:

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  In the case of an executive officer or trustee, such person must seek approval from our disinterested trustees for investments, related person transactions (involving a direct or indirect material interest) and other transactions or relationships which such person would like to pursue and which may otherwise constitute a conflict of interest or other action falling outside the scope of permissible activities under our Code of Conduct or Governance Guidelines. If there are no disinterested trustees, the transaction shall be reviewed, authorized and approved or ratified by both the affirmative vote of a majority of our entire board of trustees and the affirmative vote of a majority of our Independent Trustees. In determining whether to approve or ratify a transaction, our board of trustees, disinterested trustees or Independent Trustees, as the case may be, shall act in accordance with any applicable provisions of our Declaration of Trust, shall consider all of the relevant facts and circumstances, and shall approve only those transactions that are fair and reasonable to us.

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  In the case of RMR employees (other than our trustees and executive officers) subject to our Code of Conduct, the employee must seek approval from an executive officer who has no interest in the matter for which approval is being requested.

              The following is a summary of provisions of our Declaration of Trust, affecting certain transactions with related persons. Although it is a summary of the material terms, it does not contain all the information that may be important to you. If you would like more information, you should read the form of Declaration of Trust which will be in effect upon completion of this offering, which has been filed as an exhibit to the registration statement of which this prospectus is a part. Under our Declaration of Trust:

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  Each of our trustees, officers, employees and agents may, in his or her personal capacity or otherwise, have business interests and engage in business activities similar to or in addition to those relating to us, which interests and activities may be similar to and competitive with ours and may include the acquisition, syndication, holding, management, development, operation or disposition, for his own account, or for the account of others, of interests in mortgages, interests in real property, or interests in persons engaged in the real estate business.

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  Each of our trustees, officers, employees and agents will be free of any obligation to present to us any investment opportunity which comes to him or her in any capacity other than solely as our trustee, officer, employee or agent even if such opportunity is of a character which, if presented to us, could be taken by us.

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  Each of our trustees, officers, employees or agents may be interested as a trustee, officer, director, shareholder, partner, member, advisor or employee of, or otherwise have a direct or indirect interest in, any person who may be engaged to render advice or services to us, and may receive compensation from such person as well as compensation from us as a trustee, officer, employee or agent or otherwise.

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  None of the above mentioned activities will be deemed to conflict with an individual's duties and powers as our trustee, officer, employee or agent.

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  We may enter into any contract or transaction of any kind, whether or not any of our trustees, officers, employees or agents has a financial interest in such transaction, with any person, including any of our trustees, officers, employees or agents or any person affiliated with one of our trustees, officers, employees or agents or in which one of our trustees, officers, employees or agents has a material financial interest.

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  To the extent permitted by Maryland law, a contract or other transaction between us and any of our trustees or between us and RMR or any other entity in which any of our trustees is a director or trustee or has a material financial interest shall not be void or voidable if:

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  The fact of the common directorship, trusteeship or interest is disclosed or known to our board of trustees or a proper committee thereof, and our board of trustees or such committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested trustees, even if the disinterested trustees constitute less than a quorum, or, if there are no disinterested trustees, then the approval shall be by majority vote of our entire board of trustees and by majority vote of our Independent Trustees;

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  The fact of the common directorship, trusteeship or interest is disclosed or known to our shareholders entitled to vote, and the contract or transaction is authorized, approved, or ratified by a majority of the votes cast by our shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested trustee, corporation, trust, firm or other entity; or

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  The contract or transaction is fair and reasonable to us.

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  The failure of a contract or other transaction between us and any of our trustees or between us and RMR or any other corporation, trust, firm, or other entity in which any of our trustees is a director or trustee or has a material financial interest to satisfy the criteria set forth above will not create any presumption that such contract or other transaction is void, voidable or otherwise invalid, and any such contract or other transaction shall be valid to the fullest extent permitted by Maryland law.

              The application of the foregoing provisions of our Declaration of Trust may be limited by general legal principles applicable to self dealing by trustees, interested trustee transactions and corporate opportunities.

PRINCIPAL SHAREHOLDERS

              The following table sets forth certain information regarding the beneficial ownership of our Shares (which currently constitute and immediately following completion of this offering will constitute the only class of our outstanding shares of beneficial interest) by (i) each person who beneficially owns, directly or indirectly, more than 5% of the outstanding Shares, (ii) each of our trustees and (iii) all of our trustees and executive officers as a group. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to all Shares shown to be beneficially owned by such person or entity, subject to the matters set forth in the notes to the table below.

	Beneficial ownership prior to this offering		Beneficial ownership after this offering (2)
Name and Address (1)	Number of Shares	Percent	Number of Shares	Percent
HRPT Properties Trust	9,950,000	100%	9,950,000	49.9%
Barry M. Portnoy (3)	9,950,000	100%	9,950,000	49.9%
Adam D. Portnoy (3)	9,950,000	100%	9,950,000	49.9%
John L. Harrington	—	—	—	—
Jeffrey P. Somers	—	—	—	—
Barbara D. Gilmore	—	—	—	—
David M. Blackman	—	—	—	—
All trustees and executive officers as a group (six persons) (3)	9,950,000	100%	9,950,000	49.9%

(1)
The address of HRPT is 400 Centre Street, Newton, Massachusetts 02458. The address of each other named person is c/o Government Properties Income Trust, 400 Centre Street, Newton, Massachusetts 02458.

(2)
Assumes no exercise of the underwriters' over allotment option.

(3)
Neither Messrs. Barry Portnoy nor Adam Portnoy owns Shares directly. HRPT, of which Messrs. Barry Portnoy and Adam Portnoy are Managing Trustees, owns 9,950,000 Shares. Messrs. Barry Portnoy and Adam Portnoy may be deemed to have beneficial ownership of these Shares, but each disclaims such beneficial ownership.

 DESCRIPTION OF OUR SHARES

              The following is a summary description of the material terms of our Shares, based on our Declaration of Trust and Bylaws in effect upon completion of this offering. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the entire forms of our Declaration of Trust and Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is part.

General

              Our Declaration of Trust authorizes us to issue up to 25,000,000 common shares of beneficial interest, $0.01 par value per share, or Shares. Immediately following completion of this offering (assuming no exercise of the underwriters' over allotment option), we will have 19,950,000 Shares issued and outstanding and no other class or series of shares outstanding.

              As permitted by the Maryland REIT law, our Declaration of Trust also authorizes our board of trustees to increase or decrease the number of our authorized Shares, to create new classes or series of shares, to increase or decrease the number of any class of shares and to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of shares. The rights, preferences and privileges of our Shares and holders of our Shares (including those described in this prospectus) are subject to, and may be adversely affected by, the rights of the holders of shares of any new class or series, whether common or preferred, that our board of trustees may create, designate or issue in the future.

              Our board of trustees may take the actions described above without shareholder approval, unless shareholder approval is required by applicable law or the rules of the principal stock exchange on which our securities may be listed. We believe that the ability of our board of trustees to authorize and issue one or more classes or series of shares with specified preferences will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other business needs that may arise. Nonetheless, the unrestricted ability of our board of trustees to issue additional shares, classes and series of shares may have adverse consequences to holders of our Shares.

Shares

              All Shares to be sold in this offering will be duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights of any other class or series of shares which may be issued in the future and to the provisions of the Declaration of Trust regarding the restriction on the transfer and ownership of shares, holders of Shares are entitled to the following:

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  to receive distributions on their Shares if, as and when authorized by our board of trustees and declared by us out of assets legally available for distribution; and

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  to share ratably in our assets legally available for distribution to our common shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

              Under the Declaration of Trust, holders of our Shares are entitled to vote on the following matters: (a) election of trustees and the removal of trustees for cause; (b) amendment of our Declaration of Trust (provided that certain amendments of our Declaration of Trust are permitted under the Maryland REIT law to be authorized by our board of trustees without shareholder approval); (c) our termination; (d) to the extent required by Maryland law, our merger, consolidation, or the sale or disposition of substantially all of our property; and (e) such other matters with respect to which our board of trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification. Holders of our Shares will also be entitled to vote on such matters as may be required by applicable law or the rules of the NYSE. Provisions of our Declaration of Trust regarding the restriction on the transfer and ownership of our shares may preclude a shareholder's right to vote in certain circumstances.

Stock Exchange Listing

              Our Shares have been approved for listing on the NYSE under the symbol "GOV."

Transfer Agent and Registrar

              The transfer agent and registrar for our Shares will be Wells Fargo, National Association.

MATERIAL PROVISIONS OF MARYLAND LAW
AND OF OUR DECLARATION OF TRUST AND BYLAWS

              We were organized as a perpetual life Maryland REIT that is currently a wholly owned special purpose bankruptcy remote subsidiary of HRPT. Upon completion of this offering we will no longer be such a subsidiary of HRPT and will have amended and restated our Declaration of Trust and Bylaws. The following is a summary of our Declaration of Trust and Bylaws, as in effect upon completion of this offering, and several provisions of Maryland law. Because it is a summary, it does not contain all the information that may be important to you. If you want more information, you should read the forms of Declaration of Trust and Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, or refer to the provisions of Maryland law.

Trustees

              Our Declaration of Trust and Bylaws provide for a board of trustees of five members and that our board of trustees may change the number of trustees, but there may not be less than three trustees.

              Our Declaration of Trust divides our board of trustees into three classes. The initial term of the trustees who are members of Class 1 will expire in 2010, the initial term of the trustees who are members of Class 2 will expire in 2011, and the initial term of the Class 3 trustee will expire in 2012. Beginning in 2010, shareholders will elect trustees for three year terms upon the expiration of their current terms. Shareholders will elect only one class of trustees each year. We believe that classification of our board of trustees will help to assure the continuity of our business strategies and policies. The classified board provision could have the effect of making the replacement of incumbent trustees more time consuming and difficult. At least two annual meetings of shareholders will generally be required to effect a change in a majority of our board of trustees, and no such change may be possible so long as HRPT retains a significant amount of our Shares.

              There will be no cumulative voting in the election of trustees. Except as may be mandated by any applicable law or the listing requirements of the principal exchange on which our Shares are listed, and subject to the voting rights of any class or series of our shares which may be hereafter created, (a) a majority of all the votes cast at a meeting of shareholders duly called and at which a quorum is present is required to elect a trustee in an uncontested election of trustees and (b) a majority of all the votes entitled to be cast in the election of trustees at a meeting of shareholders duly called and at which a quorum is present is required to elect a trustee in a contested election (which is an election at which the number of nominees exceeds the number of trustees to be elected).

              In case of failure to elect trustees at an annual meeting of the shareholders, the incumbent trustees will hold over and continue to direct the management of our business and affairs. In the event of a vacancy on our board of trustees, including a vacancy caused by a resignation of a trustee or by an increase in the number of trustees, the remaining trustees may by majority vote elect a new trustee to fill the vacancy for the remaining term in which the vacancy exists. Our Declaration of Trust provides that a trustee may be removed (i) only for cause, at a meeting of shareholders properly called for that purpose, by the affirmative vote of at least 75% of the outstanding shares entitled to be cast in the election of trustees, or (ii) with or without cause, by the affirmative vote of not less than 75% of the remaining trustees. This precludes shareholders from removing incumbent trustees unless they can obtain a substantial affirmative vote of shares, and obtaining such vote will not be possible so long as HRPT retains more than 25% of our voting shares unless HRPT votes in favor of such removal.

              Under our Bylaws, a trustee must be 21 years of age, not under legal disability, have substantial expertise or experience relevant to our business (as determined by our board of trustees), not have been convicted of a felony and meet the qualifications of an "Independent Trustee" or a "Managing Trustee." An "Independent Trustee" is one who is not an employee of RMR, who is not involved in our day to day activities and who meets the qualifications of an independent director under the applicable rules of the principal stock exchange upon which our Shares are listed for trading and the SEC, as those requirements may be amended from time to time. A "Managing Trustee" is one who has been an employee, officer or director of our manager or involved in our day to day activities for at least one year prior to his or her election. A majority of the trustees holding office shall at all times be Independent Trustees, except for temporary periods due to vacancies. If the number of trustees, at any time, is set at less than five, at least one trustee will be a Managing Trustee. So long as the number of trustees shall be five or greater, at least two trustees will be Managing Trustees.

Advance Notice of Trustee Nominations and New Business

              Annual Meetings of Shareholders.    Our Bylaws provide that nominations of individuals for election to the board of trustees and proposals of other business to be considered at an annual meeting of shareholders may be made only in our notice of the meeting, by or at the direction of our board of trustees, or by a shareholder who is entitled to vote at the meeting, is entitled to make nominations or proposals and has complied with the advance notice procedures set forth in our Bylaws.

              Under our Bylaws, a shareholder's written notice of nominations for trustee or other matters to be considered at an annual meeting of shareholders must be delivered to our Secretary at our principal executive offices not later than 5:00 p.m. (Eastern Time) on the 120th day nor earlier than the 150th day prior to the first anniversary of the date of our proxy statement for the preceding year's annual meeting; provided however, that in the event that the date of the proxy statement for the annual meeting is more than 30 days earlier than the first anniversary of the date of the proxy statement for the preceding year's annual meeting, the notice must be delivered by not later than 5:00 p.m. (Eastern Time) on the 10th day following the earlier of the day on which (i) notice of the annual meeting is mailed or otherwise made available or (ii) public announcement of the date of such meeting is first made by us. However, notwithstanding the previous sentence, with respect to the annual meeting to be held in calendar year 2010, to be timely, a shareholder's notice shall be delivered to the Secretary at our principal executive offices not later than 5:00 p.m. (Eastern Time) on December 31, 2009, nor earlier than December 1, 2009. Neither the postponement or adjournment of an annual meeting, nor the public announcement of such postponement or adjournment, commences a new time period for the giving of a shareholder's notice.

              Our Bylaws set forth procedures for submission of nominations for trustee elections and other proposals by shareholders for consideration at an annual meeting of shareholders, including, among other things:

  •
  requiring that a shareholder wishing to make a nomination or proposal of other business to be a shareholder of record of at least $2,000 in market value, or 1% of our shares, entitled to make nominations or propose other business and to vote at the meeting on such election or proposal for other business, as the case may be, for at least one year immediately preceding such shareholder's submission of a notice of nomination or proposal of other business, that the shareholder continue to be a shareholder of record at the time of submitting its notice of a nomination or other proposal through and including the time of the annual meeting and that the shareholder submit the nomination or proposal of other business to our Secretary in accordance with our Bylaws;

  •
  providing that the advance notice provisions in our Bylaws are the exclusive means for a shareholder to make nominations or propose business for consideration at an annual meeting of shareholders, except to the extent of matters which are required to be presented to shareholders by applicable law which have been properly presented in accordance with the requirements of such law;

  •
  requiring information be provided regarding any proposed nominee by the proposing shareholder, including, among other things:

  •
  the name, age, business address and residence address of the proposed nominee;

  •
  information as to the proposed nominee's qualifications to be an Independent or Managing trustee pursuant to the criteria set forth in the Bylaws;

  •
  the class, series and number of any shares that are, directly or indirectly, beneficially owned or owned of record by the proposed nominee, and the date such shares were acquired and the investment intent of such acquisition;

  •
  a description of all purchases and sales of our securities and all Derivative Transactions (as defined in our Bylaws) by such proposed nominee during the previous 12 months, including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved;

  •
  disclosure of certain performance related fees to which the proposed nominee is entitled, that are based on any increase or decrease in the value of our shares or instrument or arrangement of the type contemplated within the definition of a Derivative Transaction, if any, as of the date of such notice;

  •
  disclosure of any proportionate interest in our shares or instrument or arrangement of the type contemplated within the definition of a Derivative Transaction that is held, directly or indirectly, by a general or limited partnership in which such proposed nominee is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

  •
  disclosure of any other material relationships between or among the proposing shareholder, the proposed nominee or others acting in concert with the proposing shareholder or proposed nominee, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC if the shareholder making the nomination or any person acting in concert with the shareholder were the "registrant" for purposes of such rule and the proposed nominee were a director or executive officer of such registrant; and

  •
  all other information relating to the proposed nominee that is required to be disclosed in solicitations of proxies for election of a trustee in an election contest (even if an election contest is not involved), or is otherwise required, in each case, pursuant to Section 14 (or any successor provision) of the Exchange Act;

  •
  requiring information be provided with respect to any business other than the election of trustees that a shareholder proposes to bring before a meeting of shareholders, including:

  •
  a description of the business;

  •
  the reasons for proposing the business and any material interest in the business of such shareholder, including any anticipated benefit to the shareholder;

  •
  a description of all agreements, arrangements and understandings between the shareholder and any other person or persons (including their names) in connection with the proposal of such business by the shareholder; and

  •
  a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the business before the meeting;

  •
  requiring information to be provided as to the shareholder giving the notice and certain of its affiliates, including:

  •
  the name and address of the shareholder as they appear on our share ledger;

  •
  the class, series and number of, and the nominee holder for, any of our shares that are owned, directly or indirectly, beneficially or of record by the shareholder or by certain of its affiliates, and the date such shares were acquired and the investment intent of such acquisition;

  •
  a description of all purchases and sales of our securities and all Derivative Transactions by such shareholder and certain of its affiliates during the previous 12 months, including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved;

  •
  disclosure of certain performance related fees that the shareholder or certain affiliates of the shareholder are entitled to based on any increase or decrease in the value of our shares or instrument or arrangement of the type contemplated within the definition of Derivative Transaction, if any, as of the date of such notice;

  •
  disclosure of any proportionate interest in our shares or instrument or arrangement of the type contemplated within the definition of Derivative Transaction held, directly or indirectly, by a general or limited partnership in which the shareholder or certain affiliates of the shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and

  •
  all information relating to the shareholder required to be disclosed in connection with the solicitation of proxies for election of trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case, pursuant to Section 14 (or any successor provision) of the Exchange Act, and the rules and regulations promulgated thereunder; and

  •
  providing that the proposing shareholder is responsible for ensuring compliance with the advance notice provisions, that any responses of the shareholder to any request for information will not cure any defect in the shareholder's notice and that neither we, our board of trustees, any committee of our board of trustees nor any of our officers has any duty to request clarification or updating information or inform the proposing shareholder of any defect in the shareholder's notice.

              Special Meetings of Shareholders.    With respect to special meetings of shareholders, our Bylaws provide that only business brought before the meeting pursuant to our notice of the meeting may be conducted at such meeting. Nominations of individuals for election to the board of trustees may be made at a special meeting of shareholders at which trustees are to be elected pursuant to our notice of meeting, by or at the direction of the board of trustees, or, provided that the board of trustees has determined that trustees will be elected at such special meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our Bylaws. Under our Bylaws, in the event we call a special meeting of shareholders for the purpose of electing one or more trustees, a shareholder may nominate an individual or individuals (as the case may be) for election as a trustee if the shareholder provides timely notice, in writing, to our Secretary at our principal executive offices, containing the information and following the procedures required by the advance notice provisions in our Bylaws, as described above for submitting nominations for consideration at an annual meeting of shareholders. To be timely, a shareholder's notice must be delivered not earlier than the 150th day prior to such special meeting and not later than 5:00 p.m. (Eastern Time) on the later of (i) the 120th day prior to such special meeting or (ii) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the trustees to be elected at such meeting. Neither the postponement or adjournment of a special meeting, nor the public announcement of such postponement or adjournment, shall commence a new time period for the giving of a shareholder's notice.

Meetings of Shareholders

              Under our Bylaws, a meeting of our shareholders will be held at least annually at a date and time set by our board of trustees. Meetings of shareholders may be called only by a majority of our board of trustees.

Liability and Indemnification of Trustees and Officers

              To the maximum extent permitted by Maryland law, our Declaration of Trust includes provisions limiting the liability of our trustees and officers for money damages. Under our Bylaws, we are required, to the maximum extent permitted by Maryland law, to indemnify (a) any present or former trustee or officer of our company who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity or (b) any individual who, while a trustee or officer of our company and, at our request, serves or has served as a trustee, director, officer or partner of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity and to pay or reimburse their reasonable expenses in advance of final disposition of the proceeding. Our Bylaws also permit us to indemnify and advance expenses to any person who served any predecessor in the capacities described above and any present or former shareholder, employee or agent of us or any such predecessor. Except with respect to proceedings to enforce rights to indemnification, we are only required to indemnify our trustees and officers as described in this paragraph in connection with a proceeding initiated by any such person against us if such proceeding was authorized by our board of trustees.

              The Maryland REIT law permits a REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law, or MGCL, for directors and officers of Maryland corporations. The Maryland corporation statute permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

              The Maryland corporation statute permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

  •
  a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, trustees, officers or persons controlling us pursuant to the foregoing provisions of Maryland law and our Declaration of Trust and Bylaws, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Shareholder Liability

              Under the Maryland REIT law, a shareholder is generally not personally liable for the obligations of a real estate investment trust solely as a result of his status as a shareholder. Our Declaration of Trust provides that no shareholder will be liable for any debt, claim, demand, judgment or obligation of any kind of us by reason of being a shareholder. Despite these facts, our legal counsel has advised us that in some jurisdictions the possibility exists that shareholders of a trust entity like us may be held liable for acts or obligations of the trust. While we intend to conduct our business in a manner designed to minimize potential shareholder liability, we can give no assurance that you can avoid liability in all instances in all jurisdictions. Our trustees do not intend to obtain insurance covering these risks to our shareholders.

Indemnification by Our Shareholders and Arbitration of Claims

              Under our Declaration of Trust, each shareholder is liable to us for, and shall indemnify and hold harmless us and our affiliates from and against, all costs, expenses, penalties, fines or other amounts, including without limitation, reasonable attorneys' and other professional fees, whether third party or internal, arising from a shareholder's breach of or failure to fully comply with any covenant, condition or provision of our Declaration of Trust or Bylaws (including the advance notice provisions of our Bylaws) or any action by or against us in which the shareholder is not the prevailing party, and shall pay such amounts on demand, together with interest on such amounts, which interest will accrue at the lesser of 18% per annum or the maximum amount permitted by law, from the date such costs or other amounts are incurred until the receipt of payment.

              Our Declaration of Trust provides that any action brought against us or any trustee, officer, manager (including RMR or its successor), agent or employee of us, by a shareholder, either on such shareholder's behalf, on behalf of us or on behalf of any series or class of shares or shareholders, including claims relating to the interpretation, effect, validity or enforcement of our Declaration of Trust or Bylaws, derivative actions and class actions, shall, on the demand of any party to such dispute, be resolved through binding arbitration in accordance with the procedures set forth in our Bylaws. Our Bylaws require any such arbitration be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as modified in our Bylaws and in accordance with our Bylaws. With limited exceptions, each party is required to bear its own costs in the arbitration, and the arbitrators may not render an award that would include shifting of such costs or, in a derivative case, award any portion of our award to the claimant or the claimant's attorneys. Our Declaration of Trust and Bylaws provide that the award of the arbitrators shall be final and binding on the parties and shall be the sole and exclusive remedy between the parties to the dispute relating to the dispute.

Transactions with Affiliates

              Our Declaration of Trust allows us to enter into contracts and transactions of any kind with any person, including any of our trustees, officers, employees or agents or any person affiliated with them. Other than general legal principles applicable to self dealing by trustees, interested trustee transactions and corporate opportunities, there are no prohibitions in our Declaration of Trust or Bylaws which would prohibit dealings between us and our affiliates. See "Certain Relationships and Related Person Transactions—Policies and Procedures Concerning Conflicts of Interest and Related Person Transactions."

Voting by Shareholders

              Whenever shareholders are required or permitted to take any action by a vote, the action may only be taken by a vote at a shareholders meeting. Under our Bylaws, shareholders do not have the right to take any action by written consent. With respect to matters brought before a meeting of shareholders other than the election of trustees, except where a different voting standard is required by any applicable law, the listing requirements of the principal exchange on which our Shares are listed or a specific provision of our Declaration of Trust, (a) if the matter is approved by at least 60% of the trustees then in office, including 60% of the Independent Trustees then in office, a majority of all the votes cast at the meeting shall be required to approve the matter and (b) if the matter is not approved by at least 60% of the trustees then in office, including 60% of the Independent Trustees then in office, 75% of all Shares entitled to vote at the meeting shall be required to approve the matter.

Restrictions on Ownership and Transfers of Shares

              Our Declaration of Trust restricts the amount of shares that shareholders may own. These restrictions are intended to assist with REIT compliance under the Code and otherwise to promote our orderly governance.

              Our Declaration of Trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code (e.g. indirect ownership through HRPT), more than 9.8% of the number or value (whichever is more restrictive) of shares of any class or series of our outstanding shares of beneficial interest, including our Shares. Our Declaration of Trust also prohibits any person from beneficially or constructively owning shares if that ownership would result in us being closely held under Section 856(h) of the Code or would otherwise cause us to fail to qualify as a REIT.

              These restrictions do not apply to HRPT, RMR or their affiliates so long as such ownership does not adversely affect our qualification as a REIT under the Code. Our board of trustees, in its discretion, may exempt other persons from this ownership limitation, so long as the board of trustees determines, among other things, that it is in our best interest. Our board of trustees may not grant an exemption if the exemption would result in our failing to qualify as a REIT. In determining whether to grant an exemption, our board of trustees may consider, among other factors, the following:

  •
  the general reputation and moral character of the person requesting an exemption;

  •
  whether the person's ownership of shares would be direct or through ownership attribution;

  •
  whether the person's ownership of shares would interfere with the conduct of our business, including without limitation, our ability to acquire additional properties;

  •
  whether granting an exemption would adversely affect any of our existing contractual arrangements or business policies;

  •
  whether the person to whom the exemption would apply has been approved as an owner of us by all regulatory or other governmental authorities who have jurisdiction over us; and

  •
  whether the person to whom the exemption would apply is attempting to change control of us or affect our policies in a way which our board of trustees, in its discretion, considers adverse to our best interests or those of our shareholders.

              In addition, our board of trustees may require such rulings from the Internal Revenue Service, opinions of counsel, representations, undertakings or agreements it deems advisable in order to make the foregoing decisions.

              If a person attempts a transfer of our shares of beneficial interest in violation of the ownership limitations described above, then our board of trustees may deem that the number of shares which would cause the violation will be automatically transferred to a trust, or the "Charitable Trust," for the exclusive benefit of one or more charitable beneficiaries designated by us. The prohibited owner will:

  •
  have no rights in the shares held in the Charitable Trust;

  •
  not benefit economically from ownership of any shares held in the Charitable Trust (except to the extent provided below upon sale of the shares);

  •
  have no rights to distributions;

  •
  not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust; and

  •
  have no claim, cause of action or other recourse whatsoever against the purported transferor of such shares.

              Unless otherwise directed by our board of trustees, within 20 days of receiving notice from us that shares have been transferred to the Charitable Trust, or as soon thereafter as practicable, the trustee of the Charitable Trust will sell such shares (together with the right to receive distributions with respect to such shares) to a person, whose ownership of the shares will not violate the ownership limitations set forth in our Declaration of Trust. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate, and the trustee of the Charitable Trust will distribute the net proceeds of the sale to the prohibited owner and to the beneficiary of the Charitable Trust as follows:

              The prohibited owner will receive the lesser of:

    (1)
    the net price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust, for example, a gift, devise or other similar transaction, the market price of the shares on the day of the event causing the shares to be transferred to the Charitable Trust, less the costs, expenses and compensation of the Charitable Trust and us; and

    (2)
    the net sales proceeds received by the trustee of the Charitable Trust from the sale of the shares held in the Charitable Trust.

              Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid to the charitable beneficiary, less the costs, expenses and compensation of the Charitable Trust and us.

              If, prior to our discovery that shares of beneficial interest have been transferred to the Charitable Trust, a prohibited owner sells those shares, then:

    (1)
    those shares will be deemed to have been sold on behalf of the Charitable Trust; and

    (2)
    to the extent that the prohibited owner received an amount for those shares that exceeds the amount that the prohibited owner was entitled to receive from a sale by the trustee of the Charitable Trust, the prohibited owner must promptly pay the excess to the trustee of the Charitable Trust upon demand.

              Also, shares of beneficial interest held in the Charitable Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

    (1)
    the price per share in the transaction that resulted in the transfer to the Charitable Trust or, in the case of a devise or gift, the market price per such share on the day of the event causing the shares to become held by the Charitable Trust, less the costs, expenses and compensation of the Charitable Trustee, if any, and us; and

    (2)
    the market price per share on the date we, or our designee, accept the offer, less the costs, expenses and compensation of the Charitable Trustee, if any, and us.

              We will have the right to accept the offer until the trustee of the Charitable Trust has sold the shares held in the Charitable Trust. The net proceeds of the sale to us will be distributed similar to any other sale by a trustee of the Charitable Trust. Our board of trustees may retroactively amend, alter or repeal any rights which the Charitable Trust, the trustee of the Charitable Trust or the beneficiary of the Charitable Trust may have under our Declaration of Trust, except that our board of trustees may not retroactively amend, alter or repeal any obligations to pay amounts incurred prior to such time and owed or payable to the trustee of the Charitable Trust. The trustee of the Charitable Trust will be indemnified by us or from the proceeds from the sale of shares held in the Charitable Trust for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under our Declaration of Trust and is entitled to receive reasonable compensation for services provided.

              Costs, expenses and compensation payable to the Charitable Trustee may be funded from the Charitable Trust or by us. We will be entitled to reimbursement on a first priority basis (after payment in full of amounts payable to the Charitable Trustee) from the Charitable Trust for any such amounts funded by us.

              In addition, costs and expenses incurred by us in the process of enforcing the ownership limitations set forth in our Declaration of Trust, in addition to reimbursement of costs, expenses and compensation of the trustee of the Charitable Trust which have been funded by us, may be collected from the Charitable Trust.

              The restrictions described above will not preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. Our Declaration of Trust provides, however, that the fact that the settlement of any transaction occurs will not negate the effect of any of the foregoing limitations and any transferee in such a transaction will be subject to all of the provisions and limitations described above.

              Every owner of 5% or more of any class or series of our shares is required to give written notice to us within 30 days after the end of each taxable year, and also within three business days after a request from us, stating the name and address of the owner, the number of shares of each class and series of our shares which the owner beneficially owns, and a description of the manner in which those shares are held. If the Code or applicable tax regulations specify a threshold below 5%, this notice provision will apply to those persons who own our shares of beneficial interest at the lower percentage. In addition, each shareholder is required to provide us upon demand with any additional information that we may request in order to determine our status as a REIT, to comply or determine our compliance with the requirements of any taxing authority or other government authority and to determine and ensure compliance with the foregoing ownership limitations.

Compliance With Governing Documents and Applicable Law

              Our Declaration of Trust creates a covenant between us and our shareholders which requires our shareholders (i) to comply with our Declaration of Trust and our Bylaws and (ii) to comply, and assist us in complying, with all applicable requirements of federal and state laws, and our contractual obligations which arise by reason of the shareholder's ownership interest in us, and with all other laws or agreements which apply to us or our businesses, assets or operations and which require action or inaction on the part of such shareholder.

Business Combinations

              The MGCL contains a provision which regulates business combinations with interested shareholders. This provision applies to Maryland REITs. Under the MGCL, business combinations such as mergers, consolidations, share exchanges, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities between a Maryland REIT and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Under the statute the following persons are deemed to be interested shareholders:

  •
  any person who beneficially owns 10% or more of the voting power of the trust's outstanding voting shares; or

  •
  an affiliate or associate of the trust who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the trust.

              After the five year prohibition period has ended, a business combination between a trust and an interested shareholder generally must be recommended by the board of trustees of the trust and must receive the following shareholder approvals:

  •
  the affirmative vote of at least 80% of the votes entitled to be cast; and

  •
  the affirmative vote of at least two thirds of the votes entitled to be cast by holders of voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

              The supermajority vote requirements do not apply if shareholders receive the minimum price set forth in the MGCL for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

              The foregoing provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Our board of trustees has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the MGCL described in the preceding paragraphs, provided that the business combination is first approved by the board of trustees, including the approval of a majority of the members of the board of trustees who are not affiliates or associates of the interested shareholder. This resolution, however, may be altered or repealed in whole or in part at any time.

Control Share Acquisitions

              The MGCL contains a provision which regulates control share acquisitions. This provision also applies to Maryland REITs. The MGCL provides that control shares of a Maryland REIT acquired in a control share acquisition have no voting rights except to the extent that the acquisition is approved by a vote of two thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. Control shares are voting shares of beneficial interest which, if aggregated with all other shares of beneficial interest previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

  •
  one tenth or more but less than one third;

  •
  one third or more but less than a majority; or

  •
  a majority or more of all voting power.

              An acquiror must obtain the necessary shareholder approval each time it acquires control shares in an amount sufficient to cross one of the thresholds noted above.

              Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. The MGCL provides a list of exceptions from the definition of control share acquisition.

              A person who has made or proposes to make a control share acquisition, upon satisfaction of the conditions set forth in the statute, including an undertaking to pay expenses, may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the matter at any shareholders meeting.

              If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem any or all of the control shares for fair value determined as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of those shares are considered and not approved. The right of the trust to redeem any or all of the control shares is subject to conditions and limitations listed in the statute.

              The trust may not redeem shares for which voting rights have previously been approved. Fair value is determined without regard to the absence of voting rights for the control shares. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

              The control share acquisition statute does not apply to the following:

  •
  shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction; or

  •
  acquisitions approved or exempted by a provision in the declaration of trust or bylaws of the trust adopted before the acquisition of shares.

              Our Bylaws contain a provision exempting any and all acquisitions by any person of our Shares from the control share acquisition statute. This provision may be amended or eliminated at any time in the future.

Amendment to Our Declaration of Trust, Dissolution and Mergers

              Under the Maryland REIT law, a REIT generally cannot dissolve, amend its declaration of trust or merge, unless these actions are approved by the affirmative vote of shareholders holding at least two thirds of all shares entitled to be cast on the matter. The statute allows a trust's declaration of trust to set a lower percentage, so long as the percentage is not less than a majority of all the votes entitled to be cast on the matter. Our Declaration of Trust provides for approval of any of the foregoing actions by a majority of all votes entitled to be cast on these actions provided the action in question has been approved by 60% of our board of trustees, including 60% of our Independent Trustees. Our Declaration of Trust further provides that if permitted in the future by Maryland law, the majority required to approve any of the foregoing actions which have been approved by 60% of our board of trustees, including 60% of our Independent Trustees, will be the affirmative vote of a majority of the votes cast on the matter. Under the Maryland REIT law, a declaration of trust may permit the trustees by a two thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders. Our Declaration of Trust permits this type of action by our board of trustees. Our Declaration of Trust also permits our board of trustees to increase or decrease the aggregate number of shares that we may issue and to effect changes in our unissued shares, as described more fully under "Description of Our Shares," and to change our name or the name of any class or series of our shares, in each case without shareholder approval, and provides that, to the extent permitted in the future by Maryland law, our board of trustees may amend any other provision of our Declaration of Trust without shareholder approval.

Anti-takeover Effect of Our Declaration of Trust and Bylaws

              For so long as HRPT continues to hold a substantial ownership stake in us, HRPT may effectively be able to elect all of the members of our board of trustees, including our Independent Trustees and to control the outcome of any shareholder vote during this period, including with respect to a change in control of us. In addition, even in the event that HRPT significantly decreases its investment in us, many provisions contained in our governing documents and described above in this section, including, as examples, our 9.8% ownership limitations, our staggered terms for trustees, our shareholder voting rights and standards, the ability of 75% of our trustees to remove another trustee, our quorum requirements and our trustee qualifications, could delay or prevent a change in control of us. The limitations in our Bylaws on the ability of shareholders to propose nominations for trustee or other proposals of business to be considered at meetings of shareholders, including the disclosure requirements related thereto, may have an anti-takeover effect or discourage shareholders from making proposals that could be beneficial to us.

SHARES ELIGIBLE FOR FUTURE SALE

              Prior to this offering, there has been no market for our Shares. Therefore, future sales of substantial amounts of our Shares in the public market could adversely affect prevailing market prices.

              Upon completion of this offering, HRPT will own 9,950,000 Shares which will represent approximately 49.9% of the total outstanding Shares (46.4% if the underwriters' over allotment option is exercised in full). In addition, we will have reserved for issuance to trustees, executive officers and other RMR employees who provide services to us under our Plan an aggregate of 2,000,000 Shares that, if and when such Shares are issued, will be subject in whole or in part to vesting requirements or the lapsing of restrictions. We, our trustees, certain of our executive officers and HRPT have agreed, subject to certain exceptions, not to sell or transfer any Shares for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. For more information about these restrictions on sale, see "Underwriting—No Sales of Similar Securities." After the expiration of the lock up period ending 180 days from the date of this prospectus, our trustees, certain of our executive officers and HRPT will be entitled to dispose of its Shares upon compliance with applicable securities laws.

              In addition to the Shares being sold in this offering, which may be sold immediately (except to the extent held by our affiliates, as described below), after this lock up period, Shares held by HRPT will be eligible for sale subject to the volume, manner of sale and other limitations pursuant to Rule 144 under the Securities Act. In the event that we determine to register the sale of Shares held by HRPT under the Securities Act, such Shares would become freely tradeable without restriction under the Securities Act immediately upon the effectiveness of such registration.

              If we do not register Shares held by HRPT, such Shares will be "restricted securities" as defined under Rule 144. Restricted securities may be sold in the U.S. public markets only if registered or if they qualify for an exemption from registration. In general, Rule 144 provides that an affiliate who has beneficially owned "restricted" shares for at least six months will be entitled to sell on the open market in brokers' transactions, within any three month period, a number of shares that does not exceed the greater of:

  •
  one percent of our then outstanding Shares (approximately 199,500 Shares immediately after this offering, or 214,500 Shares if the underwriters' over allotment option is exercised in full); and

  •
  the average weekly trading volume of our Shares on the NYSE during the four calendar weeks preceding the filing with the SEC of a notice on Form 144 with respect to the sale.

              Sales of restricted shares under Rule 144 are also subject to requirements regarding the manner of sale, notice, and the availability of current public information about us. In the event that any person who is deemed to be our affiliate purchases Shares in this offering or subsequently receives Shares under our Plan, sales under Rule 144 of the Shares held by that person are subject to the volume limitations and other restrictions described in the preceding two paragraphs.

              Rule 144 does not supersede the contractual obligations of our security holders set forth in the lock up agreements described above.

 FEDERAL INCOME TAX CONSIDERATIONS

              The following is a summary of the material United States federal income tax considerations relating to our qualification and taxation as a REIT and to the acquisition, ownership and disposition of our Shares. The summary is based on existing law, and is limited to investors who acquire or own our shares as investment assets rather than as inventory or as property used in a trade or business. The summary does not discuss all of the particular tax consequences that might be relevant to you if you are subject to special rules under federal income tax law, for example if you are:

  •
  a bank, life insurance company, regulated investment company or other financial institution;

  •
  a broker, dealer or trader in securities or foreign currency;

  •
  a person who has a functional currency other than the U.S. dollar;

  •
  a person who acquires our shares in connection with employment or other performance of services;

  •
  a person subject to alternative minimum tax;

  •
  a person who acquires or owns our shares as part of a straddle, hedging transaction, constructive sale transaction, constructive ownership transaction or conversion transaction; or

  •
  except as specifically described in the following summary, a tax exempt entity or a foreign person.

              The Code sections that govern federal income tax qualification and treatment of a REIT and its shareholders are complex. This presentation is a summary of applicable Code provisions, related rules and regulations and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect. Future legislative, judicial or administrative actions or decisions could also affect the accuracy of statements made in this summary. We have not received a ruling from the Internal Revenue Service, or IRS, with respect to any matter described in this summary, and we cannot assure you that the IRS or a court will agree with the statements made in this summary. The IRS or a court could, for example, take a different position, which could result in significant tax liabilities for applicable parties, from that described in this summary with respect to our acquisitions, operations, restructurings or any other matters described in this summary. In addition, this summary is not exhaustive of all possible tax consequences, and does not discuss any estate, gift, state, local or foreign tax consequences.

              For all these reasons, we urge you to consult with a tax advisor about the federal income tax and other tax consequences of the acquisition, ownership and disposition of our Shares. Our intentions and beliefs described in this summary are based upon our understanding of applicable laws and regulations that are in effect as of the date of this prospectus. If new laws or regulations are enacted which impact us directly or indirectly, we may change our intentions or beliefs.

              Your federal income tax consequences may differ depending on whether or not you are a "U.S. shareholder." For purposes of this summary, a "U.S. shareholder" for federal income tax purposes is:

  •
  a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws;

  •
  an entity treated as a corporation for federal income tax purposes, that is created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

  •
  an estate the income of which is subject to federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or an electing trust in existence on August 20, 1996, to the extent provided in Treasury regulations;

whose status as a U.S. shareholder is not overridden by an applicable tax treaty. Conversely, a "non-U.S. shareholder" is a beneficial owner of our shares who is not a U.S. shareholder. If a partnership (including any entity treated as a partnership for federal income tax purposes) is a beneficial owner of our shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the federal income tax consequences of the acquisition, ownership and disposition of our shares.

Taxation as a REIT

              For periods ending on or before the date we cease to be wholly owned by HRPT, each of us and any of our subsidiaries will be at all times either a qualified REIT subsidiary of HRPT within the meaning of Section 856(i) of the Code or a noncorporate entity that for federal income tax purposes is not treated as separate from HRPT under regulations issued under Section 7701 of the Code. During such periods, we and any of our subsidiaries are not taxpayers separate from HRPT for federal income tax purposes; instead, for these periods, HRPT will, pursuant to our transaction agreement, be solely responsible for the federal income tax with respect to our assets, liabilities and items of income, deduction and credit as well as the federal income tax filings in respect of our and any of our subsidiaries' operations. Our initial taxable year will commence upon our ceasing to be wholly owned by HRPT.

              Commencing with our initial taxable year ending December 31, 2009, we will elect to be taxed as a REIT under Sections 856 through 860 of the Code. Our REIT election, assuming continuing compliance with the then applicable qualification tests, will continue in effect for subsequent taxable years.

              Our tax counsel, Sullivan & Worcester LLP, has provided to us an opinion that we have been organized in conformity with the requirements for qualification as a REIT under the Code and that our current and anticipated investments and our plan of operation will enable us to meet and continue to meet the requirements for qualification and taxation as a REIT under the Code. Our tax counsel's opinions are conditioned upon the assumption that our Declaration of Trust, our Bylaws and our transaction agreement with HRPT as described in this prospectus, our leases and all other applicable legal documents have been and will be complied with by all parties to such documents, upon the accuracy and completeness of the factual matters described in this prospectus and upon representations made by HRPT and us as to certain factual matters relating to our organization and operations and our expected manner of operation. The opinions of our tax counsel are based upon the law as it exists today, but the law may change in the future, possibly with retroactive effect. Also, the opinions of tax counsel are not binding on either the IRS or a court, and either could take a position different from that expressed by tax counsel.

              Our actual qualification and taxation as a REIT will depend upon our compliance on a continuing basis with various qualification tests imposed under the Code and summarized below. While we believe that we will satisfy these tests, our tax counsel will not review compliance with these tests on a continuing basis. If we fail to qualify as a REIT in any year, we will be subject to federal income taxation as if we were a C corporation, and our shareholders will be taxed like shareholders of C corporations. In this event, we could be subject to significant tax liabilities, and the amount of cash available for distribution to our shareholders may be reduced or eliminated.

              As a REIT, we generally will not be subject to federal income tax on our net income distributed as dividends to our shareholders. Distributions to our shareholders generally will be included in their income as dividends to the extent of our current or accumulated earnings and profits. Our dividends generally will not be entitled to the favorable 15% rate on qualified dividend income (scheduled to increase to ordinary income rates for taxable years beginning after December 31, 2010), but a portion of our dividends may be treated as capital gain dividends, all as explained below. No portion of any of our dividends will be eligible for the dividends received deduction for corporate shareholders. Distributions in excess of current or accumulated earnings and profits generally will be treated for federal income tax purposes as return of capital to the extent of a recipient shareholder's basis in our shares, and will reduce this basis. Our current or accumulated earnings and profits will be generally allocated first to distributions made on our preferred shares, of which there are none outstanding at this time, and thereafter to distributions made on our Shares. For all these purposes, our distributions will include both cash distributions and any in kind distributions of property that we might make.

              If we qualify as a REIT and meet the tests described below, we generally will not pay federal income tax on amounts we distribute to our shareholders. However, even if we qualify as a REIT, we may be subject to federal tax in the following circumstances:

  •
  We will be taxed at regular corporate rates on any undistributed "real estate investment trust taxable income," including our undistributed net capital gains.

  •
  If our alternative minimum taxable income exceeds our taxable income, we may be subject to the corporate alternative minimum tax on our items of tax preference.

  •
  If we have net income from the disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or from other nonqualifying income from foreclosure property, we will be subject to tax on this income at the highest regular corporate rate, currently 35%.

  •
  If we have net income from prohibited transactions, including dispositions of inventory or property held primarily for sale to customers in the ordinary course of business other than foreclosure property, we will be subject to tax on this income at a 100% rate.

  •
  If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT, we will be subject to tax at a 100% rate on the greater of the amount by which we fail the 75% or the 95% test, with adjustments, multiplied by a fraction intended to reflect our profitability.

  •
  If we fail to distribute for any calendar year at least the sum of 85% of our REIT ordinary income for that year, 95% of our REIT capital gain net income for that year and any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amounts actually distributed.

  •
  If we acquire an asset from a corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of a present or former C corporation, and if we subsequently recognize gain on the disposition of this asset during the ten year period beginning on the date on which the asset ceased to be owned by the C corporation, then we will pay tax at the highest regular corporate tax rate, which is currently 35%, on the lesser of the excess of the fair market value of the asset over the C corporation's basis in the asset on the date the asset ceased to be owned by the C corporation, or the gain we recognize in the disposition.

  •
  If we acquire a corporation, to preserve our status as a REIT we must generally distribute all of the C corporation earnings and profits inherited in that acquisition, if any, not later than the end of the taxable year of the acquisition. However, if we fail to do so, relief provisions would allow us to maintain our status as a REIT provided we distribute any subsequently discovered C corporation earnings and profits and pay an interest charge in respect of the period of delayed distribution.

  •
  As summarized below, REITs are permitted within limits to own stock and securities of a "taxable REIT subsidiary." A taxable REIT subsidiary is separately taxed on its net income as a C corporation, and is subject to limitations on the deductibility of interest expense paid to its REIT parent. In addition, its REIT parent is subject to a 100% tax on the difference between amounts charged and redetermined rents and deductions, including excess interest.

  •
  At this time, we have no properties in foreign jurisdictions, and have no present plan to invest in such properties, but if and to the extent we invest in properties in foreign jurisdictions, our income from those properties will generally be subject to tax in those jurisdictions. If we continue to operate as we do, then we will distribute our taxable income to our shareholders each year and we will generally not pay federal income tax. As a result, we cannot recover the cost of foreign income taxes imposed on our foreign investments by claiming foreign tax credits against our federal income tax liability. Also, we cannot pass through to our shareholders any foreign tax credits.

              If we fail to qualify or elect not to qualify as a REIT, we will be subject to federal income tax in the same manner as a C corporation. Distributions to our shareholders if we do not qualify as a REIT will not be deductible by us nor will distributions be required under the Code. In that event, distributions to our shareholders will generally be taxable as ordinary dividends potentially eligible for the 15% income tax rate (scheduled to increase to ordinary income rates for taxable years beginning after December 31, 2010) discussed below in "Taxation of U.S. Shareholders" and, subject to limitations in the Code, will be eligible for the dividends received deduction for corporate shareholders. Also, we will generally be disqualified from qualification as a REIT for the four taxable years following disqualification. If we do not qualify as a REIT for even one year, this could result in reduction or elimination of distributions to our shareholders, or in our incurring substantial indebtedness or liquidating substantial investments in order to pay the resulting corporate level taxes. The Code provides certain relief provisions under which we might avoid automatically ceasing to be a REIT for failure to meet certain REIT requirements, all as discussed in more detail below.

REIT Qualification Requirements

              General Requirements.    Section 856(a) of the Code defines a REIT as a corporation, trust or association:

    (1)
    that is managed by one or more trustees or directors;

    (2)
    the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

    (3)
    that would be taxable, but for Sections 856 through 859 of the Code, as a C corporation;

    (4)
    that is not a financial institution or an insurance company subject to special provisions of the Code;

    (5)
    the beneficial ownership of which is held by 100 or more persons;

    (6)
    that is not "closely held" as defined under the personal holding company stock ownership test, as described below; and

    (7)
    that meets other tests regarding income, assets and distributions, all as described below.

Section 856(b) of the Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a pro rata part of a taxable year of less than 12 months. Section 856(h)(2) of the Code provides that neither condition (5) nor (6) need be met for our first taxable year as a REIT. We believe that we will meet conditions (1) through (7) during each of the requisite periods commencing with our first taxable year, and that we will continue to meet these conditions in future taxable years. There can, however, be no assurance in this regard.

              By reason of condition (6), we will fail to qualify as a REIT for a taxable year if at any time during the last half of a year (except for our first taxable year) more than 50% in value of our outstanding shares is owned directly or indirectly by five or fewer individuals. To help comply with condition (6), our Declaration of Trust will restrict transfers of our shares. In addition, if we comply with applicable Treasury regulations to ascertain the ownership of our shares and do not know, or by exercising reasonable diligence would not have known, that we failed condition (6), then we will be treated as having met condition (6). However, our failure to comply with these regulations for ascertaining ownership may result in a penalty of $25,000, or $50,000 for intentional violations. Accordingly, we intend to comply with these regulations, and to request annually from record holders of significant percentages of our shares information regarding the ownership of our shares. Under our Declaration of Trust, our shareholders will be required to respond to these requests for information.

              For purposes of condition (6), the term "individuals" is defined in the Code to include natural persons, supplemental unemployment compensation benefit plans, private foundations and portions of a trust permanently set aside or used exclusively for charitable purposes, but not other entities or qualified pension plans or profit-sharing trusts. As a result, our shares owned by such other entities (including HRPT) are considered to be owned by the direct and indirect shareholders of the entity that are individuals (as so defined), rather than to be owned by the entity itself. Similarly, our shares held by qualified pension plans or profit-sharing trusts are treated as held directly by such trusts' beneficiaries in proportion to their actuarial interests in such trusts. Consequently, five or fewer such trusts could own more than 50% of the interests in us without jeopardizing our federal income tax qualification as a REIT. However, as discussed below, if we are a "pension held REIT," each qualified pension plan or profit-sharing trust owning more than 10% of our shares by value generally may be taxed on a portion of the dividends it receives from us.

              The Code provides that we will not automatically fail to be a REIT if we do not meet conditions (1) through (6), provided we can establish reasonable cause for any such failure. Each such excused failure will result in the imposition of a $50,000 penalty instead of REIT disqualification. It is impossible to state whether in all circumstances we would be entitled to the benefit of this relief provision. This relief provision applies to any failure of the applicable conditions, even if the failure first occurred in a prior taxable year.

              Our Wholly Owned Subsidiaries and Our Investments through Partnerships.    Except in respect of taxable REIT subsidiaries as discussed below, Section 856(i) of the Code provides that any corporation, 100% of the stock of which is held by a REIT, is a qualified REIT subsidiary and shall not be treated as a separate corporation. The assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as the REIT's. We believe that each of our direct and indirect wholly owned subsidiaries, other than the taxable REIT subsidiaries discussed below, will be either a qualified REIT subsidiary within the meaning of Section 856(i) of the Code or a noncorporate entity that for federal income tax purposes is not treated as separate from its owner under regulations issued under Section 7701 of the Code. Thus, except for the taxable REIT subsidiaries discussed below, in applying all the federal income tax REIT qualification requirements described in this summary, all assets, liabilities and items of income, deduction and credit of our direct and indirect wholly owned subsidiaries will be treated as ours.

              We may invest in real estate through one or more limited or general partnerships or limited liability companies that are treated as partnerships for federal income tax purposes. In the case of a REIT that is a partner in a partnership, regulations under the Code provide that, for purposes of the REIT qualification requirements regarding income and assets discussed below, the REIT is deemed to own its proportionate share of the assets of the partnership corresponding to the REIT's proportionate capital interest in the partnership and is deemed to be entitled to the income of the partnership attributable to this proportionate share. In addition, for these purposes, the character of the assets and gross income of the partnership generally retain the same character in the hands of the REIT. Our proportionate share of the assets, liabilities and items of income of each partnership in which we become a partner is treated as ours for purposes of the income tests and asset tests discussed below. In contrast, for purposes of the distribution requirement discussed below, we would take into account as a partner our share of the partnership's income as determined under the general federal income tax rules governing partners and partnerships under Sections 701 through 777 of the Code.

              Taxable REIT Subsidiaries.    We are permitted to own any or all of the securities of a "taxable REIT subsidiary" as defined in Section 856(l) of the Code, provided that no more than 25% of our assets, at the close of each quarter, is comprised of our investments in the stock or securities of our taxable REIT subsidiaries. Among other requirements, a taxable REIT subsidiary must:

    (1)
    be a non-REIT corporation for federal income tax purposes in which we directly or indirectly own shares;

    (2)
    join with us in making a taxable REIT subsidiary election;

    (3)
    not directly or indirectly operate or manage a lodging facility or a health care facility; and

    (4)
    not directly or indirectly provide to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated, except that in limited circumstances a subfranchise, sublicense or similar right can be granted to an independent contractor to operate or manage a lodging facility or a health care facility.

              In addition, a corporation other than a REIT in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value will automatically be treated as a taxable REIT subsidiary. Subject to the discussion below, we believe that we and each of our taxable REIT subsidiaries that we form or acquire, if any, will comply with, on a continuous basis, the requirements for taxable REIT subsidiary status at all times during which we intend for a subsidiary's taxable REIT subsidiary election to be in effect.

              Our ownership of stock and securities in taxable REIT subsidiaries would be exempt from the 10% and 5% REIT asset tests discussed below. Also, as discussed below, taxable REIT subsidiaries can perform services for our tenants without disqualifying the rents we receive from those tenants under the 75% or 95% gross income tests discussed below. Moreover, because taxable REIT subsidiaries are taxed as C corporations that are separate from us, their assets, liabilities and items of income, deduction and credit generally would not be imputed to us for purposes of the REIT qualification requirements described in this summary. Therefore, taxable REIT subsidiaries can generally undertake third party management and development activities and activities not related to real estate.

              Restrictions are imposed on taxable REIT subsidiaries to ensure that they will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary may not deduct interest paid in any year to an affiliated REIT to the extent that the interest payments exceed, generally, 50% of the taxable REIT subsidiary's adjusted taxable income for that year. However, the taxable REIT subsidiary may carry forward the disallowed interest expense to a succeeding year, and deduct the interest in that later year subject to that year's 50% adjusted taxable income limitation. In addition, if a taxable REIT subsidiary pays interest, rent or other amounts to its affiliated REIT in an amount that exceeds what an unrelated third party would have paid in an arm's length transaction, then the REIT generally will be subject to an excise tax equal to 100% of the excessive portion of the payment. Finally, if in comparison to an arm's length transaction, a tenant has overpaid rent to the REIT in exchange for underpaying the taxable REIT subsidiary for services rendered, then the REIT may be subject to an excise tax equal to 100% of the overpayment. There can be no assurance that arrangements involving taxable REIT subsidiaries that we form or acquire will not result in the imposition of one or more of these deduction limitations or excise taxes, but we do not believe that we will be subject to these impositions.

              Income Tests.    There are two gross income requirements for qualification as a REIT under the Code:

  •
  At least 75% of our gross income (excluding: (a) gross income from sales or other dispositions of property held primarily for sale; (b) any income arising from "clearly identified" hedging transactions that we enter into to manage interest rate or price fluctuations with respect to borrowings we incur to acquire or carry real estate assets; (c) any income arising from "clearly identified" hedging transactions that we enter into primarily to manage risk of currency fluctuations relating to any item that qualifies under the 75% or 95% gross income tests; and (d) real estate foreign exchange gain (as defined in Section 856(n)(2) of the Code)) must be derived from investments relating to real property, including "rents from real property" as defined under Section 856 of the Code, interest and gain from mortgages on real property, income and gain from foreclosure property, or dividends and gain from shares in other REITs. When we receive new capital in exchange for our shares or in a public offering of five year or longer debt instruments, income attributable to the temporary investment of this new capital in stock or a debt instrument, if received or accrued within one year of our receipt of the new capital, is generally also qualifying income under the 75% gross income test.

  •
  At least 95% of our gross income (excluding: (a) gross income from sales or other dispositions of property held primarily for sale; (b) any income arising from "clearly identified" hedging transactions that we enter into to manage interest rate or price fluctuations with respect to borrowings we incur to acquire or carry real estate assets; (c) any income arising from "clearly identified" hedging transactions that we enter into primarily to manage risk of currency fluctuations relating to any item that qualifies under the 75% or 95% gross income tests; and (d) passive foreign exchange gain (as defined in Section 856(n)(3) of the Code)) must be derived from a combination of items of real property income that satisfy the 75% gross income test described above, dividends, interest, gains from the sale or disposition of stock, securities or real property.

              For purposes of the 75% and 95% gross income tests outlined above, income derived from a "shared appreciation provision" in a mortgage loan is generally treated as gain recognized on the sale of the property to which it relates. Although we will use our best efforts to ensure that the income generated by our investments will be of a type that satisfies both the 75% and 95% gross income tests, there can be no assurance in this regard.

              In order to qualify as "rents from real property" under Section 856 of the Code, several requirements must be met:

  •
  The amount of rent received generally must not be based on the income or profits of any person, but may be based on receipts or sales.

  •
  Rents do not qualify if the REIT owns 10% or more by vote or value of the tenant, whether directly or after application of attribution rules. While we intend not to lease property to any party if rents from that property would not qualify as rents from real property, application of the 10% ownership rule is dependent upon complex attribution rules and circumstances that may be beyond our control. For example, an unaffiliated third party's ownership directly or by attribution of 10% or more by value of our shares, as well as an ownership position in the stock of one of our tenants which, when added to our own ownership position in that tenant, totals 10% or more by vote or value of the stock of that tenant, would result in that tenant's rents not qualifying as rents from real property. Our Declaration of Trust will disallow transfers or purported acquisitions, directly or by attribution, of our shares to the extent necessary to maintain our REIT status under the Code. Similarly, for the purpose of HRPT retaining its own REIT status under the Code, HRPT's organizational documents contain similar provisions to limit concentrated ownership of beneficial positions in HRPT. Furthermore, for as long as HRPT owns more than 9.8% of our outstanding Shares, our transaction agreement with HRPT will provide that we and HRPT will limit ownership in any of our tenants to no more than 4.9% by each party, so that our combined ownership will remain under 10%, and also that we and HRPT agree to take reasonable actions to facilitate the REIT status under the Code of the other. Nevertheless, there can be no assurance that these provisions in our and in HRPT's organizational documents and in our transaction agreement will be effective to prevent our REIT status from being jeopardized under the 10% affiliated tenant rule. Furthermore, there can be no assurance that we will be able to monitor and enforce these restrictions, nor will our shareholders necessarily be aware of ownership of shares attributed to them under the Code's attribution rules.

  •
  There is a limited exception to the above prohibition on earning "rents from real property" from a 10% affiliated tenant, if the tenant is a taxable REIT subsidiary. If at least 90% of the leased space of a property is leased to tenants other than taxable REIT subsidiaries and 10% affiliated tenants, and if the taxable REIT subsidiary's rent for space at that property is substantially comparable to the rents paid by nonaffiliated tenants for comparable space at the property, then otherwise qualifying rents paid by the taxable REIT subsidiary to the REIT will not be disqualified on account of the rule prohibiting 10% affiliated tenants.

  •
  In order for rents to qualify, we generally must not manage the property or furnish or render services to the tenants of the property, except through an independent contractor from whom we derive no income or through one of our taxable REIT subsidiaries. There is an exception to this rule permitting a REIT to perform customary tenant services of the sort that a tax exempt organization could perform without being considered in receipt of "unrelated business taxable income" as defined in Section 512(b)(3) of the Code. In addition, a de minimis amount of noncustomary services will not disqualify income as "rents from real property" so long as the value of the impermissible services does not exceed 1% of the gross income from the property.

  •
  If rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as "rents from real property"; if this 15% threshold is exceeded, the rent attributable to personal property will not so qualify. The portion of rental income treated as attributable to personal property will be determined according to the ratio of the fair market value of the personal property to the total fair market value of the real and personal property that is rented.

              We believe that all or substantially all our rents will qualify as rents from real property for purposes of Section 856 of the Code.

              In order to qualify as mortgage interest on real property for purposes of the 75% test, interest must derive from a mortgage loan secured by real property with a fair market value, at the time the loan is made, at least equal to the amount of the loan. If the amount of the loan exceeds the fair market value of the real property, the interest will be treated as interest on a mortgage loan in a ratio equal to the ratio of the fair market value of the real property to the total amount of the mortgage loan.

              Absent the "foreclosure property" rules of Section 856(e) of the Code, a REIT's receipt of business operating income from a property would not qualify under the 75% and 95% gross income tests. But as foreclosure property, gross income from such a business operation would so qualify. In the case of property leased by a REIT to a tenant, foreclosure property is defined under applicable Treasury regulations to include generally the real property and incidental personal property that the REIT reduces to possession upon a default or imminent default under the lease by the tenant, and as to which a foreclosure property election is made by attaching an appropriate statement to the REIT's federal income tax return.

              Any gain that a REIT recognizes on the sale of foreclosure property, plus any income it receives from foreclosure property that would not qualify under the 75% gross income test in the absence of foreclosure property treatment, reduced by expenses directly connected with the production of those items of income, would be subject to income tax at the maximum corporate rate, currently 35%, under the foreclosure property income tax rules of Section 857(b)(4) of the Code. Thus, if a REIT should lease foreclosure property in exchange for rent that qualifies as "rents from real property" as described above, then that rental income is not subject to the foreclosure property income tax.

              Other than sales of foreclosure property, any gain we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a penalty tax at a 100% rate. This prohibited transaction income also may adversely affect our ability to satisfy the 75% and 95% gross income tests for federal income tax qualification as a REIT. We cannot provide assurances as to whether or not the IRS might successfully assert that one or more of our dispositions would be subject to the 100% penalty tax. However, we believe that dispositions of assets that that we might make will not be subject to the 100% penalty tax, because we intend to:

  •
  own our assets for investment with a view to long term income production and capital appreciation;

  •
  engage in the business of developing, owning and managing our existing properties and acquiring, developing, owning and managing additional properties; and

  •
  make occasional dispositions of our assets consistent with our long term investment objectives.

              If we fail to satisfy one or both of the 75% or the 95% gross income tests in any taxable year, we may nevertheless qualify as a REIT for that year if we satisfy the following requirements:

  •
  our failure to meet the test is due to reasonable cause and not due to willful neglect; and

  •
  after we identify the failure, we file a schedule describing each item of our gross income included in the 75% or 95% gross income tests for that taxable year.

It is impossible to state whether in all circumstances we would be entitled to the benefit of this relief provision for the 75% and 95% gross income tests. Even if this relief provision does apply, a 100% tax would be imposed upon the greater of the amount by which we failed the 75% test or the 95% test, with adjustments, multiplied by a fraction intended to reflect our profitability. This relief provision would apply to any failure of the applicable income tests, even if the failure first occurred in a prior taxable year.

              Asset Tests.    At the close of each quarter of each taxable year, we must also satisfy the following asset percentage tests in order to qualify as a REIT for federal income tax purposes:

  •
  At least 75% of our total assets must consist of real estate assets, cash and cash items, shares in other REITs, government securities, and temporary investments of new capital (that is, stock or debt instruments purchased with proceeds of a stock offering or a public offering of our debt with a term of at least five years, but only for the one year period commencing with our receipt of the offering proceeds).

  •
  Not more than 25% of our total assets may be represented by securities other than those securities that count favorably toward the preceding 75% asset test.

  •
  Of the investments included in the preceding 25% asset class, the value of any one non-REIT issuer's securities that we own may not exceed 5% of the value of our total assets. In addition, we may not own more than 10% by vote or value of any one non-REIT issuer's outstanding securities, unless the securities are "straight debt" securities or otherwise excepted as discussed below.

  •
  Our stock and securities in a taxable REIT subsidiary would be exempted from the preceding 10% and 5% asset tests. However, no more than 25% of our total assets may be represented by stock or securities of taxable REIT subsidiaries.

              When a failure to satisfy the above asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter.

              In addition, if we fail the 5% value test or the 10% vote or value tests at the close of any quarter and do not cure such failure within 30 days after the close of that quarter, that failure will nevertheless be excused if (a) the failure is de minimis, and (b) within 6 months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy the 5% value and 10% vote and value asset tests. For purposes of this relief provision, the failure will be "de minimis" if the value of the assets causing the failure does not exceed the lesser of (a) 1% of the total value of our assets at the end of the relevant quarter or (b) $10,000,000. If our failure is not de minimis, or if any of the other REIT asset tests have been violated, we may nevertheless qualify as a REIT if (a) we provide the IRS with a description of each asset causing the failure, (b) the failure was due to reasonable cause and not willful neglect, (c) we pay a tax equal to the greater of (i) $50,000 or (ii) the highest rate of corporate tax imposed (currently 35%) on the net income generated by the assets causing the failure during the period of the failure, and (d) within 6 months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy all of the REIT asset tests. These relief provisions apply to any failure of the applicable asset tests, even if the failure first occurred in a prior taxable year.

              The Code also provides an excepted securities safe harbor to the 10% value test that includes among other items (a) "straight debt" securities, (b) certain rental agreements in which payment is to be made in subsequent years, (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of or payments from a nongovernmental entity and (e) any security issued by another REIT.

              We intend to maintain records of the value of our assets to document our compliance with the above asset tests, and to take actions as may be required to cure any failure to satisfy the tests within 30 days after the close of any quarter.

              Annual Distribution Requirements.    In order to qualify for taxation as a REIT under the Code, we are required to make annual distributions other than capital gain dividends to our shareholders in an amount at least equal to the excess of:

    (A)
    the sum of 90% of our "real estate investment trust taxable income," as defined in Section 857 of the Code, computed by excluding any net capital gain and before taking into account any dividends paid deduction for which we are eligible, and 90% of our net income after tax, if any, from property received in foreclosure, over

    (B)
    the sum of our qualifying noncash income, e.g. imputed rental income or income from transactions inadvertently failing to qualify as like kind exchanges.

The distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the earlier taxable year and if paid on or before the first regular distribution payment after that declaration. If a dividend is declared in October, November or December to shareholders of record during one of those months, and is paid during the following January, then for federal income tax purposes the dividend will be treated as having been both paid and received on December 31 of the prior taxable year. A distribution which is not pro rata within a class of our beneficial interests entitled to a distribution, or which is not consistent with the rights to distributions among our classes of beneficial interests, is a preferential distribution that is not taken into consideration for purposes of the distribution requirements, and accordingly the payment of a preferential distribution could affect our ability to meet the distribution requirements. Taking into account our distribution policies, including any dividend reinvestment plan that we may adopt, we expect that we will not make any preferential distributions. The distribution requirements may be waived by the IRS if a REIT establishes that it failed to meet them by reason of distributions previously made to meet the requirements of the 4% excise tax discussed below. To the extent that we do not distribute all of our net capital gain and all of our real estate investment trust taxable income, as adjusted, we will be subject to tax on undistributed amounts.

              In addition, we will be subject to a 4% nondeductible excise tax to the extent we fail within a calendar year to make required distributions to our shareholders of 85% of our ordinary income and 95% of our capital gain net income plus the excess, if any, of the "grossed up required distribution" for the preceding calendar year over the amount treated as distributed for that preceding calendar year. For this purpose, the term "grossed up required distribution" for any calendar year is the sum of our taxable income for the calendar year without regard to the deduction for dividends paid and all amounts from earlier years that are not treated as having been distributed under the provision. We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax.

              If we do not have enough cash or other liquid assets to meet the 90% distribution requirements, we may find it necessary and desirable to arrange for new debt or equity financing to provide funds for required distributions in order to maintain our REIT status. We can provide no assurance that financing would be available for these purposes on favorable terms.

              We may be able to rectify a failure to pay sufficient dividends for any year by paying "deficiency dividends" to shareholders in a later year. These deficiency dividends may be included in our deduction for dividends paid for the earlier year, but an interest charge would be imposed upon us for the delay in distribution.

              In addition to the other distribution requirements above, to preserve our status as a REIT we are required to timely distribute C corporation earnings and profits that we inherit from acquired corporations.

Depreciation and Federal Income Tax Treatment of Leases

              Our initial tax bases in our assets will generally be our acquisition cost. We will generally depreciate our real property on a straight line basis over 40 years and our personal property over the applicable shorter periods. These depreciation schedules may vary for properties that we acquire through tax free or carryover basis acquisitions, as for example our initial portfolio acquired from HRPT as discussed below.

              The initial tax bases and depreciation schedules for the assets we hold immediately after we separate from HRPT in 2009 will depend upon whether the deemed exchange that results from that separation will be treated as an exchange governed by Sections 351(a), 351(b) and 357(a) of the Code. Our tax counsel, Sullivan & Worcester LLP, has provided to us an opinion that the deemed exchange should be treated as an exchange governed by Sections 351(a) and 357(a) of the Code, except for up to approximately $6 million of gain recognized by HRPT under Section 351(b) of the Code in respect of our obligation to reimburse HRPT for certain offering costs, and we have agreed to and will perform all our tax reporting accordingly. This opinion is conditioned upon certain assumptions, as discussed above in "Taxation as a REIT." Therefore, we intend to carry over HRPT's tax basis and depreciation schedule in each of the assets that we received from HRPT, adjusted appropriately for the up to approximately $6 million of gain recognized by HRPT under Section 351(b) of the Code. This conclusion regarding the applicability of Sections 351(a), 351(b) and 357(a) depends upon favorable determinations with regard to each of the following three issues: (a) Section 351(e) of the Code does not apply to the deemed exchange, or else it would disqualify the deemed exchange from Sections 351(a) and 351(b) treatment altogether; (b) Section 357(a) rather than Section 357(b) applies to the deemed exchange, or else the liabilities assumed by us from HRPT in the deemed exchange will be taxable consideration (up to the amount of actually realized gains) to HRPT; and (c) a judicial recharacterization rule, developed in Waterman Steamship v. Commissioner, 430 F.2d 1185 (5th Cir. 1970), and subsequent tax cases, will not apply to recharacterize our pre-transaction dividends paid to HRPT as a taxable sale by HRPT for cash. There can be no assurance that the IRS or a court would reach the same conclusion.

              If, contrary to our belief and the opinion of our tax counsel, the deemed exchange were taxable to HRPT because Section 351(a), 351(b) or 357(a) of the Code did not apply, then we would be treated as though we acquired our initial assets from HRPT in a mostly or fully taxable acquisition, thereby acquiring aggregate tax bases in these assets greater than the amount that would have otherwise carried over from HRPT but also possibly depreciable over longer depreciable lives. In such event, we estimate that our aggregate depreciation deductions for our initial taxable year and many taxable years thereafter could be modestly lower than we are anticipating from a carryover transaction. To address that possibility, we intend to comply with the annual REIT distribution requirements regardless of whether or not the deemed exchange is treated as a tax free exchange to HRPT under Sections 351(a), 351(b) and 357(a) of the Code, i.e. we intend to determine our distribution requirement assuming the lowest amount of depreciation that could apply. Even then, however, we may be required to amend our tax reports, including those sent to our shareholders, or may be required to pay deficiency dividends, as discussed above, if the IRS successfully challenges our tax reporting positions.

              We are entitled to depreciation deductions from our facilities only if we are treated for federal income tax purposes as the owner of the facilities. This means that the leases of the facilities must be classified for federal income tax purposes as true leases, rather than as sales or financing arrangements, and we believe this to be the case. In the case of future sale leaseback arrangements, the IRS could assert that we realize prepaid rental income in the year of purchase to the extent that the value of a leased property, at the time of purchase, exceeds the purchase price for that property. While we believe that the value of leased property at the time of any such purchase will not exceed the purchase price, because of the lack of clear precedent we cannot provide assurances as to whether the IRS might successfully assert the existence of prepaid rental income in any such sale leaseback transaction.

Taxation of U.S. Shareholders

              The maximum individual federal income tax rate for long term capital gains is generally 15% (scheduled to increase to 20% for taxable years beginning after December 31, 2010) and for most corporate dividends is generally also 15% (scheduled to increase to ordinary income rates for taxable years beginning after December 31, 2010). However, because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, dividends on our shares generally are not eligible for such 15% tax rate on dividends while that rate is in effect. As a result, our ordinary dividends are taxed at the higher federal income tax rates applicable to ordinary income. However, the favorable federal income tax rates for long term capital gains and, while in effect, for dividends generally apply to:

    (1)
    your long term capital gains, if any, recognized on the disposition of our shares;

    (2)
    our distributions designated as long term capital gain dividends (except to the extent attributable to real estate depreciation recapture, in which case the distributions are subject to a 25% federal income tax rate);

    (3)
    our dividends attributable to dividends, if any, received by us from non-REIT corporations such as taxable REIT subsidiaries; and

    (4)
    our dividends to the extent attributable to income upon which we have paid federal corporate income tax.

              As long as we qualify as a REIT for federal income tax purposes, a distribution to our U.S. shareholders (including any constructive distributions on our Shares or on our preferred shares, if any) that we do not designate as a capital gain dividend will be treated as an ordinary income dividend to the extent of our current or accumulated earnings and profits. Distributions made out of our current or accumulated earnings and profits that we properly designate as capital gain dividends will be taxed as long term capital gains, as discussed below, to the extent they do not exceed our actual net capital gain for the taxable year. However, corporate shareholders may be required to treat up to 20% of any capital gain dividend as ordinary income under Section 291 of the Code.

              In addition, we may elect to retain net capital gain income and treat it as constructively distributed. In that case:

    (1)
    we will be taxed at regular corporate capital gains tax rates on retained amounts;

    (2)
    each U.S. shareholder will be taxed on its designated proportionate share of our retained net capital gains as though that amount were distributed and designated a capital gain dividend;

    (3)
    each U.S. shareholder will receive a credit for its designated proportionate share of the tax that we pay;

    (4)
    each U.S. shareholder will increase its adjusted basis in our shares by the excess of the amount of its proportionate share of these retained net capital gains over its proportionate share of the tax that we pay; and

    (5)
    both we and our corporate shareholders will make commensurate adjustments in our respective earnings and profits for federal income tax purposes.

If we elect to retain our net capital gains in this fashion, we will notify our U.S. shareholders of the relevant tax information within 60 days after the close of the affected taxable year.

              As discussed above, for noncorporate U.S. shareholders, long term capital gains are generally taxed at maximum rates of 15% (scheduled to increase to 20% for taxable years beginning after December 31, 2010) or 25%, depending upon the type of property disposed of and the previously claimed depreciation with respect to this property. If for any taxable year we designate capital gain dividends for U.S. shareholders, then the portion of the capital gain dividends we designate will be allocated to the holders of a particular class of shares on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of shares to the total dividends paid or made available for the year to holders of all classes of our shares. We will similarly designate the portion of any capital gain dividend that is to be taxed to noncorporate U.S. shareholders at the maximum rates of 15% (scheduled to increase to 20% for taxable years beginning after December 31, 2010) or 25% so that the designations will be proportionate among all classes of our shares.

              Distributions in excess of current or accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the shareholder's adjusted tax basis in the shareholder's shares, but will reduce the shareholder's basis in those shares. To the extent that these excess distributions exceed the adjusted basis of a U.S. shareholder's shares, they will be included in income as capital gain, with long term gain generally taxed to noncorporate U.S. shareholders at a maximum rate of 15% (scheduled to increase to 20% for taxable years beginning after December 31, 2010). No U.S. shareholder may include on his federal income tax return any of our net operating losses or any of our capital losses.

              Dividends that we declare in October, November or December of a taxable year to U.S. shareholders of record on a date in those months will be deemed to have been received by shareholders on December 31 of that taxable year, provided we actually pay these dividends during the following January. Also, items that are treated differently for regular and alternative minimum tax purposes are to be allocated between a REIT and its shareholders under Treasury regulations which are to be prescribed. It is possible that these Treasury regulations will require tax preference items to be allocated to our shareholders with respect to any accelerated depreciation or other tax preference items that we claim.

              A U.S. shareholder will generally recognize gain or loss equal to the difference between the amount realized and the shareholder's adjusted basis in our shares that are sold or exchanged. This gain or loss will be capital gain or loss, and will be long term capital gain or loss if the shareholder's holding period in the shares exceeds one year. In addition, any loss upon a sale or exchange of our shares held for six months or less will generally be treated as a long term capital loss to the extent of our long term capital gain dividends during the holding period.

              The Code imposes a penalty for the failure to properly disclose a "reportable transaction." A reportable transaction currently includes, among other things, a sale or exchange of our shares resulting in a tax loss in excess of (i) $10 million in any single year or $20 million in any combination of years in the case of our shares held by a C corporation or by a partnership with only C corporation partners or (ii) $2 million in any single year or $4 million in any combination of years in the case of our shares held by any other partnership or an S corporation, trust or individual, including losses that flow through pass through entities to individuals. A taxpayer discloses a reportable transaction by filing IRS Form 8886 with its federal income tax return and, in the first year of filing, a copy of Form 8886 must be sent to the IRS's Office of Tax Shelter Analysis. The penalty for failing to disclose a reportable transaction is generally $10,000 in the case of a natural person and $50,000 in any other case.

              Noncorporate U.S. shareholders who borrow funds to finance their acquisition of our shares could be limited in the amount of deductions allowed for the interest paid on the indebtedness incurred. Under Section 163(d) of the Code, interest paid or accrued on indebtedness incurred or continued to purchase or carry property held for investment is generally deductible only to the extent of the investor's net investment income. A U.S. shareholder's net investment income will include ordinary income dividend distributions received from us and, if an appropriate election is made by the shareholder, capital gain dividend distributions received from us; however, distributions treated as a nontaxable return of the shareholder's basis will not enter into the computation of net investment income.

Taxation of Tax Exempt Shareholders

              In Revenue Ruling 66-106, the IRS ruled that amounts distributed by a REIT to a tax exempt employees' pension trust did not constitute "unrelated business taxable income," even though the REIT may have financed some of its activities with acquisition indebtedness. Although revenue rulings are interpretive in nature and subject to revocation or modification by the IRS, based upon the analysis and conclusion of Revenue Ruling 66-106, our distributions made to shareholders that are tax exempt pension plans, individual retirement accounts or other qualifying tax exempt entities should not constitute unrelated business taxable income, provided that the shareholder has not financed its acquisition of our shares with "acquisition indebtedness" within the meaning of the Code, and provided further that, consistent with our present intent, we do not hold a residual interest in a real estate mortgage investment conduit.

              Tax exempt pension trusts that own more than 10% by value of a "pension held REIT" at any time during a taxable year may be required to treat a percentage of all dividends received from the pension held REIT during the year as unrelated business taxable income. This percentage is equal to the ratio of:

    (1)
    the pension held REIT's gross income derived from the conduct of unrelated trades or businesses, determined as if the pension held REIT were a tax exempt pension fund, less direct expenses related to that income, to

    (2)
    the pension held REIT's gross income from all sources, less direct expenses related to that income,

except that this percentage shall be deemed to be zero unless it would otherwise equal or exceed 5%. A REIT is a pension held REIT if:

  •
  the REIT is "predominantly held" by tax exempt pension trusts; and

  •
  the REIT would fail to satisfy the "closely held" ownership requirement discussed above if the stock or beneficial interests in the REIT held by tax exempt pension trusts were viewed as held by tax exempt pension trusts rather than by their respective beneficiaries.

A REIT is predominantly held by tax exempt pension trusts if at least one tax exempt pension trust owns more than 25% by value of the REIT's stock or beneficial interests, or if one or more tax exempt pension trusts, each owning more than 10% by value of the REIT's stock or beneficial interests, own in the aggregate more than 50% by value of the REIT's stock or beneficial interests. Because of the share ownership concentration restrictions in our Declaration of Trust following completion of this offering, we believe that we will not become a pension held REIT. However, because we intend that our Shares will be publicly traded, we will not be able to completely control whether or not we will become a pension held REIT.

              Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions from a REIT as unrelated business taxable income. In addition, these prospective investors should consult their own tax advisors concerning any "set aside" or reserve requirements applicable to them.

Taxation of Non-U.S. Shareholders

              The rules governing the United States federal income taxation of non-U.S. shareholders are complex, and the following discussion is intended only as a summary of these rules. If you are a non-U.S. shareholder, we urge you to consult with your own tax advisor to determine the impact of United States federal, state, local and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your investment in our shares.

              In general, a non-U.S. shareholder will be subject to regular United States federal income tax in the same manner as a U.S. shareholder with respect to its investment in our shares if that investment is effectively connected with the non-U.S. shareholder's conduct of a trade or business in the United States (and, if provided by an applicable income tax treaty, is attributable to a permanent establishment or fixed base the non-U.S. shareholder maintains in the United States). In addition, a corporate non-U.S. shareholder that receives income that is or is deemed effectively connected with a trade or business in the United States may also be subject to the 30% branch profits tax under Section 884 of the Code, which is payable in addition to regular United States federal corporate income tax. The balance of this discussion of the United States federal income taxation of non-U.S. shareholders addresses only those non-U.S. shareholders whose investment in our shares is not effectively connected with the conduct of a trade or business in the United States.

              A distribution by us to a non-U.S. shareholder that is not attributable to gain from the sale or exchange of a United States real property interest and that is not designated as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. A distribution of this type will generally be subject to United States federal income tax and withholding at the rate of 30%, or at a lower rate if the non-U.S. shareholder has in the manner prescribed by the IRS demonstrated its entitlement to benefits under a tax treaty. In the case of any in kind distributions of property, we or other applicable withholding agents will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the non-U.S. shareholder would otherwise receive, and the non-U.S. shareholder may bear brokerage or other costs for this withholding procedure. Because we cannot determine our current and accumulated earnings and profits until the end of the taxable year, withholding at the rate of 30% or applicable lower treaty rate will generally be imposed on the gross amount of any distribution to a non-U.S. shareholder that we make and do not designate a capital gain dividend. Notwithstanding this withholding on distributions in excess of our current and accumulated earnings and profits, these distributions will be a nontaxable return of capital to the extent that they do not exceed the non-U.S. shareholder's adjusted basis in our shares, and the nontaxable return of capital will reduce the adjusted basis in these shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the non-U.S. shareholder's adjusted basis in our shares, the distributions will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or exchange of these shares, as discussed below. A non-U.S. shareholder may seek a refund from the IRS of amounts withheld on distributions to him in excess of our current and accumulated earnings and profits.

              From time to time, some of our distributions may be attributable to the sale or exchange of United States real property interests. However, capital gain dividends that are received by a non-U.S. shareholder, including dividends attributable to our sales of United States real property interests, and that are deductible by us will be subject to the taxation and withholding regime applicable to ordinary income dividends and the branch profits tax will not apply, provided that (1) the capital gain dividends are received with respect to a class of shares that is "regularly traded" on a domestic "established securities market" such as the NYSE, both as defined by applicable Treasury regulations, and (2) the non-U.S. shareholder does not own more than 5% of that class of shares at any time during the one year period ending on the date of distribution of the capital gain dividends. If both of these provisions are satisfied, qualifying non-U.S. shareholders will not be subject to withholding on capital gain dividends as though those amounts were effectively connected with a United States trade or business, and qualifying non-U.S. shareholders will not be required to file United States federal income tax returns or pay branch profits tax in respect of these capital gain dividends. Instead, these dividends will be subject to United States federal income tax and withholding as ordinary dividends, currently at a 30% tax rate unless reduced by applicable treaty, as discussed below. Although there can be no assurance in this regard, we believe that our Shares and our preferred shares, if any, will become "regularly traded" on a domestic "established securities market" within the meaning of applicable Treasury regulations; however, we can provide no assurance that our shares will continue to be "regularly traded" on a domestic "established securities market" in future taxable years.

              Except as discussed above, for any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a United States real property interest are taxed to a non-U.S. shareholder as if these distributions were gains effectively connected with a trade or business in the United States conducted by the non-U.S. shareholder. Accordingly, a non-U.S. shareholder that does not qualify for the special rule above will be taxed on these amounts at the normal capital gain rates applicable to a U.S. shareholder, subject to any applicable alternative minimum tax and to a special alternative minimum tax in the case of nonresident alien individuals; such a non-U.S. shareholder will be required to file a United States federal income tax return reporting these amounts, even if applicable withholding is imposed as described below; and such a non-U.S. shareholder that is also a corporation may owe the 30% branch profits tax under Section 884 of the Code in respect of these amounts. We or other applicable withholding agents will be required to withhold from distributions to such non-U.S. shareholders, and remit to the IRS, 35% of the maximum amount of any distribution that could be designated as a capital gain dividend. In addition, for purposes of this withholding rule, if we designate prior distributions as capital gain dividends, then subsequent distributions up to the amount of the designated prior distributions will be treated as capital gain dividends. The amount of any tax withheld is creditable against the non-U.S. shareholder's United States federal income tax liability, and the non-U.S. shareholder may file for a refund from the IRS of any amount of withheld tax in excess of that tax liability.

              A special "wash sale" rule applies to a non-U.S. shareholder who owns any class of our shares if (1) the shareholder owns more than 5% of that class of shares at any time during the one year period ending on the date of the distribution described below, or (2) that class of our shares is not, within the meaning of applicable Treasury regulations, "regularly traded" on a domestic "established securities market" such as the NYSE. Although there can be no assurance in this regard, we believe that our Shares and our preferred shares, if any, will be "regularly traded" on a domestic "established securities market" within the meaning of applicable Treasury regulations, all as discussed above; however, we can provide no assurance that our shares will continue to be "regularly traded" on a domestic "established securities market" in future taxable years. We thus anticipate this wash sale rule to apply, if at all, only to a non-U.S. shareholder that owns more than 5% of either our Shares or any class of our preferred shares. Such a non-U.S. shareholder will be treated as having made a "wash sale" of our shares if it (1) disposes of an interest in our shares during the 30 days preceding the ex-dividend date of a distribution by us that, but for such disposition, would have been treated by the non-U.S. shareholder in whole or in part as gain from the sale or exchange of a United States real property interest, and then (2) acquires or enters into a contract to acquire a substantially identical interest in our shares, either actually or constructively through a related party, during the 61-day period beginning 30 days prior to the ex-dividend date. In the event of such a wash sale, the non-U.S. shareholder will have gain from the sale or exchange of a United States real property interest in an amount equal to the portion of the distribution that, but for the wash sale, would have been a gain from the sale or exchange of a United States real property interest. As discussed above, a non-U.S. shareholder's gain from the sale or exchange of a United States real property interest can trigger increased United States taxes, such as the branch profits tax applicable to non-U.S. corporations, and increased United States tax filing requirements.

              If for any taxable year we designate capital gain dividends for our shareholders, then the portion of the capital gain dividends we designate will be allocated to the holders of a particular class of shares on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of shares to the total dividends paid or made available for the year to holders of all classes of our shares.

              Tax treaties may reduce the withholding obligations on our distributions. Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from United States corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets certain additional conditions. You must generally use an applicable IRS Form W-8, or substantially similar form, to claim tax treaty benefits. If the amount of tax withheld with respect to a distribution to a non-U.S. shareholder exceeds the shareholder's United States federal income tax liability with respect to the distribution, the non-U.S. shareholder may file for a refund of the excess from the IRS. The 35% withholding tax rate discussed above on some capital gain dividends corresponds to the maximum income tax rate applicable to corporate non-U.S. shareholders but is higher than the current 15% and 25% maximum rates on capital gains generally applicable to noncorporate non-U.S. shareholders. Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, our distributions to a non-U.S. shareholder that is an entity should be treated as paid to the entity or to those owning an interest in that entity, and whether the entity or its owners are entitled to benefits under the tax treaty. In the case of any in kind distributions of property, we or other applicable withholding agents will have to collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the non-U.S. shareholder would otherwise receive, and the non-U.S. shareholder may bear brokerage or other costs for this withholding procedure.

              If our shares are not "United States real property interests" within the meaning of Section 897 of the Code, then a non-U.S. shareholder's gain on sale of these shares generally will not be subject to United States federal income taxation, except that a nonresident alien individual who was in the United States for 183 days or more during the taxable year may be subject to a 30% tax on this gain. Our shares will not constitute a United States real property interest if we are a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during the preceding five year period less than 50% in value of its shares is held directly or indirectly by foreign persons. We believe that we will become and remain a domestically controlled REIT and thus a non-U.S. shareholder's gain on sale of our shares will not be subject to United States federal income taxation. However, because we intend our Shares to be publicly traded, we can provide no assurance that we will become and remain a domestically controlled REIT. If we are not a domestically controlled REIT, a non-U.S. shareholder's gain on sale of our shares will not be subject to United States federal income taxation as a sale of a United States real property interest, if that class of shares is "regularly traded," as defined by applicable Treasury regulations, on an established securities market like the NYSE, and the non-U.S. shareholder has at all times during the preceding five years owned 5% or less by value of that class of shares. In this regard, because the shares of others may be redeemed, a non-U.S. shareholder's percentage interest in a class of our shares may increase even if it acquires no additional shares in that class. If the gain on the sale of our shares were subject to United States federal income taxation, the non-U.S. shareholder will generally be subject to the same treatment as a U.S. shareholder with respect to its gain, will be required to file a United States federal income tax return reporting that gain, and a corporate non-U.S. shareholder might owe branch profits tax under Section 884 of the Code. A purchaser of our shares from a non-U.S. shareholder will not be required to withhold on the purchase price if the purchased shares are regularly traded on an established securities market or if we are a domestically controlled REIT. Otherwise, a purchaser of our shares from a non-U.S. shareholder may be required to withhold 10% of the purchase price paid to the non-U.S. shareholder and to remit the withheld amount to the IRS.

Backup Withholding and Information Reporting

              Information reporting and backup withholding may apply to distributions or proceeds paid to our shareholders under the circumstances discussed below. The backup withholding rate is currently 28% and is scheduled to increase to 31% after 2010. Amounts withheld under backup withholding are generally not an additional tax and may be refunded by the IRS or credited against the REIT shareholder's federal income tax liability. In the case of any in kind distributions of property by us to a shareholder, we or other applicable withholding agents will have to collect any applicable backup withholding by reducing to cash for remittance to the IRS a sufficient portion of the property that our shareholder would otherwise receive, and the shareholder may bear brokerage or other costs for this withholding procedure.

              A U.S. shareholder will be subject to backup withholding when it receives distributions on our shares or proceeds upon the sale, exchange, redemption, retirement or other disposition of our shares, unless the U.S. shareholder properly executes, or has previously properly executed, under penalties of perjury an IRS Form W-9 or substantially similar form that:

  •
  provides the U.S. shareholder's correct taxpayer identification number; and

  •
  certifies that the U.S. shareholder is exempt from backup withholding because it is a corporation or comes within another exempt category, it has not been notified by the IRS that it is subject to backup withholding, or it has been notified by the IRS that it is no longer subject to backup withholding.

If the U.S. shareholder has not provided and does not provide its correct taxpayer identification number on the IRS Form W-9 or substantially similar form, it may be subject to penalties imposed by the IRS, and the REIT or other withholding agent may have to withhold a portion of any distributions or proceeds paid to it. Unless the U.S. shareholder has established on a properly executed IRS Form W-9 or substantially similar form that it is a corporation or comes within another exempt category, distributions or proceeds on our shares paid to it during the calendar year, and the amount of tax withheld, if any, will be reported to it and to the IRS.

              Distributions on our shares to a non-U.S. shareholder during each calendar year and the amount of tax withheld, if any, will generally be reported to the non-U.S. shareholder and to the IRS. This information reporting requirement applies regardless of whether the non-U.S. shareholder is subject to withholding on distributions on our shares or whether the withholding was reduced or eliminated by an applicable tax treaty. Also, distributions paid to a non-U.S. shareholder on our shares may be subject to backup withholding, unless the non-U.S. shareholder properly certifies its non-U.S. shareholder status on an IRS Form W-8 or substantially similar form in the manner described above. Similarly, information reporting and backup withholding will not apply to proceeds a non-U.S. shareholder receives upon the sale, exchange, redemption, retirement or other disposition of our shares, if the non-U.S. shareholder properly certifies its non-U.S. shareholder status on an IRS Form W-8 or substantially similar form. Even without having executed an IRS Form W-8 or substantially similar form, however, in some cases information reporting and backup withholding will not apply to proceeds that a non-U.S. shareholder receives upon the sale, exchange, redemption, retirement or other disposition of our shares if the non-U.S. shareholder receives those proceeds through a broker's foreign office.

Other Tax Consequences

              Our tax treatment and that of our shareholders may be modified by legislative, judicial or administrative actions at any time, which actions may be retroactive in effect. The rules dealing with federal income taxation are constantly under review by the Congress, the IRS and the Treasury Department, and statutory changes, new regulations, revisions to existing regulations and revised interpretations of established concepts are issued frequently. Likewise, the rules regarding taxes other than federal income taxes may also be modified. No prediction can be made as to the likelihood of passage of new tax legislation or other provisions, or the direct or indirect effect on us and our shareholders. Revisions to tax laws and interpretations of these laws could adversely affect the tax or other consequences of an investment in our shares. We and our shareholders may also be subject to taxation by state, local or other jurisdictions, including those in which we or our shareholders transact business or reside. These tax consequences may not be comparable to the federal income tax consequences discussed above.

ERISA PLANS, KEOGH PLANS AND INDIVIDUAL RETIREMENT ACCOUNTS

              General Fiduciary Obligations.    Fiduciaries of a pension, profit sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, must consider whether:

  •
  their investment in our shares satisfies the diversification requirements of ERISA;

  •
  the investment is prudent in light of possible limitations on the marketability of our shares;

  •
  they have authority to acquire our shares under the applicable governing instrument and Title I of ERISA; and

  •
  the investment is otherwise consistent with their fiduciary responsibilities.

              Trustees and other fiduciaries of an ERISA plan may incur personal liability for any loss suffered by the plan on account of a violation of their fiduciary responsibilities. In addition, these fiduciaries may be subject to a civil penalty of up to 20% of any amount recovered by the plan on account of a violation. Fiduciaries of any IRA, Roth IRA, Keogh Plan or other qualified retirement plan not subject to Title I of ERISA, referred to as "non-ERISA plans," should consider that a plan may only make investments that are authorized by the appropriate governing instrument.

              Fiduciaries considering an investment in our securities should consult their own legal advisors if they have any concern as to whether the investment is consistent with the foregoing criteria or is otherwise appropriate. The sale of our securities to a plan is in no respect a representation by us or any underwriter of the securities that the investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that the investment is appropriate for plans generally or any particular plan.

              Prohibited Transactions.    Fiduciaries of ERISA plans and persons making the investment decision for an IRA or other non-ERISA plan should consider the application of the prohibited transaction provisions of ERISA and the Code in making their investment decision. Sales and other transactions between an ERISA or non-ERISA plan, and persons related to it, are prohibited transactions. The particular facts concerning the sponsorship, operations and other investments of an ERISA plan or non-ERISA plan may cause a wide range of other persons to be treated as disqualified persons or parties in interest with respect to it. A prohibited transaction, in addition to imposing potential personal liability upon fiduciaries of ERISA plans, may also result in the imposition of an excise tax under the Code or a penalty under ERISA upon the disqualified person or party in interest with respect to the plan. If the disqualified person who engages in the transaction is the individual on behalf of whom an IRA or Roth IRA is maintained or his beneficiary, the IRA or Roth IRA may lose its tax exempt status and its assets may be deemed to have been distributed to the individual in a taxable distribution on account of the prohibited transaction, but no excise tax will be imposed. Fiduciaries considering an investment in our securities should consult their own legal advisors as to whether the ownership of our securities involves a prohibited transaction. Any such fiduciary that invests in our securities will be deemed to have represented and warranted that its acquisition and holding of such securities will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code.

              "Plan Assets" Considerations.    The Department of Labor, which has administrative responsibility over ERISA plans as well as non ERISA plans, has issued a regulation defining "plan assets." The regulation generally provides that when an ERISA or non-ERISA plan acquires a security that is an equity interest in an entity and that security is neither a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the ERISA plan's or non-ERISA plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that the entity is an operating company or that equity participation in the entity by benefit plan investors is not significant.

              Each class of our shares (that is, our Shares and any class of preferred shares that we may issue) must be analyzed separately to ascertain whether it is a publicly offered security. The regulation defines a publicly offered security as a security that is "widely held," "freely transferable" and either part of a class of securities registered under the Exchange Act, or sold under an effective registration statement under the Securities Act, provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred. Each class of our outstanding shares will be registered under the Exchange Act within the necessary time frame to satisfy the foregoing condition.

              The regulation provides that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. We expect our Shares to be widely held. We expect the same to be true of any class of preferred shares that we may issue, but we can give no assurance in that regard.

              The regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The regulation further provides that, where a security is part of an offering in which the minimum investment is $10,000 or less, some restrictions on transfer ordinarily will not, alone or in combination, affect a finding that these securities are freely transferable. The restrictions on transfer enumerated in the regulation as not affecting that finding include:

  •
  any restriction on or prohibition against any transfer or assignment which would result in a termination or reclassification for federal or state tax purposes, or would otherwise violate any state or federal law or court order;

  •
  any requirement that advance notice of a transfer or assignment be given to the issuer and any requirement that either the transferor or transferee, or both, execute documentation setting forth representations as to compliance with any restrictions on transfer which are among those enumerated in the regulation as not affecting free transferability, including those described in the preceding clause of this sentence;

  •
  any administrative procedure which establishes an effective date, or an event prior to which a transfer or assignment will not be effective; and

  •
  any limitation or restriction on transfer or assignment that is not imposed by the issuer or a person acting on behalf of the issuer.

              We believe that the restrictions imposed under our Declaration of Trust upon completion of this offering on the transfer of shares do not result in the failure of our shares to be "freely transferable." Furthermore, we believe that there exist no other facts or circumstances limiting the transferability of our shares which are not included among those enumerated as not affecting their free transferability under the regulation, and we do not expect or intend to impose in the future, or to permit any person to impose on our behalf, any limitations or restrictions on transfer which would not be among the enumerated permissible limitations or restrictions.

              Assuming that each class of our shares will be "widely held" and that no other facts and circumstances exist which restrict transferability of these shares, our tax counsel, Sullivan & Worcester LLP, has provided to us an opinion that our shares will not fail to be "freely transferable" for purposes of the regulation due to the restrictions on transfer of the shares under our Declaration of Trust and that under the regulation each class of our outstanding shares described in this prospectus is publicly offered and our assets will not be deemed to be "plan assets" of any ERISA plan or non-ERISA plan that invests in our shares. This opinion is conditioned upon certain assumptions, as discussed in "Federal Income Tax Considerations—Taxation as a REIT."

UNDERWRITING

              We intend to offer our Shares in the United States through the underwriters named below. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Capital Markets, LLC and Morgan Stanley & Co. Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of Shares listed opposite their names below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,140,200
Wachovia Capital Markets, LLC	2,140,200
Morgan Stanley & Co. Incorporated	1,672,800
Citigroup Global Markets Inc.	1,131,600
Morgan Keegan & Company, Inc.	1,131,600
RBC Capital Markets Corporation	1,131,600
UBS Securities LLC	492,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	20,000
BNY Mellon Capital Markets, LLC	20,000
Robert W. Baird & Co. Incorporated	20,000
Barclays Capital Inc.	20,000
J.J.B. Hilliard, W.L. Lyons, LLC	20,000
Janney Montgomery Scott LLC	20,000
Macquarie Capital (USA) Inc.	20,000
Oppenheimer & Co. Inc.	20,000

Total	10,000,000

              The underwriters have agreed to purchase all of our Shares sold under the purchase agreement if any of these Shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

              We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering our Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of our Shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The representatives have advised us that the underwriters propose initially to offer our Shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.75 per share. After the initial public offering, the public offering price and concession may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over allotment option.

	Per Share	Without Option	With Option
Public offering price	$20.00	$200,000,000	$230,000,000
Underwriting discount	$1.25	$12,500,000	$14,375,000
Proceeds, before expenses, to us	$18.75	$187,500,000	$215,625,000

              The expenses of this offering, not including the underwriting discount, are estimated at $10.7 million (including approximately $6 million of expenses paid with an advance from HRPT) and are payable by us.

Over Allotment Option

              We have granted an option to the underwriters to purchase up to 1,500,000 additional Shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional Shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

              We, our trustees, certain of our executive officers and HRPT have agreed, subject to certain exceptions, not to sell or transfer any Shares for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. After the expiration of the lock up period ending 180 days from the date of this prospectus, those shareholders and holders of securities convertible into, or exercisable or exchangeable for, our Shares will be entitled to dispose of their Shares upon compliance with applicable securities laws. Specifically, we and these other parties have agreed not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any Shares;

  •
  sell any option or contract to purchase any Shares;

  •
  purchase any option or contract to sell any Shares;

  •
  grant any option, right or warrant for the sale of any Shares;

  •
  lend or otherwise dispose of or transfer any Shares;

  •
  request or demand that we file a registration statement related to any Shares; or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Shares whether any such swap or transaction is to be settled by delivery of Shares or other securities, in cash or otherwise.

              This lock up provision applies to Shares and to securities convertible into or exchangeable or exercisable for or repayable with Shares. It also applies to Shares owned now or acquired later by the party executing the agreement or for which the party executing the agreement later acquires the power of disposition.

Discretionary Accounts

              The underwriters have informed us that they do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the Shares being offered in this offering.

New York Stock Exchange Listing

              Our Shares have been approved for listing on the NYSE under the symbol "GOV." In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of Shares to a minimum number of beneficial owners at a minimum price per share as required by that exchange.

              Before this offering, there has been no public market for our Shares. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

  •
  the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

  •
  our financial information;

  •
  the history of, and the prospects for, our company and the industry in which we compete;

  •
  an assessment of RMR, its past and present operations, and the prospects for, and timing of, our future revenues;

  •
  the present state of our development; and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

              An active trading market for our Shares may not develop. It is also possible that after this offering the Shares will not trade in the public market at or above the initial public offering price.

Price Stabilization, Short Positions and Penalty Bids

              Until the distribution of our Shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Shares. However, the representatives may engage in transactions that stabilize the price of the Shares, such as bids or purchases to peg, fix or maintain that price.

              If the underwriters create a short position in our Shares in connection with this offering, i.e. if they sell more Shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing Shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over allotment option described above. Purchases of Shares to stabilize price or to reduce a short position may cause the price of our Shares to be higher than it might be in the absence of such purchases.

              The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase Shares in the open market to reduce the underwriter's short position or to stabilize the price of such Shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those Shares. The imposition of a penalty bid may also affect the price of our Shares in that it discourages resales of those Shares.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Sales Outside the United States

              No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Shares in any jurisdiction where action for that purpose is required. Accordingly, the Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

              Each of the underwriters may arrange to sell Shares offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, Wachovia Capital Markets, LLC may arrange to sell Shares in certain jurisdictions through an affiliate, Wachovia Securities International Limited, or WSIL. WSIL is a wholly-owned indirect subsidiary of Wells Fargo & Company and an affiliate of Wachovia Capital Markets, LLC. WSIL is a U.K. incorporated investment firm regulated by the Financial Services Authority. Wachovia Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its affiliates, including Wachovia Capital Markets, LLC and WSIL.

Notice to Certain European Residents

              In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any Shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

    (a)
    to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

    (b)
    to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

    (c)
    by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

    (d)
    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

              For the purposes of this provision, the expression an "offer to the public" in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in the United Kingdom

              This prospectus is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

              In addition:

  •
  an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) has only been communicated or caused to be communicated and will only be communicated or caused to be communicated) in connection with the issue or sale of the Shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  •
  all applicable provisions of the FSMA have been complied with and will be complied with, with respect to anything done in relation to the Shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in France

              This prospectus has not been prepared in connection with an offering of the Shares that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no Share has been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors, or Permitted Investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in article D. 341-1 of the French Code Monétaire et Financier and belonging to a limited circle of investors (cercle restreint d'investisseurs) acting for their own account, with "qualified investors" and "limited circle of investors" having the meaning ascribed to them in Article L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier; neither this prospectus nor any other materials related to the offer or information contained therein relating to the Shares has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any Shares acquired by any Permitted Investors may be made only as provided by articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

Notice to Prospective Investors in Switzerland

              The Shares may not and will not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland, and neither this prospectus nor any other solicitation for investments in Shares may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of articles 652a or 1156 of the Swiss Federal Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus may not be copied, reproduced, distributed or passed on to others without the underwriters' prior written consent. This prospectus is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange and may not comply with the information standards required thereunder. We will not apply for a listing of the Shares on any Swiss stock exchange or other Swiss regulated market and this prospectus may not comply with the information required under the relevant listing rules. The Shares have not been and will not be approved by any Swiss regulatory authority. The Shares have not been and will not be registered with or supervised by the Swiss Federal Banking Commission, and have not been and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of the Shares.

Certain Information

              A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering. The representatives may allocate a number of Shares to the underwriters and selling group members, if any, for sale to their online brokerage account holders. Any such allocations for online distributions will be made by the representatives on the same basis as other allocations.

              Other than the prospectus in electronic format, the information on any underwriter's or selling group member's website and any information contained in any other website maintained by any underwriter or selling group member is not part of this prospectus or the registration statement of which this prospectus is a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter or selling group member and should not be relied upon by investors.

Other Relationships

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is an Administrative Agent, Lender, Swing Line Lender and L/C Issuer under our credit facility; Banc of America Securities LLC, also an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is a Joint Lead Arranger and Joint Book Manager under our credit facility. Wells Fargo Bank, N.A., an affiliate of Wachovia Capital Markets, LLC, is a Joint Lead Arranger, Lender, Joint Book Manager and Syndication Agent under our credit facility. Morgan Stanley Bank, N.A., an affiliate of Morgan Stanley & Co. Incorporated, is a Lender under our credit facility. Citicorp North America Inc, an affiliate of Citigroup Global Markets Inc., is a Lender under our credit facility. Regions Bank, an affiliate of Morgan Keegan & Company, Inc., is a Lender under our credit facility. Royal Bank of Canada, an affiliate of RBC Capital Markets Corporation, is a Documentation Agent and Lender under our credit facility. UBS Loan Finance LLC, an affiliate of UBS Securities LLC, is a Lender under our credit facility. The affiliates of our underwriters that are lenders under our credit facility will each receive a pro rata portion of the net proceeds from this offering used to reduce the amount outstanding under our credit facility.

LEGAL MATTERS

              Selected legal matters with respect to the validity of the Shares offered by this prospectus will be passed upon for us by Venable LLP. Selected legal matters described under "Federal Income Tax Considerations" will be passed upon by Sullivan & Worcester LLP. Sidley Austin LLP, New York, New York, has acted as counsel to the underwriters. Skadden, Arps, Slate, Meagher & Flom LLP has acted as special counsel to our company in connection with this offering.

 EXPERTS

              The combined financial statements of Certain Government Properties (wholly owned by HRPT Properties Trust) as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, and the balance sheet of Government Properties Income Trust as of February 20, 2009, both appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

              We have filed with the SEC a registration statement under the Securities Act with respect to the Shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement, exhibits and schedules for further information with respect to the Shares offered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are only summaries. With respect to any contract or document filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. A copy of the registration statement and its exhibits and schedules may be inspected without charge at the SEC's public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

              Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we intend to file reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference room and the website of the SEC referred to above.

GOVERNMENT PROPERTIES INCOME TRUST

Introduction to Unaudited Pro Forma Financial Statements

              The following unaudited pro forma balance sheet at March 31, 2009 is intended to present the financial position of Government Properties Income Trust and its consolidated subsidiary (collectively, the "Company") as if the transactions described in the notes had been consummated as of March 31, 2009. The Company was formed on February 17, 2009 as a wholly owned subsidiary of HRPT Properties Trust ("HRPT"). Shortly after the Company's formation, HRPT invested $5 million of cash and the Company issued 9,950,000 common shares of beneficial interest, $0.01 per share par value, of the Company to HRPT. On April 24, 2009, HRPT and its subsidiaries transferred 29 properties to Government Properties Income Trust LLC, the Company's wholly owned subsidiary, at HRPT's net book value for the properties.

              On April 24, 2009, the Company closed a $250 million credit facility (the "New Credit Facility"). In connection with closing the New Credit Facility on April 24, 2009: (i) HRPT and its subsidiaries transferred 29 properties to the Company's subsidiary; (ii) HRPT contributed approximately $1.8 million to the Company to pay closing costs associated with the New Credit Facility; and (iii) HRPT advanced approximately $6 million to the Company to pay certain expenses associated with the Company's initial public offering (the "Offering"). The Company is obligated to reimburse HRPT for the $6 million advance promptly upon completion of the Offering. On April 24, 2009, the Company borrowed $250 million under the New Credit Facility and distributed these funds to HRPT (HRPT has no obligation to repay the $250 million distributed to it).

              The Company estimates that the net proceeds from the Offering will be approximately $183 million after deducting the underwriting discount and the portion of other offering expenses that was not paid with the advance from HRPT to the Company of approximately $6 million. The Company is obligated under the New Credit Facility to use the net proceeds from the Offering to repay amounts outstanding under such facility until all amounts outstanding thereunder at the time of the Offering are repaid, except, at our election, up to $13.3 million. Promptly following completion of the Offering and the use of the net proceeds therefrom to repay amounts outstanding under the New Credit Facility, the Company will borrow approximately $9 million under the New Credit Facility. The Company will use approximately $6 million of such amount to satisfy its obligation to reimburse HRPT for the funds previously advanced to the Company by HRPT and will retain approximately $3 million of such amount for working capital purposes. Accordingly, upon completion of the Offering, application of the net proceeds therefrom to repay amounts outstanding under the New Credit Facility and the subsequent borrowing of approximately $9 million under such facility, the Company will be able to borrow up to approximately $174 million under the New Credit Facility (subject to continued compliance with certain covenants and conditions). Upon completion of the Offering, the New Credit Facility will be converted into a $250 million secured revolving credit facility.

              Indebtedness under the New Credit Facility matures on April 24, 2012, provided that the Company may, at its option, extend the maturity date by one year to April 24, 2013 if the Company is not in default and satisfies certain other conditions, including payment of an extension fee. First mortgages on the Company's 29 properties have been granted to Bank of America, N.A. as agent for the lenders. The Company has also pledged the equity of its subsidiary which holds title to the 29 properties, and the subsidiary granted a security interest in its other assets to Bank of America, N.A. as agent for the lenders. The following unaudited pro forma statement of income is intended to present the results of operations of the Company as if these transactions had been consummated as of the beginning of the period presented.

              These unaudited pro forma financial statements are not necessarily indicative of the expected financial position or results of operations of the Company for any future period. Differences could result from many factors, including future changes in the Company's investments, changes in interest rates, and changes in the capital structure of the Company. The pro forma information should be read in conjunction with all of the financial statements and notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

GOVERNMENT PROPERTIES INCOME TRUST

Unaudited Pro Forma Balance Sheet

March 31, 2009

(dollars in thousands, except share and per share amounts)

	At Feb. 20, 2009 (A)	Properties Historical (B)	New Credit Facility (C)(D)	The Offering (E)	Pro Forma
ASSETS
Real estate properties:
Land	$—	$65,719	$—	$—	$65,719
Buildings and improvements	—	424,817	—	—	424,817

	—	490,536	—	—	490,536
Accumulated depreciation	—	(102,675)	—	—	(102,675)

	—	387,861	—	—	387,861
Cash and cash equivalents	4,500	—	1,515	(3,015)	3,000
Restricted cash	—	—	—	—	—
Rents receivable, net	—	2,513	—	—	2,513
Acquired real estate leases, net	—	9,662	—	—	9,662
Deferred leasing costs, net	—	1,646	—	—	1,646
Other assets, net	500	—	6,266	—	6,766

Total assets	$5,000	$401,682	$7,781	$(3,015)	$411,448

LIABILITIES AND SHAREHOLDERS' EQUITY
Secured credit facility	$—	$—	$250,000	$(173,792)	$76,208
Accounts payable and accrued expenses	—	—	—	—	—
Acquired real estate lease liability, net	—	2,951	—	—	2,951
Due to affiliate	—	—	6,015	(6,015)	—

Total liabilities	—	2,951	256,015	$(179,807)	$79,159
Shareholders' equity:
Common shares of beneficial interest, $0.01 par value; 25,000,000 shares authorized: 9,950,000 shares issued and outstanding; 19,950,000 pro forma shares issued	100	—		100	200
Additional paid-in capital	4,900	—	150,497	176,692	332,089
Ownership interest	—	398,731	(398,731)	—	—

Total shareholders' equity	5,000	398,731	(248,238)	176,792	332,289

Total liabilities and shareholders' equity	$5,000	$401,682	$7,781	$(3,015)	$411,448

See accompanying notes

GOVERNMENT PROPERTIES INCOME TRUST

Unaudited Pro Forma Statement of Income

For the Year Ended December 31, 2008

(amounts in thousands, except per share data)

	At Feb. 20, 2009 (A)	Properties Historical (F)	New Credit Facility (G)	The Offering (H)	Pro Forma
Rental income	$—	$75,425	$—	$—	$75,425

Expenses
Real estate taxes	—	7,960	—	—	7,960
Utility expenses	—	6,229	—	—	6,229
Other operating expenses	—	12,159	—	—	12,159
Depreciation and amortization	—	14,182	—	—	14,182
General and administrative	—	2,984	—	—	2,984

Total expenses	—	43,514	—	—	43,514

Operating income	—	31,911	—	—	31,911
Interest income	—	37	—	—	37
Interest expense	—	(141)	(15,456)	8,619	(6,978)

Net income	$—	$31,807	($15,456)	$8,619	$24,970

Weighted average shares outstanding	9,950	—	—	10,000	19,950

Net income per common share	$—				$1.25

See accompanying notes

GOVERNMENT PROPERTIES INCOME TRUST

Unaudited Pro Forma Statement of Income

For the Three Months Ended March 31, 2009

(amounts in thousands, except per share data)

	At Feb. 20, 2009 (A)	Properties Historical (F)	New Credit Facility (G)	The Offering (H)	Pro Forma
Income Statement:
Rental income	$—	$19,242	$—	$—	$19,242
Expenses:
Real estate taxes	—	2,106	—	—	2,106
Utilities	—	1,521	—	—	1,521
Other operating expenses	—	2,798	—	—	2,798
Depreciation and amortization	—	3,564	—	—	3,564
General and administration	—	741	—	—	741

Total expenses	—	10,730	—	—	10,730
Operating income	—	8,512	—	—	8,512
Interest income	—	—	—		—
Interest expense	—	—	(3,864)	2,155	(1,709)

Net income	$—	$8,512	$(3,864)	$2,155	$6,803

Weighted average shares outstanding	9,950	—	—	10,000	19,950

Net income per share	$—				$0.34

See accompanying notes

GOVERNMENT PROPERTIES INCOME TRUST

Notes to Unaudited Pro Forma Financial Statements

Basis of Presentation

A.
The Company was formed on February 17, 2009. In connection with the Company's formation, HRPT invested $5,000,000 and the Company issued, on February 17 and February 20, 2009, in aggregate 9,950,000 common shares to HRPT for the $0.01 per share par value. Basic earnings per share equals diluted earnings per share as there are no common share equivalent securities outstanding. See the Combined Financial Statements of Certain Government Properties and notes thereto, included elsewhere in this prospectus.

Balance Sheet Adjustments

B.
Represents the balance sheet impact of the transfer of 29 properties including certain related assets and liabilities (the "Properties") by HRPT to the Company, based upon HRPT's historical balance sheet carrying values of these Properties, net of certain historical working capital items ($12,913,000) that will remain with HRPT.

C.
Changes in cash and cash equivalents are due to the additional capitalization from HRPT of $1,766,000, a reduction of $6,266,000 to pay financing fees and closing costs for the New Credit Facility and an advance from HRPT in the amount of $6,015,000 to pay certain expenses associated with the Offering. The increase in other assets is due to the financing fees and closing costs that will be amortized over the term of the New Credit Facility.

D.
Represents borrowings under the New Credit Facility and the distribution of $250,000,000 of cash to HRPT:

Proceeds from New Credit Facility	$250,000,000
Proposed HRPT contribution, net	148,731,000

Reduction in ownership interest, net	$398,731,000

    Change in the additional paid in capital to $150,497,000 is comprised of the additional HRPT contribution of $1,766,000 and the initial HRPT contribution of $148,731,000.

E.
Represents the sale of 10,000,000 shares at $20.00 per share, net of expenses that were not paid with the $6,015,000 advanced by HRPT and the underwriting discount (such expenses and underwriting discount together, estimated at $17,193,000); application of the net proceeds therefrom ($182,807,000) to repay amounts outstanding under the New Credit Facility; use of the $6,015,000 advanced by HRPT to pay additional offering expenses; and the subsequent borrowing of $9,015,000 under the New Credit Facility. If the over allotment option to acquire 1,500,000 Shares is exercised in full at $20.00 per share, net of the underwriting discount ($1,875,000), $28,125,000 of additional proceeds will be available to repay amounts outstanding under the New Credit Facility and the outstanding balance under the New Credit Facility will be $48,083,000.

Statement of Income Adjustments

F.
Represents historical rental income, expenses, interest income and interest expense arising from the ownership of the Properties. Operating expenses, real estate taxes and utility expenses are based on HRPT's historical costs. Depreciation on real estate investments is computed based on HRPT's historical cost using a 40 year life for buildings and improvements and a 12 year

GOVERNMENT PROPERTIES INCOME TRUST

Notes to Unaudited Pro Forma Financial Statements (Continued)

  life for personal property. General and administrative expenses are based on an allocated portion of HRPT's historical general and administrative costs allocated to the Properties based upon HRPT's acquisition costs of the Properties compared to HRPT's total historical cost of all of its properties. Management believes that this allocation of general and administrative costs is appropriate as the majority of these costs are paid as business management base fees to RMR and calculated on the basis of historical costs.

G.
Represents the incremental interest and amortization of financing costs arising from the New Credit Facility. Interest expense is based upon an interest rate of 5.25% for periods prior to the Offering, which assumed rate is reduced to 5.00% for periods after this offering because of the decrease in the Company's leverage as a result of the Company's use of the net proceeds of the Offering.

H.
Represents the impact of the Offering, application of the net proceeds therefrom to repay amounts outstanding under the New Credit Facility and the subsequent borrowing of approximately $9 million under such facility. The Company will use the net proceeds from the Offering, which it expects to be approximately $183 million after deducting the underwriting discount and the portion of other offering expenses that was not paid with the advance from HRPT to the Company of approximately $6 million, to repay amounts outstanding under the New Credit Facility. Promptly following completion of the Offering and the use of the net proceeds therefrom to repay amounts outstanding under the New Credit Facility, the Company will borrow approximately $9 million under the New Credit Facility. The Company will use approximately $6 million of such amount to satisfy its obligation to reimburse HRPT for the funds previously advanced to the Company by HRPT and will retain approximately $3 million of such amount for working capital purposes. Accordingly, interest expense will be reduced by $8,619,000 (or $2,155,000 per quarterly period). If the over allotment option to acquire 1,500,000 Shares is exercised in full at $20.00 per share, $28,125,000 of additional net proceeds will be available to repay amounts outstanding under the New Credit Facility, and interest expense would be further reduced by approximately $1,484,000 (or $371,000 per quarterly period).

Interest expense is calculated by multiplying the principal amount of the New Credit Facility ($250 million prior to the Offering) by the interest rate on the New Credit Facility (5.25%) and by further adding the amount of deferred financing fees ($2,255,000) and the annual administrative fee for the New Credit Facility ($75,000).

The interest expense is reduced by the amount which equals the principal amount repaid as a result of the Offering reduced by the approximately $9 million that the Company will borrow under the New Credit Facility promptly upon completion of the Offering ($173,792,000) multiplied by the interest rate (5.25%) and further adjusted for the increase in interest expense associated with the unused fee payable under the New Credit Facility (principal amount available multiplied by .40%). Additionally, the interest rate under the New Credit Facility will reduce by .25% as a result of our lower leverage. As a result, the interest rate on the $76,208,000 that remains outstanding after the Offering will be 5.00%, instead of 5.25%.

GOVERNMENT PROPERTIES INCOME TRUST

Notes to Unaudited Pro Forma Financial Statements (Continued)

Interest Expense Reduction Calculation
(Dollar amounts in thousands)

	Closing of Facility	IPO Transaction	Exercise of Overallotment
Principal amount outstanding	$250,000	$76,208	$48,083
Principal amount repaid	—	(173,792)*	(28,125)
Principal amount available	—	173,792	201,917
Interest Rate	5.25%	5.25%	5.25%

Credit facility interest expense (reduction)	13,125	(9,124)	(1,477)
Interest rate reduction from lower leverage	0.00%	0.25%	0.25%
Credit facility interest expense due to lower interest rate	—	(191)	(120)
Total credit facility interest expense (reduction)	13,125	(9,315)	(1,597)
Plus deferred financing fees	2,255	—	—
Plus annual administrative fee	75	—	—
Plus unused fee	—	696	113

Total interest expense (reduction)	$15,456	(8,619)	(1,484)

Total interest expense (reduction)—quarterly	$3,864	$(2,155)	$(371)

*
Represents the repayment of approximately $182,807,000 with the net proceeds from the offering (after deducting the underwriting discount and the portion of other offering expenses that was not paid with the $6,015,000 advanced by HRPT) reduced by the $9,015,000 that the Company will borrow under the New Credit Facility promptly upon completion of the Offering.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Owner of Certain Government Properties

              We have audited the accompanying combined balance sheets of Certain Government Properties (wholly owned by HRPT Properties Trust) (the "Properties") as of December 31, 2008 and 2007, and the related combined statements of income, ownership interest and cash flows, for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index to Financial Statements. These financial statements and schedule are the responsibility of the Properties' management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

              We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Properties' internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Certain Government Properties (wholly owned by HRPT Properties Trust) at December 31, 2008 and 2007, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
February 18, 2009

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

Combined Balance Sheets

(dollars in thousands)

	December 31,
	2008	2007
ASSETS
Real estate properties:
Land	$65,719	$65,409
Buildings and improvements	424,756	422,668

	490,475	488,077
Accumulated depreciation	(100,034)	(87,545)

	390,441	400,532
Acquired real estate leases, net	10,071	11,690
Cash and cash equivalents	97	66
Restricted cash	1,334	1,389
Deferred leasing costs, net	1,757	1,610
Rents receivable	14,593	14,639
Other assets, net	1,481	1,084

Total assets	$419,774	$431,010

LIABILITIES AND OWNERSHIP INTEREST
Mortgage notes payable	$134	$3,592
Accounts payable and accrued expenses	3,036	2,905
Acquired real estate lease obligations, net	3,151	3,966

	6,321	10,463
Commitments and contingencies	—	—
Ownership interest	413,453	420,547

Total liabilities and ownership interest	$419,774	$431,010

See accompanying notes

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

Combined Statements of Income

(dollars in thousands)

	Year Ended December 31,
	2008	2007	2006
Rental income	$75,425	$73,050	$70,861

Expenses:
Real estate taxes	7,960	7,247	7,106
Utility expenses	6,229	5,555	5,341
Other operating expenses	12,159	11,140	11,451
Depreciation and amortization	14,182	13,832	13,205
General and administrative	2,984	2,906	2,774

Total expenses	43,514	40,680	39,877

Operating income	31,911	32,370	30,984
Interest income	37	88	84
Interest expense	(141)	(359)	(558)

Net income	$31,807	$32,099	$30,510

See accompanying notes

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

Combined Statements of Ownership Interest

(dollars in thousands)

Balance at December 31, 2005	$421,168
Net income	30,510
Net distributions	(28,053)

Balance at December 31, 2006	423,625
Net income	32,099
Net distributions	(35,177)

Balance at December 31, 2007	420,547
Net income	31,807
Net distributions	(38,901)

Balance at December 31, 2008	$413,453

See accompanying notes

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

Combined Statements of Cash Flows

(dollars in thousands)

	Year Ended December 31,
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$31,807	$32,099	$30,510
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	12,644	12,317	11,780
Amortization of acquired real estate leases	804	912	936
Other amortization	381	305	229
Change in assets and liabilities:
Decrease in restricted cash	55	409	21
Increase in deferred leasing costs	(527)	(561)	(82)
(Increase) decrease in rents receivable	46	(2,422)	(1,053)
(Increase) decrease in other assets	(397)	(80)	469
Increase (decrease) in accounts payable and accrued expenses	131	(2,458)	381

Cash provided by operating activities	44,944	40,521	43,191

CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate acquisitions and improvements	(2,554)	(2,184)	(12,119)

Cash used in investing activities	(2,554)	(2,184)	(12,119)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of mortgage loans	(3,458)	(3,163)	(2,962)
Net distributions	(38,901)	(35,177)	(28,053)

Cash used in financing activities	(42,359)	(38,340)	(31,015)

Increase (decrease) in cash and cash equivalents	31	(3)	57
Cash and cash equivalents at beginning of period	66	69	12

Cash and cash equivalents at end of period	$97	$66	$69

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$167	$382	$584

See accompanying notes

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

Notes to Combined Financial Statements

Note 1. Organization

              The combined financial statements of Certain Government Properties (the "Properties") include the accounts of 29 properties totaling approximately 3.3 million rentable square feet, majority leased to the U.S. Government and several states, and certain related assets and liabilities, located in 14 states and the District of Columbia as if the Properties were owned in an entity separate from HRPT Properties Trust and its subsidiaries (collectively, "HRPT"). However, the Properties do not constitute a legal entity.

              Government Properties Income Trust and its consolidated subsidiaries (collectively, the "Company") is a Maryland real estate investment trust, or REIT, which was organized on February 17, 2009. The Company is a wholly owned subsidiary of HRPT. The Company is in the process of an initial public offering pursuant to which it proposes to sell 10.0 million shares to the public (the "Offering"). The Company intends to file a Form S-11 registration statement with the Securities and Exchange Commission in connection with the Offering. Prior to the Offering, the Company will acquire (through contribution from HRPT) 100% ownership of the Properties.

              The Properties are wholly owned by HRPT, along with approximately 500 other properties. HRPT manages and controls its cash management function through a series of centralized accounts. As a result, the cash receipts, or contributions, and the cash disbursements, or distributions, for the Properties have been commingled with the contributions and distributions of HRPT's other properties on a daily basis. Net distributions presented in the Combined Statements of Ownership Interest represent the excess of distributions to HRPT over contributions by HRPT.

Note 2. Summary of Significant Accounting Policies

              Basis of Presentation.    All of the Properties are owned by HRPT and HRPT's historical basis in the Properties has been presented. Substantially all of the rental income received by HRPT from the tenants of the Properties is deposited in and commingled with HRPT's general funds. Certain capital investments and other cash requirements of the Properties were paid by HRPT and were charged directly to the Properties. General and administrative costs of HRPT were allocated to the Properties based on the historical costs of its real estate investments as a percentage of HRPT's historical cost of all of HRPT's real estate investments. In the opinion of management, this method for allocating general and administrative expenses is reasonable. However, actual expenses may have been different from allocated expenses if the Properties had operated as a stand alone entity, and differences might be material.

              Real Estate Properties.    Real estate properties are recorded at cost. Depreciation on real estate investments is provided for on a straight line basis over estimated useful lives ranging up to 40 years. Prior to June 1, 2001, HRPT allocated the purchase prices of acquired real estate investments to land, building and improvements, and each component generally has a different useful life. For properties acquired subsequent to June 1, 2001, the effective date of Statement of Financial Accounting Standards No. 141, "Business Combinations," or FAS 141, the purchase price paid for acquired properties was allocated among land, building and improvements, and identified intangible assets and liabilities, consisting of the value of above market and below market leases, the value of in place leases and the value of tenant relationships. Purchase price allocations and the determination of useful lives are based on management's estimates. In some circumstances, management has engaged independent real estate appraisal firms to provide market information and evaluations that are relevant to management's

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

Notes to Combined Financial Statements (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

purchase price allocations and determinations of useful lives; however, management is ultimately responsible for the purchase price allocations and determinations of useful lives.

              Purchase price allocations to land, building and improvements are based on a determination of the relative fair values of these assets assuming the property is vacant. Management determines the fair value of a property using methods similar to those used by independent appraisers. Purchase price allocations to above market and below market leases are based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in place leases and (ii) estimates of fair market lease rates for the corresponding leases, measured over a period equal to the remaining terms of the respective leases. Purchase price allocations to in place leases and tenant relationships are determined as the excess of (i) the purchase price paid for a property after adjusting existing in place leases to market rental rates over (ii) the estimated fair value of the property as if vacant. This aggregate value is allocated between in place lease values and tenant relationships based on management's evaluation of the specific characteristics of each tenant's lease; however, the value of tenant relationships has not been separated from in place lease value for properties because such value and related amortization expense is immaterial for acquisitions reflected in the accompanying combined financial statements. Factors considered in performing these analyses include estimates of carrying costs during the expected lease up periods, including real estate taxes, insurance and other operating income and expenses and costs to execute similar leases in current market conditions, such as leasing commissions, legal and other related costs. If the value of tenant relationships is material in the future, those amounts will be separately allocated and amortized over the estimated life of the relationships.

              Capitalized above market lease values (included in acquired real estate leases in the accompanying combined balance sheet) are amortized as a reduction to rental income over the remaining terms of the respective leases on a straight line basis. Capitalized below market lease values (presented as acquired real estate lease obligations in the accompanying combined balance sheet) are being amortized as an increase to rental income over the remaining terms of the respective leases on a straight line basis. Such amortization resulted in a net decrease to rental income of approximately $352,000, $298,000 and $260,000 during the years ended December 31, 2008, 2007 and 2006, respectively. The value of in place leases, exclusive of the value of above market and below market in place leases, is amortized to expense over the remaining terms of the respective leases on a straight line basis. Such amortization amounted to approximately $1.2 million during each of the years ended December 31, 2008, 2007 and 2006. If a lease is terminated prior to its stated expiration, the unamortized amount relating to that lease is written off.

              Accumulated amortization of capitalized above and below market lease values was $1.6 million and $1.3 million at December 31, 2008 and 2007, respectively. Accumulated amortization of the value of in place leases, exclusive of the value of above and below market in place leases, was $6.5 million and $5.4 million at December 31, 2008 and 2007, respectively. Future amortization of intangible lease assets and liabilities to be recognized during the current terms of the existing leases as of December 31, 2008, are approximately $835,000 in 2009, $837,000 in 2010, $794,000 in 2011, $412,000 in 2012, $603,000 in 2013 and $3.4 million thereafter.

              The Company's management periodically evaluates the Company's properties for impairment. Impairment indicators may include declining tenant occupancy, legislative changes, economic or market

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

Notes to Combined Financial Statements (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

changes that could permanently reduce the value of a property or the Company's decision to dispose of an asset before the end of its estimated useful life. If indicators of impairment are present, management will evaluate the carrying value of the related property by comparing it to the expected future undiscounted cash flows to be generated from that property. If the sum of these expected future cash flows is less than the carrying value, the net carrying value of the property will be reduced to its fair value. This analysis requires management to judge whether indicators of impairment exist and to estimate likely future cash flows.

              Certain real estate investments may contain hazardous substances, including asbestos. Management believes the asbestos at these properties is contained in accordance with current environmental regulations and it has no current plans to remove it. If certain properties were demolished today, certain environmental regulations specify the manner in which the asbestos must be removed. Because the obligation to remove asbestos has indeterminable settlement dates, it is not possible to reasonably estimate the fair value of this asset retirement obligation; but management does not believe this obligation will be material to the Properties. Management also does not believe that there are any environmental conditions at the properties that have a material adverse effect on the Properties. However, no assurances can be given that such conditions are not present at the properties or that the costs to remediate contamination will not have a material adverse effect on the Properties or their financial condition.

              Cash and Cash Equivalents.    Cash and short term investments with original maturities of three months or less at the date of purchase are reported at cost plus accrued interest.

              Restricted Cash.    Restricted cash consists of amounts escrowed for future real estate taxes, insurance, leasing costs, capital expenditures and debt service, as required by mortgage debts, if any.

              Deferred Leasing Costs.    Deferred leasing costs include brokerage, legal and other fees associated with the successful negotiation of leases and are amortized on a straight line basis over the terms of the respective leases. Deferred leasing costs totaled $3.2 million and $2.7 million at December 31, 2008 and 2007, respectively, and accumulated amortization for deferred leasing costs totaled $1.5 million and $1.1 million at December 31, 2008 and 2007, respectively. Future amortization of deferred leasing costs to be recognized during the current terms of the existing leases as of December 31, 2008, are approximately $429,000 in 2009, $417,000 in 2010, $398,000 in 2011, $338,000 in 2012, $103,000 in 2013 and $71,000 thereafter.

              Other Assets, Net.    Other assets consist principally of prepaid property operating expenses.

              Revenue Recognition.    Rental income from operating leases is recognized on a straight line basis over the lives of the lease agreements.

              Income Tax.    Throughout the periods presented herein, the Properties' operations were included in HRPT's income tax returns. HRPT is a real estate investment trust under the Internal Revenue Code of 1986, as amended. Accordingly, HRPT is not subject to federal income taxes provided it distributes its taxable income and meets certain other requirements for qualifying as a real estate investment trust. HRPT is subject to certain state and local taxes.

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

Notes to Combined Financial Statements (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

              Use of Estimates.    Preparation of these financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions, including but not limited to the estimates and assumptions set forth above, that may affect the amounts reported in these financial statements and related notes. The actual results could differ from these estimates.

              Ownership Interest.    The Properties' investment activities were financed primarily by HRPT. Amounts invested in or advanced to the Properties do not carry interest, and have no specific repayment terms.

              Segment Reporting.    SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," requires that a public business enterprise report financial and descriptive information about its reportable operating segments including a measure of segment profit or loss, certain specific revenue and expense items and segment assets. Since all of the activities of the Properties are managed as a single portfolio, the Company operates as one reportable segment.

              New Accounting Pronouncements.    In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements," or SFAS 157, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurement. This statement is effective for financial statements issued for fiscal years beginning November 15, 2007, and for interim periods within those fiscal years. As required, SFAS 157 was adopted on January 1, 2008 and management concluded that its effect is not material to these combined financial statements.

              In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), "Business Combinations," or SFAS 141(R). SFAS 141(R) establishes principles and requirements for how the acquirer shall recognize and measure in its financial statements the identifiable assets acquired, liabilities assumed, any noncontrolling interest in the acquiree and goodwill acquired in a business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. Management does not expect that the adoption of SFAS 141(R) will have a material effect on the combined financial statements.

Note 3. Real Estate Properties

              These financial statements include 29 properties representing an aggregate investment of $490.5 million. These properties are generally leased on a gross lease or modified gross lease basis pursuant to fixed term operating leases expiring between 2009 to 2020. These gross leases and modified gross leases require the Properties' owner to pay all or some property operating expenses and to provide all or most property management services. Approximately $1.9 million was committed for expenditures related to approximately 353,000 square feet of leases executed during 2008. Committed but unspent tenant related obligations based on executed leases as of December 31, 2008, were $1.3 million.

              The future minimum lease payments (excluding real estate taxes and other expense reimbursements) scheduled to be received during the current terms of the existing leases as of December 31, 2008, are approximately $64.7 million in 2009, $64.0 million in 2010, $62.1 million in 2011, $45.5 million in 2012, $24.1 million in 2013 and $55.7 million thereafter.

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

Notes to Combined Financial Statements (Continued)

Note 3. Real Estate Properties (Continued)

              During 2008, one property in Kansas City, MO was expanded by approximately 10,000 square feet for a total cost of approximately $760,000. During 2006, a property in Columbia, SC with approximately 72,000 square feet was acquired for a gross purchase price totaling $6.5 million plus closing costs.

Note 4. Transactions with Affiliates

              For all periods presented in these combined financial statements, general and administrative costs were allocated based on the historical cost of the Properties included in these combined financial statements as a percentage of HRPT's historical cost of all its properties. Included in the allocation of general and administrative costs are expenses related to HRPT's business management agreement with Reit Management & Research LLC, or RMR. RMR is beneficially owned by Barry M. Portnoy, one of HRPT's and the Company's Managing Trustees and Adam D. Portnoy, the Company's President and the other Managing Trustee of HRPT and the Company. RMR is paid business management base fees by HRPT based on a formula amount of the historical gross invested assets of HRPT plus an incentive fee paid in common shares of HRPT based on a formula. Business management base fees allocated to the Properties during 2008, 2007, and 2006 were $2.6 million, $2.5 million and $2.5 million, respectively. HRPT also has a property management agreement with RMR. The property management fees paid by HRPT with respect to the Properties are generally equal to 3% of the gross rents received at the Properties and are included in other operating expenses in the accompanying combined statements of income. These property management fees totaled $2.2 million, $2.1 million and $2.1 million in 2008, 2007 and 2006, respectively. Concurrent with the Offering, the Company will enter into separate agreements with RMR on substantially similar terms as the business and property management agreements between HRPT and RMR.

Note 5. Tenant Concentration

              During the years ended December 31, 2008, 2007 and 2006, the U.S. Government was responsible for approximately 90% of rental income.

Note 6. Indebtedness

              At December 31, 2008 and 2007, outstanding indebtedness included the following (dollars in thousands):

	December 31,
	2008	2007
Mortgage note payable, due 2008 at 8.00%	$—	$1,891
Mortgage note payable, due 2009 at 5.17%	134	1,701

	$134	$3,592

              In November 2008 the mortgage note payable due 2008 was repaid in full.

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

Notes to Combined Financial Statements (Continued)

Note 7. Fair Value of Financial Instruments

              Financial instruments include cash and cash equivalents, restricted cash, rents receivable, mortgage notes payable, accounts payable, other accrued expenses and security deposits. At December 31, 2008 and 2007, the fair values of financial instruments were not materially different from their carrying values.

Note 8. Selected Quarterly Financial Data (Unaudited)

              The following is a summary of the unaudited quarterly results of operations for 2008, 2007 and 2006 (dollars in thousands):

	2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Rental income	$18,657	$18,862	$18,438	$19,468
Net income	8,071	8,340	7,227	8,169

	2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Rental income	$17,953	$18,300	$18,176	$18,621
Net income	7,897	7,889	8,126	8,187

	2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Rental income	$17,482	$17,501	$17,995	$17,883
Net income	7,725	7,515	7,718	7,552

Note 9. Subsequent Events

              In January 2009, the mortgage note payable due 2009 was repaid in full.

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2008
(dollars in thousands)

			Initial Cost to Company			Cost Amount Carried at Close of Period
Location	State	Encumbrances	Land	Buildings and Equipment	Costs Capitalized Subsequent to Acquisition	Land	Buildings and Equipment	Total(1)	Accumulated Depreciation(2)	Date Acquired	Original Construction Date
Phoenix	AZ	$—	$2,687	$11,532	$1,253	$2,729	$12,743	$15,472	$3,549	5/15/97	1997
San Diego	CA	—	2,916	12,456	1,044	2,969	13,447	16,416	3,964	3/31/97	1994
San Diego	CA	—	4,269	18,316	800	4,347	19,038	23,385	5,566	3/31/97	1996
San Diego	CA	—	685	5,530	100	685	5,630	6,315	905	6/24/02	1986
Fresno	CA	—	7,276	61,118	8	7,277	61,125	68,402	9,741	8/29/02	1971
Golden	CO	—	494	152	6,098	495	6,249	6,744	1,655	3/31/97	1997
Lakewood	CO	—	936	9,160	406	936	9,566	10,502	1,558	10/11/02	1981
Lakewood	CO	—	915	9,106	477	915	9,583	10,498	1,549	10/11/02	1981
Lakewood	CO	—	1,035	9,271	192	1,036	9,462	10,498	1,488	10/11/02	1981
Washington	DC	—	12,008	51,528	31,035	12,227	82,344	94,571	23,859	3/31/97	1996
Atlanta	GA	—	1,521	11,826	—	1,521	11,826	13,347	1,318	7/16/04	1967
Atlanta	GA	—	1,713	7,649	157	1,713	7,806	9,519	885	7/16/04	2000
Atlanta	GA	—	372	3,600	57	372	3,657	4,029	407	7/16/04	1968
Atlanta	GA	—	364	3,527	61	364	3,588	3,952	401	7/16/04	1968
Atlanta	GA	—	425	4,119	82	425	4,201	4,626	466	7/16/04	1968
Atlanta	GA	—	1,122	10,867	113	1,122	10,980	12,102	1,233	7/16/04	2001
Germantown	MD	—	2,305	9,890	1,297	2,347	11,145	13,492	2,968	3/31/97	1995
Rockville	MD	—	3,251	29,258	3,340	3,248	32,601	35,849	8,875	2/2/98	1986
Baltimore	MD	—	900	8,097	696	901	8,792	9,693	2,218	10/15/98	1989
Roseville	MN	—	672	6,045	1,032	672	7,077	7,749	1,587	12/1/99	1987
Kansas City	MO	—	1,443	6,193	2,978	1,780	8,834	10,614	2,472	3/31/97	1995
Buffalo	NY	134	4,405	18,899	1,619	4,485	20,438	24,923	6,282	3/31/97	1994
Columbia	SC	—	659	5,622	20	659	5,642	6,301	370	5/10/06	1985
Waco	TX	—	2,030	8,708	542	2,060	9,220	11,280	2,507	12/23/97	1997
Falls Church	VA	—	3,456	14,828	4,444	3,520	19,208	22,728	5,182	3/31/97	1993
Richland	WA	—	2,515	11,101	93	2,587	11,122	13,709	3,267	3/31/97	1995
Richland	WA	—	1,455	5,934	327	1,455	6,261	7,716	1,857	3/31/97	1995
Falling Waters	WV	—	906	3,886	288	922	4,158	5,080	1,282	3/31/97	1993
Cheyenne	WY	—	1,915	8,217	831	1,950	9,013	10,963	2,623	3/31/97	1995

		$134	$64,650	$366,435	$59,390	$65,719	$424,756	$490,475	$100,034

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2007
(dollars in thousands)

			Initial Cost to Company			Cost Amount Carried at Close of Period
Location	State	Encumbrances	Land	Buildings and Equipment	Costs Capitalized Subsequent to Acquisition	Land	Buildings and Equipment	Total(1)	Accumulated Depreciation(2)	Date Acquired	Original Construction Date
Phoenix	AZ	$—	$2,687	$11,532	$853	$2,729	$12,343	$15,072	$3,243	5/15/97	1997
San Diego	CA	—	2,916	12,456	1,044	2,969	13,447	16,416	3,596	3/31/97	1994
San Diego	CA	—	4,269	18,316	800	4,347	19,038	23,385	5,060	3/31/97	1996
San Diego	CA	—	685	5,530	—	685	5,530	6,215	766	6/24/02	1986
Fresno	CA	—	7,276	61,118	8	7,277	61,125	68,402	8,213	8/29/02	1971
Golden	CO	—	494	152	6,069	495	6,220	6,715	1,494	3/31/97	1997
Lakewood	CO	—	936	9,160	363	936	9,523	10,459	1,271	10/11/02	1981
Lakewood	CO	—	915	9,106	431	915	9,537	10,452	1,269	10/11/02	1981
Lakewood	CO	—	1,035	9,271	192	1,036	9,462	10,498	1,243	10/11/02	1981
Washington	DC	—	12,008	51,528	30,771	12,227	82,080	94,307	20,829	3/31/97	1996
Atlanta	GA	—	1,521	11,826	—	1,521	11,826	13,347	1,022	7/16/04	1967
Atlanta	GA	—	1,713	7,649	157	1,713	7,806	9,519	684	7/16/04	2000
Atlanta	GA	—	372	3,600	57	372	3,657	4,029	314	7/16/04	1968
Atlanta	GA	—	364	3,527	61	364	3,588	3,952	309	7/16/04	1968
Atlanta	GA	—	425	4,119	82	425	4,201	4,626	361	7/16/04	1968
Atlanta	GA	—	1,122	10,867	90	1,122	10,957	12,079	951	7/16/04	2001
Germantown	MD	—	2,305	9,890	1,098	2,347	10,946	13,293	2,714	3/31/97	1995
Rockville	MD	—	3,251	29,258	2,719	3,248	31,980	35,228	7,799	2/2/98	1986
Baltimore	MD	—	900	8,097	435	901	8,531	9,432	1,956	10/15/98	1989
Roseville	MN	—	672	6,045	981	672	7,026	7,698	1,360	12/1/99	1987
Kansas City	MO	—	1,133	5,743	2,945	1,470	8,351	9,821	2,192	3/31/97	1995
Buffalo	NY	1,701	4,405	18,899	1,617	4,485	20,436	24,921	5,633	3/31/97	1994
Columbia	SC	—	659	5,622	20	659	5,642	6,301	229	5/10/06	1985
Waco	TX	—	2,030	8,708	542	2,060	9,220	11,280	2,258	12/23/97	1997
Falls Church	VA	—	3,456	14,828	4,438	3,520	19,202	22,722	4,429	3/31/97	1993
Richland	WA	1,891	2,515	11,101	236	2,587	11,265	13,852	3,108	3/31/97	1995
Richland	WA	—	1,455	5,934	403	1,455	6,337	7,792	1,763	3/31/97	1995
Falling Waters	WV	—	906	3,886	521	922	4,391	5,313	1,135	3/31/97	1993
Cheyenne	WY	—	1,915	8,217	819	1,950	9,001	10,951	2,344	3/31/97	1995

		$3,592	$64,340	$365,985	$57,752	$65,409	$422,668	$488,077	$87,545

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
(dollars in thousands)

              Analysis of the carrying amount of real estate properties and accumulated depreciation:

	Real Estate Properties	Accumulated Depreciation
Balance at January 1, 2006	$474,361	$63,768
Additions	11,852	11,780
Disposals	—	—

Balance at December 31, 2006	486,213	75,548
Additions	2,184	12,317
Disposals	(320)	(320)

Balance at December 31, 2007	488,077	87,545
Additions	2,554	12,645
Disposals	(156)	(156)

Balance at December 31, 2008	$490,475	$100,034

(1)
Excludes value of real estate intangibles.

(2)
Depreciation on buildings and improvements is provided for periods ranging up to 40 years and on equipment up to 12 years.

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

Unaudited Condensed Combined Balance Sheets

(dollars in thousands)

	March 31, 2009	December 31, 2008
ASSETS
Real estate properties:
Land	$65,719	$65,719
Buildings and improvements	424,817	424,756

	490,536	490,475
Accumulated depreciation	(102,675)	(100,034)

	387,861	390,441
Acquired real estate leases, net	9,662	10,071
Cash and cash equivalents	1,566	97
Restricted cash	—	1,334
Deferred leasing costs, net	1,646	1,757
Rents receivable	15,108	14,593
Other assets, net	1,316	1,481

Total assets	$417,159	$419,774

LIABILITIES AND OWNERSHIP INTEREST
Mortgage notes payable	$—	$134
Accounts payable and accrued expenses	2,564	3,036
Acquired real estate lease obligations, net	2,951	3,151

	5,515	6,321
Ownership interest	411,644	413,453

Total liabilities and ownership interest	$417,159	$419,774

See accompanying notes

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

Unaudited Condensed Combined Statements of Income

(dollars in thousands)

	Three Months Ended March 31,
	2009	2008
Rental income	$19,242	$18,657

Expenses:
Real estate taxes	2,106	1,958
Utility expenses	1,521	1,511
Other operating expenses	2,798	2,879
Depreciation and amortization	3,564	3,498
General and administrative	741	746

Total expenses	10,730	10,592

Operating income	8,512	8,065
Interest income	—	62
Interest expense	—	(56)

Net income	$8,512	$8,071

See accompanying notes

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

Unaudited Condensed Combined Statements of Cash Flows

(dollars in thousands)

	Three Months Ended March 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,512	$8,071
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	3,478	3,401
Change in assets and liabilities:
Decrease (increase) in restricted cash	1,334	(563)
Increase in deferred leasing costs	—	(131)
Increase in rents receivable	(515)	(233)
Decrease in other assets	165	434
Decrease in accounts payable and accrued expenses	(472)	(642)

Cash provided by operating activities	12,502	10,337

CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate acquisitions and improvements	(578)	(783)

Cash used for investing activities	(578)	(783)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of mortgage loans	(134)	(384)
Equity distributions	(10,321)	(8,520)

Cash used for financing activities	(10,455)	(8,904)

Increase in cash and cash equivalents	1,469	650
Cash and cash equivalents at beginning of period	97	66

Cash and cash equivalents at end of period	$1,566	$716

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$—	$20

See accompanying notes

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

Notes to Unaudited Condensed Combined Financial Statements

Note 1. Organization

              The condensed combined financial statements of Certain Government Properties (the "Properties") include the combined accounts of 29 properties having approximately 3.3 million square feet, majority leased to the U.S. government and several states, and certain related assets and liabilities, located in 14 states and the District of Columbia as if the Properties were owned in an entity separate from HRPT Properties Trust and its subsidiaries (collectively "HRPT"). However, the Properties do not constitute a legal entity.

              Government Properties Income Trust and its consolidated subsidiary collectively, (the "Company") is a Maryland real estate investment trust, or REIT, which was organized on February 17, 2009. The Company is a wholly owned subsidiary of HRPT. The Company is in the process of an initial public offering pursuant to which it intends to sell approximately 10.0 million shares to the public (the "Offering"). The Company has filed a Form S-11 registration statement with the Securities and Exchange Commission in connection with the Offering. On April 24, 2009, the Company acquired (through contribution from HRPT to a subsidiary of the Company) 100% ownership of the Properties.

              The Properties are wholly owned by HRPT, along with approximately 500 other properties. HRPT manages and controls its cash management function through a series of centralized accounts. As a result, the cash receipts, or contributions, and the cash disbursements, or distributions, for the Properties have been commingled with the contributions and distributions of HRPT's other properties on a daily basis.

Note 2. Basis of Presentation

              All of the Properties are owned directly or indirectly by HRPT and HRPT's historical basis in the Properties has been presented. Substantially all of the rental income received by HRPT from the tenants of the Properties is deposited in and commingled with HRPT's general corporate funds. Certain capital investments and other cash requirements of the Properties were paid by HRPT and were charged directly to the Properties. General and administrative costs of HRPT were allocated to the Properties based on the historical costs of its real estate investments as a percentage of HRPT's historical cost of all of HRPT's real estate investments. In the opinion of management, the method for allocating general and administrative expenses is reasonable. However, actual expenses may have been different from allocated expenses if the Properties had operated as a stand alone entity, and such differences might be material.

              The accompanying consolidated financial statements of Certain Government Properties and its subsidiaries have been prepared without audit. Certain information and footnote disclosures required by accounting principles generally accepted in the United States, or GAAP, for complete financial statements have been condensed or omitted. We believe the disclosures made are adequate to make the information presented not misleading. However, the accompanying financial statements should be read in conjunction with the financial statements and notes contained in our financial statements for the year ended December 31, 2008. In the opinion of management, all adjustments, which include only normal recurring adjustments considered necessary for a fair presentation, have been included. All intercompany transactions and balances between Certain Government Properties and its subsidiaries have been eliminated. Operating results for interim periods are not necessarily indicative of the results that may be expected for the full year. Reclassifications have been made to the prior years' financial statements to conform to the current year's presentation.

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

Notes to Unaudited Condensed Combined Financial Statements (Continued)

Note 3. New Accounting Pronouncements

              In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), "Business Combinations," or SFAS 141(R). SFAS 141(R) establishes principles and requirements for how the acquirer shall recognize and measure in its financial statements the identifiable assets acquired, liabilities assumed, any noncontrolling interest in the acquiree and goodwill acquired in a business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. We adopted SFAS 141(R) on January 1, 2009 and now include certain costs related to property acquisitions in general and administrative expenses.

Note 4. Real Estate Properties

              These financial statements include 29 properties representing an aggregate gross investment of $490.5 million. These properties are generally leased on a gross lease or modified gross lease basis pursuant to fixed term operating leases expiring between 2009 to 2020. These gross leases and modified gross leases require the Company to pay all or some property operating expenses and to provide all or most property management services. There was no commitments for expenditures related to approximately 36,818 square feet of leases executed during the three months ended March 31, 2009. Committed but unspent tenant related obligations based on executed leases as of March 31, 2009, were $1.07 million.

              The future minimum lease payments scheduled to be received during the current terms of the existing leases as of March 31, 2009, are approximately $49.0 million in 2009, $64.5 million in 2010, $62.6 million in 2011, $46.0 million in 2012, $24.6 million in 2013 and $55.8 million thereafter.

Note 5. Transactions with Affiliates

              For all periods presented in these condensed combined financial statements, we allocated general and administrative costs based on the historical cost of the properties included in these combined financial statements as a percentage of HRPT's historical cost of all its properties. Included in the allocation of general and administrative costs are expenses related to HRPT's business management agreement with Reit Management & Research LLC, or RMR. RMR is beneficially owned by Barry M. Portnoy, one of HRPT's and the Company's Managing Trustees, and Adam D. Portnoy, the Company's President and the other Managing Trustee of HRPT and the Company. HRPT pays business management base fees to RMR based on a formula amount of the historical gross invested assets of HRPT plus an incentive fee payable in common shares of HRPT based on a formula. Business management base fees allocated to the Properties during the three months ended March 31, 2009 and 2008 were approximately $626,000 and $626,000, in each period. HRPT also has a property management agreement with RMR. Property management fees paid by HRPT with respect to the Properties generally equal 3% of the gross rents received at the Properties and these fees are included in other operating expenses in the accompanying combined statements of income. These property management fees totaled approximately $573,000 and $552,000 for the three months ended March 31, 2009 and 2008, respectively. Concurrent with the Offering, the Company will enter into separate agreements with RMR on substantially similar terms as the business and property management agreements between HRPT and RMR.

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

Notes to Unaudited Condensed Combined Financial Statements (Continued)

Note 6. Tenant Concentration

              During the three months ended March 31, 2009 and 2008, the United States Government was responsible for approximately 89% and 90% of our rental income, respectively.

Note 7. Indebtedness

              At March 31, 2009 and December 31, 2008, outstanding indebtedness included the following (dollars in thousands):

	March 31, 2009	December 31, 2008
Mortgage note payable, due 2009 at 5.17%	—	$134

	$—	$134

              In January 2009, the mortgage note payable due 2009 was paid in full.

Note 8. Fair Value of Financial Instruments

              Financial instruments include cash and cash equivalents, restricted cash, rents receivable, mortgage notes payable, accounts payable, other accrued expenses and security deposits. At March 31, 2009 and December 31, 2008, the fair values of financial instruments were not materially different from their carrying values.

Note 8. Subsequent Events

              On April 23, 2009, Government Properties Income Trust, LLC, (the "LLC"), a wholly owned subsidiary of the Company, was formed. On April 24, 2009, HRPT contributed the Properties to the LLC. The Company entered into a $250 million credit agreement with a group of lenders, secured by all of the Properties. Amounts outstanding under the credit agreement bear interest at a rate, at the Company's option, of (i) LIBOR (subject to a floor of 2%) plus a margin ranging from 3.00% to 3.75% based on the Company's consolidated leverage ratio or (ii) a base rate equal to the greater of Federal Funds Rate plus 0.50% or of Bank of America, N.A.'s prime rate plus a margin ranging from 2.00% to 2.75%, based on the Company's consolidated leverage ratio. On April 24, 2009 the Company drew $250 million on the credit facility and distributed the proceeds to HRPT.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholder of Government Properties Income Trust

              We have audited the accompanying balance sheet of Government Properties Income Trust as of February 20, 2009. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

              We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

              In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Government Properties Income Trust at February 20, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
February 20, 2009

GOVERNMENT PROPERTIES INCOME TRUST

Balance Sheet

February 20, 2009

(dollars in thousands, except share amounts)

ASSETS
Cash	$4,500
Other assets	500

Total assets	$5,000

LIABILITIES AND SHAREHOLDER'S EQUITY
Commitments and contingencies	—
Common shares of beneficial interest, $0.01 par value per share; 25,000,000 shares authorized; 9,950,000 shares issued and outstanding	$100
Additional paid in capital	4,900

Total shareholder's equity	$5,000

See accompanying notes

GOVERNMENT PROPERTIES INCOME TRUST

Notes to Balance Sheet

February 20, 2009

Note 1. Organization

              Government Properties Income Trust, a Maryland real estate investment trust, and its consolidated subsidiaries (collectively, the "Company"), was organized on February 17, 2009. The Company is a wholly owned subsidiary of HRPT Properties Trust ("HRPT"). In connection with the Company's formation, HRPT invested $5 million of cash and the Company issued 9,950,000 common shares of beneficial interest, $0.01 per share par value, of the Company to HRPT. The Company is in the process of preparing for an initial public offering pursuant to which it proposes to issue approximately 10.0 million shares to the public (the "Offering"). The Company intends to file a Form S-11 registration statement with the Securities and Exchange Commission in connection with the proposed Offering.

              The Company has had no operations since its formation. Prior to commencing the Offering, the Company expects to enter into certain transactions with HRPT and with a syndicate of banks whereby it will receive 29 properties, majority leased to the U.S. Government and several states, borrow $250 million from a bank syndicate and distribute those funds to HRPT. Thereafter, the Company will undertake the Offering and, if the Offering is successfully concluded, the Company will become a publicly owned real estate investment trust, or REIT, separate from HRPT which will focus upon owning and acquiring properties that are majority leased to the U.S. Government and several states.

Note 2. Summary of Significant Accounting Policies

              Use of Estimates.    Preparation of the balance sheet in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions, including but not limited to the estimates and assumptions set forth above, that may affect the amounts reported in the balance sheet and related notes. The actual results could differ from these estimates.

              Cash and Cash Equivalents.    Cash and short term investments with original maturities of three months or less at the date of purchase are carried at cost plus accrued interest.

              Other Assets.    Other assets include capitalized costs for financing fees and transaction costs associated with the closing of the Company's proposed secured credit facility. These capitalized costs will be amortized over the primary term of the proposed secured credit facility, which is 36 months.

              Fiscal Year-end.    The Company has adopted December 31 as its fiscal year end.

Note 3. Federal Income Tax

              The Company is currently a 100% owned subsidiary of HRPT, which is a REIT, under the Internal Revenue Code of 1986, as amended, or Code. Accordingly, the Company is a Qualified REIT Subsidiary and a disregarded entity for tax purposes. If the Offering is successfully concluded, the Company intends to qualify separately as a REIT and not to be subject to federal income taxes provided it distributes at least 90% of its REIT taxable income and meets certain other requirements for qualifying as a REIT under the Code. The Company may be subject to certain state and local taxes on its income and property.

Bureau of Reclamation
Four story office building
Built in 1981
Rentable square feet: approximately 71,000
Occupancy: 100%
Lakewood, Colorado

Department of Energy
Four story office building
Built in 1995
Rentable square feet: approximately 93,000
Occupancy: 100%
Richland, Washington

Centers for Disease Control
Six story office building
Built in 2000
Rentable square feet: approximately 150,000
Occupancy: 100%
Atlanta, Georgia

Internal Revenue Service
One story office building
Built in 1971
Rentable square feet: 530,000
Occupancy: 100%
Fresno, California

State of Maryland – Health & Mental Hygiene
Five story office building
Built in 1989
Rentable square feet: approximately 85,000
Occupancy: 100%
Baltimore, Maryland

       Through and including June 27, 2009, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

10,000,000 Shares

Government Properties Income Trust

Common Shares of Beneficial Interest

Joint Book-Running Managers

Merrill Lynch & Co.    Wachovia Securities    Morgan Stanley

Joint Lead Managers

Citi   Morgan Keegan & Company, Inc.   RBC Capital Markets   UBS Investment Bank

June 2, 2009